QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NEW YORK STOCK EXCHANGE, INC.,

ARCHIPELAGO HOLDINGS, INC.

and

SUCH OTHER PERSONS THAT BECOME SIGNATORIES HERETO
PURSUANT TO THE TERMS HEREOF

Dated as of April 20, 2005

TABLE OF CONTENTS

ARTICLE I

Formation of NYSE Merger Corporation Sub, Holdco, Holdco Subsidiaries and Trust

ARTICLE II

The Mergers, NYSE Regulation Transfer, NYSE Market Contribution and SIAC Distribution

2.1.	The Mergers	3
2.2.	Closing	4
2.3.	Effective Time	4
2.4.	NYSE Regulation Transfer	5
2.5.	The NYSE Market Contribution	6
2.6.	The SIAC Distribution	7
2.7.	Acknowledgements	7

ARTICLE III

Governing Documents at the Effective Time

3.1.	The Certificates of Incorporation and the Certificate of Formation	7
3.2.	The Bylaws and Limited Liability Company Agreement	8

ARTICLE IV

Officers and Directors at the Effective Time

4.1.	Board of Directors of Holdco at the Effective Time	8
4.2.	Officers of Holdco at the Effective Time	8
4.3.	Officers and Directors of the Surviving NYSE Entity and the Surviving Archipelago Entity	8
4.4.	Officers and Directors of NYSE Regulation	9
4.5.	Officers and Directors of NYSE Market	9

i

ARTICLE IV

Effect of the Mergers on Membership Interests and Capital Stock

5.1.	Effect on Membership Interests	9
5.2.	Effect on Archipelago Common Stock	11
5.3.	Exchange of Certificates	13
5.4.	Restrictions on Equity Issuances	16

ARTICLE VI

Representations and Warranties

6.1.	Representations and Warranties of NYSE	16
6.2.	Representations and Warranties of Archipelago	26

ARTICLE VII

Covenants

7.1.	Interim Operations	35
7.2.	Acquisition Proposals	38
7.3.	Preparation of Proxy Statements; Information Supplied	40
7.4.	Members Meeting; Stockholders Meeting	41
7.5.	Reasonable Best Efforts; Regulatory Filings and Other Actions	42
7.6.	Access	44
7.7.	Affiliates	45
7.8.	Exchange Listing and De-listing	45
7.9.	Publicity	45
7.10.	Employment and Benefit Levels	45
7.11.	Taxation	46
7.12.	Expenses	46
7.13.	Indemnification; Directors' and Officers' Insurance	46
7.14.	Other Actions by NYSE and Archipelago	48
7.15.	Termination of Membership Leases and NYSE Trading Rights	48
7.16.	NYSE Employee Pool of Holdco Shares	49
7.17.	Cash Dividends Prior to the Effective Time	49
7.18.	Adjustments to Measured Cash	50
7.19.	Certain Tax Matters	51

ARTICLE VIII

Conditions

8.1.	Conditions to Each Party's Obligation to Effect the Mergers	52
8.2.	Conditions to Obligations of Archipelago	53
8.3.	Conditions to Obligation of NYSE	53

ii

ARTICLE IX

Termination

9.1.	Termination by Mutual Consent	54
9.2.	Termination by Either Archipelago or NYSE	55
9.3.	Termination by NYSE	55
9.4.	Termination by Archipelago	56
9.5.	Effect of Termination and Abandonment; Termination Fee and Expense Reimbursement	57

ARTICLE X

Miscellaneous and General

10.1.	Survival	59
10.2.	Modification or Amendment	59
10.3.	Waiver of Conditions	59
10.4.	Counterparts	59
10.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	59
10.6.	Notices	60
10.7.	Entire Agreement	61
10.8.	No Third-Party Beneficiaries	61
10.9.	Obligations of Archipelago and of NYSE	61
10.10.	Transfer Taxes	61
10.11.	Definitions	61
10.12.	Severability	61
10.13.	Interpretation; Construction	61
10.14.	Assignment	61

Exhibit A—Form of Support and Lock-Up Agreement for Goldman Sachs
Exhibit B—Form of Support and Lock-Up Agreement for General Atlantic
Exhibit C—Form of Support and Lock-Up Agreement for GSP, LLC
Exhibit D—Knowledge of NYSE
Exhibit E—Knowledge of Archipelago

iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 20, 2005, is by and among New York Stock Exchange, Inc., a New York Type A not-for-profit corporation ("NYSE"), Archipelago Holdings, Inc., a Delaware corporation ("Archipelago"), and such other Persons that become signatories hereto pursuant to the terms hereof.

RECITALS

        WHEREAS, the Boards of Directors of NYSE and Archipelago have approved this Agreement, and deem it advisable and in the best interests of each corporation and their respective members (in the case of NYSE) and stockholders (in the case of Archipelago) to consummate the Mergers, on the terms and subject to the conditions set forth in this Agreement, pursuant to which (a) in the NYSE Corporation Merger, each membership interest in NYSE issued and outstanding immediately prior to the NYSE Corporation Merger Effective Time shall be converted into a share of common stock of NYSE Merger Corporation Sub and cash, (b) in the NYSE LLC Merger, each share of common stock of NYSE Merger Corporation Sub issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of common stock of Holdco, and (c) in the Archipelago Merger, each share of common stock of Archipelago issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of common stock of Holdco;

        WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to NYSE's willingness to enter into this Agreement, NYSE and certain beneficial owners of Archipelago Shares are entering into the support and lockup agreements, of even date herewith, copies of which are attached hereto as Exhibits A, B and C (the "Support and Lock-Up Agreements"), pursuant to which, among other things, such beneficial owners of Archipelago Shares have agreed to (a) vote all Archipelago Shares beneficially owned by them in favor of the adoption of this Agreement, (b) not to sell or otherwise transfer any Archipelago Shares beneficially owned by them prior to the termination of the applicable Support and Lock-Up Agreement in accordance with its terms, and (c) not to transfer or sell any shares of capital stock of Holdco that they receive in the Archipelago Merger for the period of time specified therein;

        WHEREAS, it is intended that, for United States federal income tax purposes, each of the NYSE Mergers shall qualify as a "reorganization" under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the NYSE LLC Merger and the Archipelago Merger, taken together, qualify as a transaction described in Section 351 of the Code; and

        WHEREAS, each of NYSE and Archipelago desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Formation of NYSE Merger Corporation Sub, Holdco, Holdco Subsidiaries and Trust

        1.1.    Organization of NYSE Merger Corporation Sub.

          (a)   As promptly as practicable following the execution of this Agreement, NYSE shall organize a new corporation ("NYSE Merger Corporation Sub") under the laws of the State of Delaware for the purpose of effectuating the NYSE Corporation Merger and the other transactions contemplated hereby. The certificate of incorporation and bylaws of NYSE Merger Corporation Sub shall be in such forms as determined by NYSE as soon as practicable following the execution of this Agreement. The authorized capital stock of NYSE Merger Corporation Sub shall initially consist of 100 shares of common stock, par value $0.01 per share (the "NYSE Merger Corporation Sub Shares"), all of which shares shall be issued to NYSE at a price of $1.00 per share.

          (b)   Prior to the Effective Time, the directors and officers of NYSE Merger Corporation Sub shall be as designated and elected by NYSE. NYSE shall cause the directors of NYSE Merger Corporation Sub to ratify and approve this Agreement.

        1.2.    Organization of Holdco.

          (a)   As promptly as practicable following the execution of this Agreement, NYSE and Archipelago shall cause a new corporation ("Holdco") to be organized under the laws of the State of Delaware. The certificate of incorporation and bylaws of Holdco shall be in such forms as determined by NYSE as soon as practicable following the execution of this Agreement; provided that Archipelago shall have provided its consent to such forms, such consent not to be unreasonably withheld or delayed and subject to Section 7.5(a). The authorized capital stock of Holdco shall initially consist of 100 shares of Class A common stock, par value $0.01 per share (the "Holdco Common Stock"), of which one share shall be issued to NYSE and one share shall be issued to Archipelago.

          (b)   Prior to the Effective Time, the directors and officers of Holdco shall consist of equal numbers of representatives of NYSE and Archipelago and shall be as designated and elected by NYSE and Archipelago. NYSE and Archipelago shall take all requisite action to cause the directors and officers of Holdco as of the Effective Time to be as provided in Article IV of this Agreement. Each such director and officer shall remain in office until his or her successors are duly designated in accordance with Article IV of this Agreement and the certificate of incorporation and bylaws of Holdco.

        1.3.    Organization of Holdco Subsidiaries.    As promptly as practicable following the execution of this Agreement and prior to the Effective Time, Holdco shall cause to be organized for the sole purpose of effectuating the Mergers, the NYSE Market Contribution and the SIAC Distribution contemplated herein:

          (a)   a limited liability company organized under the laws of the State of New York ("NYSE Merger LLC Sub") that is disregarded as an entity separate from Holdco for United States federal income tax purposes; the certificate of formation and limited liability company agreement of NYSE Merger LLC Sub shall be in such forms as determined by NYSE as soon as practicable following the execution of this Agreement (provided that Archipelago shall have provided its consent to such forms, such consent not to be unreasonably withheld or delayed and subject to Section 7.5(a)); prior to the Effective Time, the managers of NYSE Merger LLC Sub shall consist of representatives of NYSE and shall be as designated and elected by NYSE; and the authorized limited liability company interests of NYSE Merger LLC Sub shall initially consist of 100 interests (the "NYSE Merger LLC Sub Shares"), all of which interests shall be issued to Holdco at a price of $1.00 per interest;

          (b)   a corporation organized under the laws of the State of Delaware ("Archipelago Merger Sub" and, together with NYSE Merger LLC Sub, the "Merger Subsidiaries"); the certificate of incorporation and bylaws of Archipelago Merger Sub shall be in such forms as determined by Archipelago as soon as practicable following the execution of this Agreement (provided that NYSE shall have provided its consent to such forms, such consent not to be unreasonably withheld or delayed and subject to Section 7.5(a)); the directors and officers of Archipelago Merger Sub shall consist of representatives of Archipelago and shall be as designated and elected by Archipelago; and the authorized capital stock of Archipelago Merger Sub shall initially consist of 100 shares of common stock, par value $0.01 per share (the "Archipelago Merger Sub Shares"), all of which shares shall be issued to Holdco at a price of $1.00 per share; and

          (c)   a corporation organized under the laws of the State of Delaware ("NYSE Market"); the certificate of incorporation and bylaws of NYSE Market shall be in such forms as shall be determined by NYSE as soon as practicable following the execution of this Agreement (provided that Archipelago shall have provided its consent to such forms, such consent not to be unreasonably withheld or delayed and subject to Section 7.5(a)); the directors and officers of NYSE Market shall consist of representatives of NYSE and shall be as designated and elected by NYSE; and the authorized capital stock of NYSE Market shall initially consist of 100 shares of common stock, par value $0.01 per share, all of which interests shall be issued to NYSE Merger LLC Sub at a price of $1.00 per share.

        1.4.    Actions of Directors and Officers of Holdco.    As promptly as practicable following the execution of this Agreement, NYSE and Archipelago shall take all requisite action to designate the directors and officers of Holdco in accordance with Section 1.2(b) of this Agreement, and directors, managers and officers, as appropriate, of each of the Merger Subsidiaries and NYSE Market in accordance with Section 1.3 of this Agreement, and to take such steps as may be necessary or appropriate to complete the organization of Holdco, the Merger Subsidiaries and NYSE Market. NYSE and Archipelago shall cause the directors of Holdco to ratify and approve this Agreement, and the directors and managers, as appropriate, of each of the Merger Subsidiaries and NYSE Market to ratify and approve this Agreement and any other agreement required to effect the Mergers.

        1.5.    Actions of NYSE and Archipelago.

          (a)   As promptly as practicable following the execution of this Agreement, NYSE and Archipelago, as the holders of all the outstanding shares of Holdco Common Stock, shall adopt this Agreement and shall cause Holdco, as the sole stockholder and member, as appropriate, of each of the Merger Subsidiaries and NYSE Market, to adopt this Agreement. Each of NYSE and Archipelago shall cause Holdco, and Holdco shall cause each of the Merger Subsidiaries and NYSE Market, to perform their respective obligations under this Agreement. As promptly as practicable after the date hereof, the parties shall cause this Agreement to be amended to add Holdco, the Merger Subsidiaries and NYSE Market as parties hereto, and each Merger Subsidiary shall become a constituent entity in its respective Merger.

          (b)   NYSE and Archipelago shall cause Holdco, each of the Merger Subsidiaries and NYSE Market to take all such actions as to ensure that it has authorized sufficient shares of their respective membership interests or capital stock, as appropriate, so as to effect the transactions contemplated by Article V of this Agreement.

          (c)   NYSE shall cause NYSE Merger Corporation Sub to take all such actions as to ensure that it has authorized sufficient shares of its capital stock so as to effect the transactions contemplated by Article V of this Agreement.

ARTICLE II

The Mergers, NYSE Regulation Transfer, NYSE Market Contribution and SIAC Distribution

        2.1.    The Mergers.    Upon the terms and subject to the conditions set forth in this Agreement:

          (a)   Prior to the Effective Time, NYSE shall be merged with and into NYSE Merger Corporation Sub (the "NYSE Corporation Merger"), and the separate corporate existence of NYSE shall thereupon cease. NYSE Merger Corporation Sub shall be the surviving corporation in the NYSE Corporation Merger and shall continue its corporate existence under the laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises.

          (b)   At the Effective Time, concurrently with the Archipelago Merger and after the completion of the NYSE Corporation Merger, NYSE Merger Corporation Sub shall be merged with and into NYSE Merger LLC Sub (the "NYSE LLC Merger" and, together with the NYSE Corporation Merger, the "NYSE Mergers"), and the separate corporate existence of NYSE Merger Corporation Sub shall thereupon cease. NYSE Merger LLC Sub shall be the surviving entity in the NYSE LLC Merger (the "Surviving NYSE Entity") and shall continue its existence under the laws of the State of New York, with all its rights, privileges, immunities, powers and franchises. After the NYSE Mergers, the Surviving NYSE Entity shall continue to be a wholly owned subsidiary of Holdco.

          (c)   At the Effective Time, concurrently with the NYSE LLC Merger, Archipelago Merger Sub shall be merged with and into Archipelago (the "Archipelago Merger"), and the separate corporate existence of Archipelago Merger Sub shall thereupon cease. Archipelago shall be the surviving corporation in the Archipelago Merger (the "Surviving Archipelago Entity") and shall continue its corporate existence under the laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises. As a result of the Archipelago Merger, the Surviving Archipelago Entity shall become a wholly owned subsidiary of Holdco.

          (d)   The NYSE Mergers and the Archipelago Merger are together referred to herein as the "Mergers". The NYSE Corporation Merger shall have the effects specified in the New York Not-For-Profit Corporation Law, as amended (the "N-PCL") and the Delaware General Corporation Law, as amended (the "DGCL"); the NYSE LLC Merger shall have the effects specified in the DGCL and the New York Limited Liability Company Act, as amended (the "NYLLCA"); and the Archipelago Merger shall have the effects specified in the DGCL.

        2.2.    Closing.    Unless otherwise mutually agreed in writing between NYSE and Archipelago, the closing for the Mergers (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 11:59 p.m. on the last business day (the "Closing Date") of the week in which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, unless another time, date or place is agreed to in writing.

        2.3.    Effective Time.

          (a)   As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in ARTICLE VIII, on the Closing Date, the parties shall file the Certificates of Merger with the Secretary of State of New York and the Secretary of State of the State of Delaware, as appropriate, in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the N-PCL, NYLLCA and DGCL, as appropriate, and make all other filings or recordings required under the N-PCL, NYLLCA and DGCL, as appropriate.

          (b)   The Mergers shall become effective at (i) the date and time on which (A) in the case of the NYSE Corporation Merger, the certificate of merger relating to the NYSE Corporation Merger (the "NYSE Corporation Certificate of Merger"), (B) in the case of the NYSE LLC Merger, the certificate of merger relating to the NYSE LLC Corporation Merger (the "NYSE LLC Certificate of Merger") and (C) in the case of the Archipelago Merger, the certificate of merger relating to the Archipelago Merger (the "Archipelago Certificate of Merger" and, together with the NYSE Corporation Certificate of Merger and the NYSE LLC Certificate of Merger, the "Certificates of Merger") are duly filed with the Secretary of State of New York and the Secretary of State of Delaware, in each case as required to effect such merger, or (ii) such subsequent time as NYSE and Archipelago shall agree and as shall be specified in the Certificates of Merger; provided that the NYSE LLC Certificate of Merger and the Archipelago Certificate of Merger shall be filed requesting the same effective time (such time that the NYSE LLC Merger and the Archipelago Merger shall become effective being the "Effective Time"). The time that the NYSE Corporation Merger shall become effective shall be referred to as the "NYSE Corporation Merger Effective Time".

        2.4.    NYSE Regulation Transfer.

          (a)   Immediately after the Effective Time, the Surviving NYSE Entity may, in its discretion, take such actions to cause the formation of a Type A not-for-profit corporation organized under the laws of the State of New York ("NYSE Regulation"), which shall not be a Subsidiary of Holdco or any of its Subsidiaries and whose Board of Directors shall include non-management members of the Board of Directors of Holdco immediately after the Effective Time and the Chief Executive Officer of NYSE Regulation, which shall be the Chief Regulatory Officer of NYSE immediately prior to the Effective Time. The certificate of incorporation and bylaws of NYSE Regulation shall be in such forms as shall be determined by NYSE following the execution of this Agreement (provided that Archipelago shall have provided its consent to such forms, such consent not to be unreasonably withheld or delayed and subject to Section 7.5(a)), and shall provide that, at all times, the members of the Board of Directors of NYSE Regulation shall include non-management members of the Board of Directors of Holdco and the Chief Executive Officer of NYSE Regulation from time to time.

          (b)   Immediately after the Effective Time, the Surviving NYSE Entity may, in its discretion, transfer, convey and deliver to NYSE Regulation all of the Surviving NYSE Entity's right, title and interest in, to and under the NYSE Regulation Assets, and simultaneously therewith, NYSE Regulation shall assume and agree faithfully to perform and discharge in due course in full all of the NYSE Regulation Liabilities in accordance with their respective terms (together, the "NYSE Regulation Transfer"). The time that the NYSE Regulation Transfer shall become effective shall be referred to as the "NYSE Regulation Transfer Effective Time".

          "NYSE Regulation Assets" means all assets, properties, rights, Contracts and claims, wherever located, whether tangible or intangible, real, personal or mixed, in each case primarily relating to the NYSE Regulation Activities, other than any SRO license; provided, however, that, prior to the Effective Time, NYSE may amend this definition of "NYSE Regulation Assets" if in NYSE's good-faith opinion such amendment is necessary or desirable (provided, further, that Archipelago shall have provided its consent to any such amendment, which consent shall not be unreasonably withheld or delayed and subject to Section 7.5(a)).

          "NYSE Regulation Activities" means the activity and role of monitoring and regulating the activities of NYSE's members, member firms and listed companies, as well enforcing compliance with NYSE's rules and federal securities laws, including the divisions of Market Surveillance, Member Firm Regulation, Enforcement, Listed Company Compliance, Risk Assessment Unit and Arbitration, in each case, as conducted by the Surviving NYSE Entity immediately prior to the NYSE Regulation Transfer; provided, however, that "NYSE Regulation Activities" shall not include the Hearing Board or the divisions of Regulatory Quality Review or Corporate Audit (all of which shall be retained by NYSE or transferred to Holdco).

          "NYSE Regulation Liabilities" means all obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether or not due or to become due or asserted or unasserted), in each case primarily relating to the NYSE Regulation Activities; provided, however, that, prior to the Effective Time, NYSE may amend this definition of "NYSE Regulation Liabilities" if in NYSE's good-faith opinion such amendment is necessary or desirable (provided, further, that Archipelago shall have provided its consent to any such amendment, which consent shall not be unreasonably withheld or delayed and subject to Section 7.5(a)).

          (c)   If the Surviving NYSE Entity shall have elected to effect the NYSE Regulation Transfer, to the extent that any transfer, conveyance, delivery or assumption referred to in Section 2.4 shall not have been consummated at or prior to the NYSE Regulation Transfer Effective Time, the Surviving NYSE Entity shall use commercially reasonable efforts and cooperate to effect such contribution, assignment, transfer, conveyance, delivery or assumption as promptly as commercially practicable following the NYSE Regulation Transfer Effective Time (including by seeking to obtain any necessary consents, approvals or waivers for, and to resolve any impediments to, the contribution, assignment, transfer, conveyance or delivery of such NYSE Regulation Assets or assumption of such NYSE Regulation Liabilities contemplated to be contributed, assigned, transferred, conveyed, delivered or assumed pursuant to this Section 2.4).

          (d)   If the Surviving NYSE Entity shall have elected to effect the NYSE Regulation Transfer, NYSE and/or one or more of its Affiliates will enter into a support agreement with NYSE Regulation, pursuant to which NYSE and/or one or more of its Affiliates, on the one hand, and NYSE Regulation, on the other hand, shall reimburse each other at cost for services rendered under such support agreement, on terms and subject to the conditions set forth therein.

        2.5.    The NYSE Market Contribution.

          (a)   Immediately after the Effective Time, the Surviving NYSE Entity may, in its discretion, contribute, assign, transfer, convey and deliver to NYSE Market all of the Surviving NYSE Entity's right, title and interest in, to and under the NYSE Market Assets, and simultaneously therewith and in consideration therefor, NYSE Market shall assume and agree faithfully to perform and discharge in due course in full all of the NYSE Market Liabilities in accordance with their respective terms (together, the "NYSE Market Contribution"). The time that the NYSE Market Contribution shall become effective shall be referred to as the "NYSE Market Contribution Effective Time".

          "NYSE Market Assets" means all assets, properties, rights, Contracts and claims, wherever located, whether tangible or intangible, real, personal or mixed (other than the NYSE Regulation Assets), but shall not include the Hearing Board, the division of Regulatory Quality Review or Corporate Audit or any SRO license (all of which shall be retained by NYSE or transferred to Holdco); provided, however, that, prior to the Effective Time, NYSE may amend this definition of "NYSE Market Assets" if in NYSE's good-faith opinion such amendment is necessary or desirable (provided, further, that Archipelago shall have provided its consent to any such amendment, which consent shall not be unreasonably withheld or delayed and subject to Section 7.5(a)).

          "NYSE Market Liabilities" means all obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether or not due or to become due or asserted or unasserted), arising from, relating to or in connection with the NYSE Market Assets; provided, however, that, prior to the Effective Time, NYSE may amend this definition of "NYSE Market Liabilities" if in NYSE's good-faith opinion such amendment is necessary or desirable (provided, further, that Archipelago shall have provided its consent to any such amendment, which consent shall not be unreasonably withheld or delayed and subject to Section 7.5(a)).

          (b)   Nothing herein shall be deemed to require the contribution, assignment, transfer, conveyance or delivery of any NYSE Regulation Assets or the NYSE Market Assets or the assumption of any NYSE Regulation Liabilities or any NYSE Market Liabilities that by their terms or by operation of law cannot be contributed, assigned, transferred, conveyed, delivered or assumed, or if such contribution, assignment, transfer, conveyance, delivery or assumption would result in a breach of any Contract to which the Surviving NYSE Entity or any of its Subsidiaries is a party.

          (c)   If the Surviving NYSE Entity shall have elected to effect the NYSE Market Contribution, to the extent that any contribution, assignment, transfer, conveyance, delivery or assumption referred to in Section 2.5(a) shall not have been consummated at or prior to the NYSE Market Contribution Effective Time, the Surviving NYSE Entity shall use commercially reasonable efforts and cooperate to effect such contribution, assignment, transfer, conveyance, delivery or assumption as promptly as commercially practicable following the NYSE Market Contribution Effective Time (including by seeking to obtain any necessary consents, approvals or waivers for, and to resolve any impediments to, the contribution, assignment, transfer, conveyance or delivery of such NYSE

  Market Assets or assumption of such NYSE Market Liabilities contemplated to be contributed, assigned, transferred, conveyed, delivered or assumed pursuant to this Section 2.5).

        2.6.    The SIAC Distribution.    Immediately after the Effective Time, the Surviving NYSE Entity may, in its discretion, distribute to Holdco all of the Surviving NYSE Entity's right, title and interest in, to and under the equity interests held by the Surviving NYSE Entity in the Securities Industries Automation Corporation ("SIAC" and such distribution, the "SIAC Distribution").

        2.7.    Acknowledgements.

          (a)   NYSE and Archipelago hereby agree and acknowledge that (i) NYSE may restructure the NYSE Mergers; provided that such restructuring shall not have an adverse impact on Archipelago or its stockholders and (ii) Archipelago may restructure the Archipelago Merger; provided that such restructuring shall not have an adverse impact on NYSE or its Members.

          (b)   NYSE and Archipelago hereby agree and acknowledge that none of the NYSE Regulation Transfer, the NYSE Market Contribution or the SIAC Distribution shall be deemed to be an integral part of the transactions contemplated by this Agreement and any inability to consummate the NYSE Regulation Transfer, the NYSE Market Contribution or the SIAC Distribution shall not give rise to a right, on either the part of Archipelago or NYSE, to terminate this Agreement or to decline to consummate the Mergers, nor shall it be considered in determining whether there has been, or is reasonably expected to be, a NYSE Material Adverse Effect or an Archipelago Material Adverse Effect.

ARTICLE III

Governing Documents at the Effective Time

        3.1.    The Certificates of Incorporation and the Certificate of Formation.

          (a)    Certificate of Incorporation of Holdco.    Subject to any required approval of the United States Securities and Exchange Commission (the "SEC"), NYSE and Archipelago shall take, and shall cause Holdco to take, all requisite action to cause the Certificate of Incorporation of Holdco to be substantially in such form as determined by NYSE immediately following the Effective Time (provided that Archipelago shall have provided its consent to such forms, such consent not to be unreasonably withheld or delayed and subject to Section 7.5(a)).

          (b)    Certificate of Formation of the Surviving NYSE Entity.    Subject to any required approval of the SEC, NYSE and Archipelago shall take, and shall cause NYSE LLC Merger Sub to take, all requisite action to cause the Certificate of Formation of the Surviving NYSE Entity immediately following the Effective Time to be the same as the Certificate of Formation of NYSE LLC Merger Sub immediately prior to the Effective Time.

          (c)    Certificate of Incorporation of the Surviving Archipelago Entity.    Subject to any required approval of the SEC, NYSE and Archipelago shall take all requisite action to cause the Certificate of Incorporation of the Surviving Archipelago Entity to be in such form as determined by NYSE immediately following the Effective Time (provided that Archipelago shall have provided its consent to such form, such consent not to be unreasonably withheld or delayed and subject to Section 7.5(a)) (the "New Archipelago Charter").

          (d)    Certificate of Incorporation of NYSE Regulation.    Subject to any required approval of the SEC, NYSE and Archipelago shall (to the extent within their control) take, and shall cause NYSE Regulation to take, all requisite action to cause the Certificate of Incorporation of NYSE Regulation immediately following the Effective Time to be in such form as shall be determined pursuant to Section 2.4(a).

          (e)    Certificate of Incorporation of NYSE Market.    Subject to any required approval of the SEC, NYSE and Archipelago shall take, and shall cause NYSE Market to take, all requisite action to cause the Certificate of Incorporation of NYSE Market immediately following the Effective Time to be in such form as shall be determined pursuant to Section 1.3(c).

        3.2.    The Bylaws and Limited Liability Company Agreement.

          (a)    Bylaws of Holdco.    Subject to any required approval of the SEC, NYSE and Archipelago shall take, and shall cause Holdco to take, all requisite action to cause the Bylaws of Holdco to be in such form as determined by NYSE immediately following the Effective Time (provided that Archipelago shall have provided its consent to such form, such consent not to be unreasonably withheld or delayed and subject to Section 7.5(a)).

          (b)    Limited Liability Company Agreement of the Surviving NYSE Entity.    Subject to any required approval of the SEC, NYSE and Archipelago shall take, and shall cause Holdco to take, all requisite action to cause the Limited Liability Company Agreement of the Surviving NYSE Entity to be in such form as determined by NYSE immediately following the Effective Time (provided that Archipelago shall have provided its consent to such form, such consent not to be unreasonably withheld or delayed and subject to Section 7.5(a)) (the "New NYSE Operating Agreement").

          (c)    Bylaws of the Surviving Archipelago Entity.    Subject to any required approval of the SEC, Archipelago shall take all requisite action to cause the bylaws of the Surviving Archipelago Entity immediately following the Effective Time to read the same as the bylaws of Archipelago in effect immediately prior to the Effective Time.

          (d)    Bylaws of NYSE Regulation.    Subject to any required approval of the SEC, NYSE and Archipelago shall take, and shall cause NYSE Regulation to take, all requisite action to cause the bylaws of NYSE Regulation immediately following the Effective Time to be in such form as shall be determined pursuant to Section 2.4(a).

          (e)    Bylaws of NYSE Market.    Subject to any required approval of the SEC, NYSE and Archipelago shall take, and shall cause NYSE Market to take, all requisite action to cause the bylaws of NYSE Market to be in such form as shall be determined pursuant to Section 1.3(c).

ARTICLE IV

Officers and Directors at the Effective Time

        4.1.    Board of Directors of Holdco at the Effective Time.

          (a)    Composition.    At the Effective Time, the Board of Directors of Holdco will consist of fourteen (14) members, three (3) of whom shall be designated by Archipelago at least 10 business days prior to the mailing of the Joint Proxy Statement/Prospectus and agreed upon by NYSE, and the remainder of whom shall be the directors of NYSE immediately prior to the Effective Time. If there are fewer than eleven (11) directors of NYSE immediately prior to the Effective Time, then NYSE shall designate the remaining members of the Board of Directors of Holdco that otherwise would not be filled pursuant to the foregoing sentence. Each of the members of the Board of Directors of Holdco, other than the Chief Executive Officer of NYSE, must satisfy NYSE's director independence policy in effect as of immediately prior to the Effective Time.

          (b)    Certain Members of the Board of Directors.    The Chief Executive Officer of NYSE as of immediately prior to the NYSE Corporation Merger will be a member of the Board of Directors of Holdco.

        4.2.    Officers of Holdco at the Effective Time.    The Chief Executive Officer of NYSE immediately prior to the Effective Time shall be the Chief Executive Officer of Holdco immediately after the Effective Time.

        4.3.    Officers and Directors of the Surviving NYSE Entity and the Surviving Archipelago Entity.    The officers and directors of the Surviving NYSE Entity immediately after the Effective Time shall be determined by NYSE after the date hereof. The officers and directors of the Surviving Archipelago

Entity immediately after the Effective Time shall be the officers and directors of Archipelago Merger Sub immediately prior to the Effective Time.

        4.4.    Officers and Directors of NYSE Regulation.    Subject to Section 2.4(a), the directors of NYSE Regulation immediately after the Effective Time shall be determined by NYSE after the date hereof. Such directors of NYSE Regulation shall determine the officers of NYSE Regulation after the Effective Time.

        4.5.    Officers and Directors of NYSE Market.    The officers and directors of NYSE Market immediately after the Effective Time shall be determined by NYSE after the date hereof.

ARTICLE V

Effect of the Mergers on Membership Interests and Capital Stock

        5.1.    Effect on Membership Interests.    As a result of the NYSE Mergers and without any action on the part of the holder of any membership interest or capital stock of NYSE, NYSE Merger Corporation Sub or NYSE LLC Merger Sub:

          (a)    Conversion of NYSE Membership Interests.

              (i)  At the NYSE Corporation Merger Effective Time, each regular membership interest of NYSE (each, a "NYSE Membership Interest" and, collectively, the "NYSE Membership Interests") issued and outstanding immediately prior to the NYSE Corporation Merger Effective Time shall automatically be converted into (A) one fully paid and nonassessable NYSE Merger Corporation Sub Share and (B) the right to receive an amount of cash equal to $300,000 (the "Cash Consideration").

             (ii)  From and after the NYSE Corporation Merger Effective Time, no NYSE Membership Interests shall remain outstanding and all NYSE Membership Interests shall be cancelled and retired and shall cease to exist. Each entry in the members records of NYSE formerly representing NYSE Membership Interests shall thereafter represent only a Merger Corporation Sub Share and the right to receive the Cash Consideration.

            (iii)  At the Effective Time, subject to Section 5.3(e), each NYSE Merger Corporation Sub Share issued pursuant to Section 5.1(a)(i) and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of fully paid and nonassessable shares of Holdco Common Stock equal to the NYSE Exchange Ratio (the total shares of Holdco Common Stock into which a NYSE Merger Corporation Sub Share is converted, the "NYSE Merger Consideration").

            "NYSE Exchange Ratio" means a number equal to the quotient obtained by dividing the Total Member Share Count by the aggregate number of NYSE Membership Interests as of the Determination Date.

            "Total Member Share Count" means a number equal to the difference obtained by subtracting (i) the Grant Number from (ii) the Total NYSE Share Count.

            "Total NYSE Share Count" means a number equal to the product obtained by multiplying the Archipelago Fully-Diluted Share Amount by 2 1/3.

            "Archipelago Fully-Diluted Share Amount" means a number equal to the sum of: (i) the aggregate number of Archipelago Shares issued and outstanding as of the Determination Date, plus (ii) the aggregate number of Archipelago Options that would be deemed outstanding as of the Determination Date for purposes of calculating earnings per share under the treasury stock method described in paragraphs 17-19 of FAS-128 (provided, however, that, in applying the treasury stock method, (A) the average market price during the relevant period described in Paragraph 17.b. of FAS-128 shall be the Archipelago Post-Announcement Price, and (B) all issued and outstanding Archipelago Options, whether vested or unvested, shall be deemed to be vested as of the Determination Date), plus (iii) the aggregate number of Archipelago Shares underlying all Archipelago Awards as of the Determination Date, whether vested or unvested, minus (iv) the aggregate number of Archipelago Shares held by any wholly owned subsidiary of Archipelago as of the Determination Date.

            "Determination Date" means the date that is 10 business days prior to the expected mailing date of the Joint Proxy Statement/Prospectus, as agreed by NYSE and Archipelago; provided, however, that NYSE shall have no obligation to agree to any such date unless all of the consideration to be paid or issued in connection with the PCX Transaction has been paid or issued or, if applicable, the PCX Merger Agreement has been terminated.

            "Archipelago Post-Announcement Price" means the quotient obtained by dividing (i) the aggregate of the Daily Value of Trades for each day during the period of ten (10) consecutive trading days immediately following the date hereof by (ii) the aggregate volume of Archipelago Shares used to calculate such Daily Value of Trades; provided, however, that the Archipelago Post-Announcement Price shall not be greater than 150% of the closing price of an Archipelago Share on the Pacific Exchange, Inc. (the "PCX") on April 19, 2005, as reported by Bloomberg L.P. or other reputable third-party information source selected by NYSE and Archipelago (the "Reference Source").

            "Daily Value of Trades" means, in respect of Archipelago Shares on any trading day, the product of (i) the volume weighted average price of Archipelago Shares on the Archipelago Exchange on such date and (ii) the aggregate volume of Archipelago Shares traded on the Archipelago Exchange on such date, in each case, as reported by the Reference Source.

            (iv)  From and after the Effective Time, no NYSE Merger Corporation Sub Share shall remain outstanding and all NYSE Merger Corporation Sub Shares shall be cancelled and retired and shall cease to exist. Each entry in the records of NYSE Merger Corporation Sub formerly representing NYSE Merger Corporation Sub Shares (the "Book Entry NYSE Corporation Sub Membership Interests") shall thereafter represent only the right to receive the NYSE Merger Consideration and the right, if any, to receive pursuant to Section 5.3(e) cash in lieu of fractional shares into which such NYSE Merger Corporation Sub Shares have been converted pursuant to this Section 5.1(a) and any distribution or dividend pursuant to Section 5.1.

             (v)  Each share of Holdco Common Stock issued in the NYSE LLC Merger shall be restricted such that none of such shares of Holdco Common Stock may be Transferred during the Lock-Up Period. The Certificate of Incorporation of Holdco will contain provisions providing for the restrictions set forth in this Section 5.1(a)(v). The certificates for the shares of Holdco Common Stock issued in the NYSE LLC Merger will include a legend stating such restrictions set forth in the Certificate of Incorporation of Holdco. Such legend will also be placed on any certificate representing securities issued subsequent to the original issuance of the shares of Holdco Common Stock issued in the NYSE LLC Merger and in respect thereof as a result of any stock dividend, stock split or other recapitalization. Such legends will be removed from the certificates representing such shares of Holdco Common Stock when, and to the extent that, such Transfer restrictions set forth in the Certificate of Incorporation of Holdco are no longer applicable to the shares of Holdco Common Stock represented by such certificates. Upon removal of the Transfer restrictions described in this Section 5.1(a)(v) on any shares of Holdco Common Stock issued in the NYSE LLC Merger or issued in a subsequent issuance in respect thereof as a result of any stock dividend, stock split or other recapitalization, any sale of such shares by the holders of such shares shall be executed through a broker, and in the manner, designated by the Board of Directors of Holdco, as provided in the Certificate of Incorporation of Holdco.

            "Lock-Up Period" means the period commencing on the Closing Date and ending on (A) with respect to one-third of the shares of Holdco Common Stock issued in the NYSE LLC Merger, the third anniversary of the Closing Date; (B) with respect to another one-third of the shares of Holdco Common Stock issued in the NYSE LLC Merger, the fourth anniversary of the Closing Date; and (C) with respect to the remaining one-third of the shares of Holdco Common Stock issued in the NYSE LLC Merger, the fifth anniversary of the Closing Date; provided, however, that in all cases, the Board of Directors of Holdco has the right, within its discretion and from time to time, to shorten the Lock-Up Period with respect to all or a portion of the shares of Holdco Common Stock subject to the restrictions on Transfer described in this Section 5.1(a)(v).

            "Transfer" means, with respect to any share of Holdco Common Stock, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation or other disposition of such share and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

          (b)    NYSE Merger LLC Sub.    Following the Effective Time, each NYSE Merger LLC Sub Share issued and outstanding immediately prior to the Effective Time shall remain outstanding and NYSE Merger LLC Sub shall remain a wholly owned Subsidiary of Holdco.

          (c)    Dissenter's Rights.    No appraisal rights shall be available to holders of NYSE Membership Interests in connection with the NYSE Corporation Merger. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of NYSE Merger Corporation Sub in connection with the NYSE LLC Merger.

        5.2.    Effect on Archipelago Common Stock.    As of the Effective Time, as a result of the Archipelago Merger and without action on the part of the holder of any capital stock of Archipelago or Archipelago Merger Sub:

          (a)    Conversion of Archipelago Shares.    Subject to Section 5.3(e), each share of Common Stock, par value $0.01 per share, of Archipelago (an "Archipelago Share" or, collectively, the "Archipelago Shares") issued and outstanding immediately prior to the Effective Time (other than Excluded Archipelago Shares) shall be converted into the right to receive one (1) (such number, the "Archipelago Exchange Ratio") fully paid and nonassessable share of Holdco Common Stock (the total shares of Holdco Common Stock into which an Archipelago Share is converted, the "Archipelago Merger Consideration" and, together with the NYSE Merger Consideration, the "Merger Consideration").

          "Excluded Archipelago Shares" means Archipelago Shares owned by Archipelago or NYSE and in each case not held on behalf of third parties.

          At the Effective Time, no Archipelago Shares shall remain outstanding and all Archipelago Shares shall be cancelled and retired and shall cease to exist, and each certificate (an "Archipelago Certificate") formerly representing any of such Archipelago Shares (other than Excluded Archipelago Shares) and each entry in the stockholder records of Archipelago formerly representing such uncertificated Archipelago Shares (other than Excluded Shares) (the "Book Entry Archipelago Shares") shall thereafter represent only the right to receive the Archipelago Merger Consideration and the right, if any, to receive pursuant to Section 5.3(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 5.2(a). The Archipelago Certificates are referred to herein as the "Certificates", and the Book Entry NYSE Corporation Sub Membership Interests and Book Entry Archipelago Shares are together referred to herein as the "Book Entry Interests".

          (b)    Cancellation of Excluded Archipelago Shares.    Each Excluded Archipelago Share shall, by virtue of the Archipelago Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

          (c)    Archipelago Merger Sub.    At the Effective Time, each Archipelago Merger Sub Share issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Archipelago Entity, and the Surviving Archipelago Entity shall be a wholly owned subsidiary of Holdco.

          (d)    Dissenter's Rights.    In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Archipelago Shares in connection with the Archipelago Merger.

          (e)    Archipelago Options; Archipelago Awards.

              (i)  Treatment of Archipelago Options.    At the Effective Time, each outstanding option to purchase Archipelago Shares (an "Archipelago Option") under the Archipelago Stock Plans, whether vested or unvested, shall be converted into an option to acquire a number of shares of Holdco Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of Archipelago Shares subject to the Archipelago Option immediately prior to the Effective Time and (y) the Archipelago Exchange Ratio, at an exercise price per share (rounded to the nearest whole cent) equal to (A) the exercise price per Archipelago Share of such Archipelago Option immediately prior to the Effective Time divided by (B) the Archipelago Exchange Ratio; provided, however, that the exercise price and the number of shares of Holdco Common Stock purchasable pursuant to the Archipelago Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Archipelago Option to which Section 422 of the Code applies, the exercise price and the number of shares of Holdco Company Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Archipelago Option shall continue to be governed by the same terms and conditions as were applicable under such Archipelago Option immediately prior to the Effective Time.

            "Archipelago Stock Plans" means (i) Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan, (ii) Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan and (iii) Archipelago Holdings 2004 Stock Incentive Plan.

             (ii)  Archipelago Awards.    At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Archipelago Shares or benefits measured by the value of Archipelago Shares, and each award of any kind consisting of Archipelago Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Archipelago Stock Plans and any other Archipelago Benefits Plans, other than Archipelago Options (the "Archipelago Awards"), shall be deemed to be converted into the right to acquire or receive benefits measured by the value of (as the case may be) the number of shares of Holdco Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of Archipelago Shares subject to such Archipelago Award immediately prior to the Effective Time and (y) the Archipelago Exchange Ratio. Except as specifically provided above, following the Effective Time, each such right shall otherwise be subject to the same terms and conditions as were applicable to the rights under the relevant Archipelago Stock Plan or other Archipelago Benefits Plans immediately prior to the Effective Time.

            (iii)  Registration.    If registration of any interests in the Archipelago Stock Plans or other Archipelago Benefits Plans or the shares of Holdco Common Stock issuable thereunder is required under the United States Securities Act of 1933, as amended (the "Securities Act"), Holdco shall file with the SEC within 5 business days after the Effective Time a registration statement on Form S-3 or Form S-8, as the case may be (or any successor form), or another appropriate form with respect to such interests or Holdco Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Archipelago Stock Plans or other Archipelago Benefits Plans, as applicable, remain in effect and such registration of interests therein or the shares of Holdco Common Stock issuable thereunder (and compliance with any such state laws) continues to be required. As soon as practicable after the registration of such interests or shares, as applicable, Holdco shall deliver to the holders of Archipelago Options and Archipelago Awards appropriate notices setting forth such holders' rights pursuant to the respective Archipelago Stock Plans and agreements evidencing the grants of such Archipelago Options and Archipelago Awards, and stating that such Archipelago Options and Archipelago Awards and agreements have been assumed by Holdco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.2(e) after giving effect to the Mergers and the terms of the Archipelago Stock Plans).

            (iv)  Archipelago Corporate Actions.    At or prior to the Effective Time, Archipelago, the Archipelago Board of Directors and the Archipelago Compensation Committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 5.2(e)(i) and 5.2(e)(ii). Holdco shall take all actions which are necessary for the assumption of the Archipelago Options and Archipelago Awards pursuant to Sections 5.2(e)(i) and 5.2(e)(ii) including the reservation, issuance (subject to Section 5.2(e)(iii)) and listing of Holdco Common Stock as necessary to effect the transactions contemplated by this Section 5.2(e).

        5.3.    Exchange of Certificates.

          (a)    Exchange Agent.    Prior to the Effective Time, NYSE and Archipelago shall mutually appoint a commercial bank or trust company, or a subsidiary thereof, to act as paying and exchange agent hereunder (the "Exchange Agent"). On or prior to the NYSE Corporation Merger Effective Time, (i) NYSE shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of holders of record of NYSE Membership Interests as of immediately prior to the NYSE Corporation Merger Effective Time, an amount of cash sufficient to pay the aggregate Cash Consideration, (ii) NYSE and Archipelago shall cause Holdco to deposit with the Exchange Agent, for the benefit of the holders of NYSE Merger Corporation Sub Shares and Archipelago Shares, (A) certificates representing the shares of Holdco Common Stock, as applicable, issuable pursuant to Sections 5.1(a) and 5.2(a) in exchange for outstanding shares of NYSE Merger Corporation Sub Shares and Archipelago Shares, as applicable, and (B) any cash to be paid pursuant to Sections 5.3(e) in respect of any cash in lieu of fractional shares in exchange for outstanding NYSE Membership Interests and Archipelago Shares upon due surrender of Certificates (or affidavits of loss in lieu thereof) or delivery to the Exchange Agent of instructions for use in effecting the transfer and cancellation of Book Entry Interests in exchange for the applicable Merger Consideration pursuant to the provisions of Articles V and IV (such cash and certificates for shares of Holdco Common Stock being hereinafter referred to as the "Exchange Fund").

          (b)    Exchange Procedures.    Holdco shall cause appropriate transmittal materials, in such form as reasonably agreed upon by NYSE and Archipelago, to be provided by the Exchange Agent to holders of record of NYSE Membership Interests and Archipelago Shares as soon as practicable after the Effective Time advising such holders of the effectiveness of the Mergers and the procedure for surrendering the Certificates to the Exchange Agent or providing instructions to the Exchange Agent to effect the transfer and cancellation of Book Entry Interests in exchange for the Merger Consideration. Upon the surrender of a Certificate to the Exchange Agent or delivery to the Exchange Agent of instructions authorizing transfer and cancellation of Book Entry Interests in accordance with the terms of such transmittal materials, the holder of such Certificate or of any Book Entry Interests shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Holdco Common Stock in respect of the aggregate Merger Consideration that such holder is entitled to receive pursuant to Sections 5.1(a) and/or 5.2(a) (after taking into account all NYSE Membership Interests and Archipelago Shares then held by such holder), and (ii) a check in the amount (after giving effect to any required Tax withholdings) equal to the sum of (x) any cash in lieu of fractional shares and (y) in the case of NYSE Membership Interests, any cash in respect of the Cash Consideration, and the Certificates so surrendered or the Book Entry Interests which are the subject of such authorization shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or such transfer and cancellation of any Book Entry Interests. In the event of a transfer of ownership of NYSE Membership Interests that is not registered in the transfer records of NYSE or a transfer of ownership of Archipelago Shares that is not registered in the transfer records of Archipelago, a certificate representing the proper number of shares of Holdco Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate, may be issued and/or paid to such a transferee if the Certificate formerly representing such Archipelago Shares is presented to the Exchange Agent or if written instructions authorizing the transfer of any Book Entry Interests are presented to the Exchange Agent, in any case, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. If any certificate for shares of Holdco Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor or any Book Entry Interests is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the issuance of certificates for shares of Holdco Common Stock in a name other than that of the registered holder of the Certificate surrendered or in a name other than that of the registered holder of any Book Entry Interests, or shall establish to the satisfaction of Holdco or the Exchange Agent that such Tax has been paid or is not applicable.

          For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or Self-Regulatory Organization or other entity of any kind or nature.

          (c)    Distributions with Respect to Unexchanged Shares; Voting.

              (i)  All shares of Holdco Common Stock to be issued pursuant to the Mergers shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Holdco in respect of Holdco Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Holdco Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article V or to the holder of any Book Entry Interests until the instructions for transfer and cancellation provided in this Article V have been delivered to the Exchange Agent. Subject to the effect of applicable Laws, following surrender of any such Certificate or delivery to the Exchange Agent of such instructions with respect to Book Entry Interests, there shall be issued and/or paid to the holder of the certificates representing whole shares of Holdco Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender or delivery of such instructions, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Holdco Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Holdco Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

             (ii)  Holders of unsurrendered Certificates or Book Entry Interests in respect of which such instructions for transfer and cancellation have not been delivered, shall be entitled to vote after the Effective Time at any meeting of Holdco stockholders the number of whole shares of Holdco Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates or delivered such instructions to the Exchange Agent with respect to Book Entry Interests.

          (d)    Transfers.    At or after the Effective Time, there shall be no transfers on the membership or stock transfer books of NYSE or Archipelago, as appropriate, of the NYSE Membership Interests or Archipelago Shares, as applicable, that were outstanding immediately prior to the Effective Time.

          (e)    Fractional Shares.    Notwithstanding any other provision of this Agreement, no fractional shares of Holdco Common Stock will be issued and any holder of NYSE Merger Corporation Sub Shares or Archipelago Shares entitled to receive a fractional share of Holdco Common Stock but for this Section 5.3(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder's proportionate interest in net proceeds from the sale by the Exchange Agent on behalf of such holder of the aggregate fractional shares of Holdco Common Stock that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five business days after the date upon which the Certificate(s) (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional shares of Holdco Common Stock have been received by the Exchange Agent.

          (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Holdco Common Stock) that remains unclaimed by the former members of NYSE, the former stockholders of NYSE Merger Corporation Sub or the former stockholders of Archipelago for 180 days after the Effective Time shall be delivered to Holdco. Any former members of NYSE, former stockholders of NYSE Merger Corporation Sub or former stockholders of Archipelago who have not theretofore complied with this Article V shall thereafter look only to Holdco for delivery of any certificates for shares of Holdco Common Stock of such stockholders and payment of cash and any dividends and other distributions in respect of Holdco Common Stock of such stockholders payable and/or issuable pursuant to Sections 5.1(a), 5.2(a) and 5.3(e) upon due surrender of their Certificates (or affidavits of loss in lieu thereof) or delivery to the Exchange Agent of written instructions for the transfer and cancellation of any Book Entry Interests, in each case, without any interest thereon. Notwithstanding the foregoing, none of Holdco, NYSE, Archipelago, NYSE Merger Sub, Archipelago Merger Sub, any surviving entity in the Mergers, the Exchange Agent or any other Person shall be liable to any former holder of NYSE Membership Interests or Archipelago Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (g)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdco, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Holdco Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

          (h)    Affiliates.    Notwithstanding anything herein to the contrary, Certificates surrendered, or Book Entry Interests in respect of which instructions for transfer and cancellation have been delivered to the Exchange Agent, for exchange for the Merger Consideration, by any Member of NYSE or any stockholder of Archipelago that may be deemed to be an "affiliate" (as determined pursuant to Section 7.7 of this Agreement) of NYSE or Archipelago shall not be exchanged until Holdco has received an Affiliates Letter from such Person as provided in Section 7.7 of this Agreement.

        5.4.    Restrictions on Equity Issuances.    Notwithstanding anything to the contrary, (a) on and after the date hereof and until the Effective Time, neither NYSE nor Archipelago shall (except as set forth in Section 7.1(d)(ii)(B) and Section 7.16) issue, grant, convey or provide to any Person any right of any kind, contingent or accrued, to acquire or receive NYSE Membership Interests or Archipelago Shares or benefits measured by the value of NYSE Membership Interests or Archipelago Shares, including any Archipelago Options or Archipelago Awards; and (b) on and after the Determination Date, (i) Archipelago shall not, and shall cause its Subsidiaries not to, issue or agree to issue any Archipelago Shares (other than pursuant to the exercise of Archipelago Options issued on or prior to the date of this Agreement) or take any other action that could cause the Archipelago Fully-Diluted Share Amount to change and (ii) NYSE shall not, and shall cause its Subsidiaries not to, issue or agree to issue any NYSE Membership Interests or take any other action that could cause the aggregate number of NYSE Membership Interests or the Total Member Share Count to change.

ARTICLE VI

Representations and Warranties

        6.1.    Representations and Warranties of NYSE.    Except as set forth in the corresponding sections or subsections of the disclosure letter dated as of the date hereof, delivered to Archipelago by NYSE on or prior to entering into this Agreement (the "NYSE Disclosure Letter"), or in such other section or subsection of the NYSE Disclosure Letter where the applicability of such exception is reasonably apparent, NYSE hereby represents and warrants to Archipelago as set forth in this Section 6.1. The mere inclusion of any item in the NYSE Disclosure Letter as an exception to a representation or warranty of NYSE in this Agreement shall not be deemed to be an admission that such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has had or is reasonably expected to have, a NYSE Material Adverse Effect or trigger any other materiality qualification.

          (a)    Organization, Good Standing and Qualification.    NYSE is a Type A not-for-profit corporation duly organized, validly existing and in good standing under the N-PCL. Each of NYSE's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of NYSE and its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing and in good standing or to have such power or authority when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a NYSE Material Adverse Effect. NYSE has made available to Archipelago a complete and correct copy of the NYSE Organizational Documents and NYSE Subsidiary Organizational Documents, in effect as of the date hereof. NYSE Organizational Documents and NYSE Subsidiary Organizational Documents so delivered are in full force and effect. Section 6.1(a) of the NYSE Disclosure Letter contains a correct and complete list of all Subsidiaries of NYSE, and each jurisdiction where NYSE and each of its Subsidiaries is organized and qualified to do business.

          "NYSE Organizational Documents" means the Certificate of Incorporation and Constitution of NYSE.

          "NYSE Subsidiary Organizational Documents" means the certificates of incorporation, bylaws and similar organizational documents of all Subsidiaries of NYSE.

          "NYSE Material Adverse Effect" means a material adverse effect on (a) the business (including as a result of any disciplinary conduct involving NYSE or any of its Subsidiaries that results in or is reasonably expected to result in a material adverse effect on market structure), continuing results of operations or financial condition of NYSE and its Subsidiaries, taken as a whole, (b) the authority or ability of NYSE to continue as a national securities exchange and self-regulatory organization (as registered under Section 6 and as defined in Section 3(a)(26), respectively, of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") or (c) the ability of NYSE to consummate the NYSE Mergers in accordance with the terms of this Agreement prior to the Termination Date; provided, however, that the following shall not be considered in determining whether a NYSE Material Adverse Effect has occurred: (A) any change or development in economic, business or securities markets conditions generally (including any such change or development resulting from acts of war or terrorism) to the extent that such change or development does not affect NYSE and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other United States securities exchanges or trading markets; (B) any change or development to the extent resulting from the execution or announcement of this Agreement or the transactions contemplated hereby, or (C) any change or development to the extent resulting from any action or omission by NYSE or any of its Subsidiaries that is required by this Agreement.

          "Subsidiary" means, with respect to Holdco, NYSE, Archipelago, NYSE Merger Corporation Sub, NYSE Merger LLC Sub, NYSE Regulation, NYSE Market or Archipelago Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries.

          (b)    Memberships and Trading Rights.

              (i)  As of the date hereof, there are 1,366 issued and outstanding NYSE Membership Interests, all of which are held by regular members (as such term is defined in Article I, Section 3(n) of NYSE's Constitution) (such regular member, a "Member"). As of April 15, 2005, 950 of the NYSE Membership Interests have been leased by a lessor member (as such term is defined in Article I, Section 3(g) of NYSE's Constitution) (such lessor member, a "Lessor Member") to a lessee member (as such term is defined in Article I, Section 3(f) of NYSE's Constitution) (such lessee member, a "Lessee Member") pursuant to a lease agreement (each, a "Membership Lease").

             (ii)  All of the outstanding NYSE Membership Interests in NYSE have been duly authorized and are valid. Each of the outstanding shares of capital stock or other securities of each of the NYSE's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by NYSE or by a direct or indirect wholly owned subsidiary of NYSE, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, phantom equity, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate NYSE or any of its Subsidiaries to issue or sell any NYSE Membership Interests, shares of capital stock or other securities of NYSE or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any NYSE Membership Interests or other securities of NYSE or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. NYSE does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Members or holders of any other equity securities of NYSE on any matter.

            (iii)  As of April 15, 2005, there are (A) no physical access members (as such term is defined in Article I, Section 3(m) of NYSE's Constitution) (such members, a "Physical Access Members"), (B) 23 electronic access members (as such term is defined in Article I, Section 3(e) of NYSE's Constitution) (such members, an "Electronic Access Members"), and (C) 51 options trading right holders (as such term is defined in Article II, Section 8 of NYSE's Constitution) (the "Trading Right Holders").

          (c)    Corporate Authority.

              (i)  NYSE has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the NYSE Mergers and the other transactions contemplated hereby (including all actions by the Board of Directors of NYSE set forth in clause (ii)(A) and (B) below), subject only to the adoption and approval of this Agreement by two-thirds of the votes cast by the Members entitled to vote thereon (the "NYSE Requisite Vote") and, to the extent required under any NYSE Organizational Document, approval of the SEC. This Agreement is a valid and binding agreement of NYSE enforceable against NYSE in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

             (ii)  The Board of Directors of NYSE: (A) has approved, adopted and declared advisable this Agreement and the NYSE Mergers and the other transactions contemplated hereby; and (B) has received the opinion of its financial advisor, Lazard Frères & Co. LLC, to the effect that the consideration to be received by the holders of the NYSE Membership Interests in the NYSE Mergers is fair from a financial point of view, as of the date of such opinion, to such holders (other than Archipelago and its affiliates), a copy of which opinion has been delivered to Archipelago. It is agreed and understood that such opinion is for the benefit of NYSE's Board of Directors and may not be relied on by Archipelago.

          (d)    No Conflicts.

              (i)  (A) Neither the execution and delivery by NYSE of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation of the NYSE Mergers and the other transactions herein contemplated will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract in effect as of the date hereof, or result in any change in the rights or obligations of any party under any Contract in effect as of the date hereof, to which NYSE or any of its Subsidiaries is a party or by which NYSE or any of its Subsidiaries or any of their respective assets is bound, (B) nor, subject to any required approval of the New NYSE Operating Agreement by the SEC, will such execution and delivery, compliance, performance or consummation (x) result in any breach or violation of, or a default under, the provisions of the NYSE Organizational Documents or the NYSE Subsidiary Organizational Documents, or any Law applicable to it, or (y) to the knowledge of NYSE, subject Holdco or any Subsidiaries of Holdco, Archipelago or any Subsidiaries of Archipelago, NYSE or any Subsidiaries of NYSE, or any of their respective affiliates, to any claim of, or any liability or obligation with respect to, (1) any Member or (2) any Lessee Member or Trading Right Holder, other than as set forth in this Agreement, or to any penalty or sanction, in the case of clauses (A) and (B) above, except for such conflicts, breaches, violations, defaults, payments, accelerations, creations or changes that (other than with respect to clause (B)(x) above), individually or in the aggregate, have not had and are not reasonably expected to have, a NYSE Material Adverse Effect.

             (ii)  Neither NYSE nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which NYSE or its Subsidiaries (or, after giving effect to the Mergers, Holdco or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

            "Contract" means, with respect to any Person, any agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation to which such Person or any of its subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

          (e)    Governmental Approvals and Consents.    Other than (i) the approvals and consents to be obtained from the SEC, (ii) the filings and/or notices under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), the Exchange Act and the Securities Act, and (iii) other foreign approvals, state securities, takeover and "blue sky" laws, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by NYSE or any of its Subsidiaries with, or obtained by NYSE or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental or regulatory entity, domestic or foreign, other than NYSE, the PCX or any of their respective Subsidiaries ("Governmental Entity"), in connection with the execution and delivery by NYSE of this Agreement, the performance by NYSE of its obligations hereunder, and the consummation of the transactions contemplated hereby.

          (f)    Registration of NYSE as an Exchange.    NYSE is registered as a national securities exchange and as a self-regulatory organization (as registered under Section 6 and as defined in Section 3(a)(26), respectively, of the Exchange Act) and has in effect rules (i) in accordance with the provisions of the Exchange Act for the trading of securities listed or accepted for trading on NYSE and (ii) with respect to all other matters for which rules are required under the Exchange Act.

          (g)    NYSE Reports; Financial Statements.    Each of NYSE and its Subsidiaries has made available each of its annual reports and proxy statements delivered to its Members since December 31, 2003 (collectively, the "NYSE Reports"). Neither NYSE nor any of its Subsidiaries has received, or knows of, any comments or inquiries from the SEC relating to any NYSE Report that, individually or in the aggregate, have had or are reasonably expected to have a NYSE Material Adverse Effect. As of their respective dates (or if amended, as of the date of such amendment), the NYSE Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. NYSE has delivered to the Archipelago true and complete copies of the audited consolidated financial statements of NYSE for the fiscal year ended December 31, 2004 (the "NYSE Financial Statements"). Each of the consolidated balance sheets included in the NYSE Financial Statements (including the related notes and schedules) fairly presents the consolidated financial position of NYSE and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings, and cash flows and of changes in financial position included in the NYSE Financial Statements (including any related notes and schedules) fairly presents the results of operations, retained earnings, members' equity, cash flows and changes in financial position, as the case may be, of NYSE and its Subsidiaries for the periods set forth therein, in each case in conformity with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

          (h)    Absence of Certain Changes.    Except as disclosed in NYSE Financial Statements, since December 31, 2004, NYSE and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change or development that, individually or in the aggregate, has had or is reasonably expected to have, a NYSE Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by NYSE or any of its Subsidiaries, whether or not covered by insurance; or (iii) any change by NYSE in financial accounting principles, practices or methods that is not required by GAAP. Since December 31, 2004, except as provided for herein or as disclosed in NYSE Financial Statements, there has not been any increase in the compensation payable or that could become payable by NYSE or any of its Subsidiaries to officers or key employees or any amendment of or other modification to any of the NYSE Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practice.

          (i)    Compliance.    Neither NYSE nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any U.S. federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, writ, franchise, variance, exemption, approval, license or permit (each, a "Law" and collectively "Laws") of any Governmental Entity or (ii) any Contract to which NYSE or any of its Subsidiaries is a party or by which NYSE or any of its Subsidiaries or its or any of their respective properties is bound or affected, except in each of cases (i) and (ii), for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and are not reasonably expected to have a NYSE Material Adverse Effect. NYSE and its Subsidiaries are in compliance with all undertakings of NYSE and its Subsidiaries in connection with any investigation or examination by the SEC or any other Governmental Entity, other than such failures to be in compliance that, individually or in the aggregate, have not had and are not reasonably expected to have a NYSE Material Adverse Effect. Except as set forth in NYSE Financial Statements, no investigation or review by any Governmental Entity with respect to NYSE or any of its Subsidiaries is pending or, to the knowledge of NYSE, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except, in each case, for those the outcome of which, individually or in the aggregate, have not had and are not reasonably expected to have a NYSE Material Adverse Effect. Except as set forth in the NYSE Financial Statements or as, individually or in the aggregate, is not reasonably expected to have a NYSE Material Adverse Effect, (x) no material change is required in NYSE's or any of its Subsidiaries' processes, properties or procedures to comply with any Laws in effect on the date hereof or enacted as of the date hereof and scheduled to be effective after the date hereof, and (y) NYSE has not received any written notice or written communication of any noncompliance with any Law. Each of NYSE and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other authorizations, consents and approvals (together, "Permits") of all Governmental Entities necessary to conduct its business as presently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and is not reasonably expected to have a NYSE Material Adverse Effect.

          (j)    Litigation and Liabilities.    Except as disclosed in NYSE Financial Statements, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of NYSE, threatened against NYSE, any of its Subsidiaries or any of their respective directors or officers or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to, or any other facts or circumstances of which, to the knowledge of NYSE, could result in any claims against, or obligations or liabilities of, NYSE or any of its affiliates, except, in both cases, for those that, individually or in the aggregate, have not had and are not reasonably expected to have a NYSE Material Adverse Effect.

          (k)    Employee Benefits.

              (i)  All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of NYSE and its Subsidiaries (the "NYSE Employees") and current or former directors of NYSE, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, equity option, equity purchase, equity appreciation rights, equity based incentive and bonus plans (the "NYSE Benefit Plans") are listed in Section 6.1(k) of the NYSE Disclosure Letter. True and complete copies of all NYSE Benefit Plans listed in Section 6.1(k) of the NYSE Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any NYSE Benefit Plans, and all amendments thereto, have been provided or made available to Archipelago.

             (ii)  All NYSE Benefit Plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA (each, a "NYSE Multiemployer Plan") are in substantial compliance with ERISA and the Code, to the extent applicable, and other applicable Laws. Each NYSE Benefit Plan which is subject to ERISA (a "NYSE ERISA Plan") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "NYSE Pension Plan") intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service ("IRS") covering all Tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and NYSE is not aware of any circumstances likely to result in the loss of the qualification of any such plan under Section 401(a) of the Code. Neither NYSE nor any of its Subsidiaries has engaged in a transaction with respect to any NYSE ERISA Plan that, assuming the Taxable period of such transaction expired as of the date hereof, could subject NYSE or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which, individually or in the aggregate, has had, or is reasonably expected to have, a NYSE Material Adverse Effect. Neither NYSE nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA, any of which, individually or in the aggregate, has had, or is reasonably expected to have, a NYSE Material Adverse Effect.

            (iii)  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by NYSE or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with NYSE under Section 4001 of ERISA or Section 414 of the Code (a "NYSE ERISA Affiliate"). NYSE and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a NYSE Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation ("PBGC") Reg. Section 4043.33 or 4043.66, has been required to be filed for any NYSE Pension Plan or by any NYSE ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

            (iv)  All contributions required to be made under each NYSE Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each NYSE Benefit Plan have been properly accrued and reflected in NYSE Financial Statements. Neither any NYSE Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no NYSE ERISA Affiliate has an outstanding funding waiver. Neither any NYSE Pension Plan nor any single-employer plan of a NYSE ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any NYSE Pension Plan under Section 412 of the Code will be increased by application of Section 412(l) of the Code. Neither NYSE nor any of its Subsidiaries has provided, or is required to provide, security to any NYSE Pension Plan or to any single-employer plan of a NYSE ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

             (v)  Under each NYSE Pension Plan which is a single-employer plan, as of the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such NYSE Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such NYSE Pension Plan.

            (vi)  As of the date hereof, there is no pending or, to the knowledge of NYSE, threatened, litigation relating to the NYSE Benefit Plans that, individually or in the aggregate, has had, or is reasonably expected to have, a NYSE Material Adverse Effect. Neither NYSE nor any of its Subsidiaries has any obligations for retiree health and life benefits under any NYSE ERISA Plan or collective bargaining agreement. NYSE or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

           (vii)  There has been no amendment to, announcement by NYSE or any of its Subsidiaries relating to, or change in employee participation or coverage under, any NYSE Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, Member approval of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any NYSE Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the NYSE Benefit Plans, or (C) limit or restrict the right of NYSE or, after the consummation of the Mergers or any other transactions contemplated hereby, Holdco to merge, amend or terminate any of the NYSE Benefit Plans.

          (viii)  Neither NYSE nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan or has made any payments or will make any payments that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code.

          (l)    Tax Matters.    Neither NYSE nor any of its affiliates has taken or agreed to take any action, nor, to the knowledge of NYSE, there exists any fact or circumstance, that would prevent or impede, or would be reasonably likely to prevent or impede, the NYSE Mergers from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or the NYSE LLC Merger and the Archipelago Merger, taken together, from qualifying as a transaction described in Section 351 of the Code.

          (m)    Taxes.

              (i)  Except as would not, individually or in the aggregate, reasonably be expected to have a NYSE Material Adverse Effect: (A) all Tax Returns that are required to be filed by NYSE or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete; (B) all Taxes that are shown as due on such filed Tax Returns or that NYSE or any of its Subsidiaries are obligated to withhold from amounts owing to any Employee, creditor or third party, have been timely paid, except with respect to matters for which adequate reserves have been established; (C) neither NYSE nor any of its Subsidiaries have waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (D) all Taxes due and payable by NYSE or any of its Subsidiaries have been adequately provided for in the financial statements of NYSE and its Subsidiaries for all periods ending through the date hereof (including the NYSE Financial Statements) and, as of the date hereof, no deficiency with respect to any Tax has been proposed, asserted or assessed against NYSE or any of its Subsidiaries; (E) neither NYSE nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the three years prior to the date of this Agreement; and (F) none of NYSE or any of its Subsidiaries has any liability for Taxes of any Person (other than NYSE or any of its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

             (ii)  NYSE has made available to Archipelago true and correct copies of the U.S. federal income Tax Returns filed by NYSE and its Subsidiaries for each Taxable year ending in the calendar years 2003, 2002 and 2001.

            (iii)  The U.S. federal income Tax Returns of NYSE and each of its Subsidiaries for the tax year 2000 have been examined by the IRS and an IRS no-change letter was issued. The statute of limitations for the U.S. federal income Tax for all other years prior to and through 2000 has expired and such years are closed.

            (iv)  No claim has been made within the previous three years by a Taxing Authority in a jurisdiction where NYSE or any of its Subsidiaries does not file income Tax Returns that NYSE or any of its Subsidiaries is or may be subject to income Taxation in that jurisdiction.

             (v)  No private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Taxing Authority with respect to NYSE or any of its Subsidiaries for any taxable year for which the statute of limitations has not expired.

            (vi)  None of NYSE or any of its Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing, to include any material adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in Taxable income for any Tax period beginning on or after the Closing Date, or (B) any "closing agreement" as described in Section 7121 of the Code (or similar provision of state, local or foreign Law), to include any material item of income in or exclude any material item of deduction from any Tax period beginning on or after the Closing Date.

           (vii)  None of NYSE or any Subsidiary has engaged in any transactions that is a "reportable transaction" for purposes of § 1.6011-4(b).

          (viii)  Neither the execution of this Agreement nor the consummation of the Merger or any other transactions contemplated by this Agreement, either alone or in conjunction with any other event, will result in any payment under any compensation plans or otherwise which alone or together with all other payments would constitute a "parachute payment" to any

    "disqualified individual" as those terms are defined in Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

          As used in this Agreement, (i) the term "Tax" (including the plural form "Taxes" and, with correlative meaning, the terms "Taxable" and "Taxation") includes all U.S. federal, state, local and foreign income, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with a Tax Authority relating to Taxes, and (iii) the term "Tax Authority" includes any Governmental Entity responsible for the assessment, collection or enforcement of Laws relating to Taxes (including the IRS and any similar state or local revenue agency).

          (n)    Labor Matters.    Neither NYSE nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is NYSE or any of its Subsidiaries the subject of any material proceeding asserting that NYSE or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of NYSE, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving NYSE or any of its Subsidiaries.

          (o)    Insurance.    All insurance policies maintained by NYSE and its Subsidiaries provide coverage for those risks reasonably foreseeable with respect to the business of NYSE and its Subsidiaries, and their respective properties and assets as is customary for companies conducting the business conducted by NYSE and its Subsidiaries during such time period, are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, and are sufficient for compliance with all Laws currently applicable to NYSE and its Subsidiaries. None of NYSE or any of its Subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of NYSE or its Subsidiaries. The insurance policies of NYSE and its Subsidiaries are valid and enforceable policies in all respects. No claims have been made under NYSE's directors' and officers' liability insurance policies since December 31, 2001, and, as of the date of this Agreement, no such claims are pending.

          (p)    Intellectual Property.

              (i)  For the purposes of this Agreement, "Intellectual Property" means all inventions, discoveries, patents, patent applications, registered and unregistered trademarks and service marks and all goodwill associated therewith and symbolized thereby, trademark applications and service mark applications, Internet domain names, registered and unregistered copyrights (including without limitation databases and other compilations of information), confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, computer software programs, and all other intellectual property and proprietary rights.

             (ii)  Except as has not had or is not reasonably expected to have a NYSE Material Adverse Effect, (A) NYSE and/or at least one of its Subsidiaries exclusively owns, is licensed to use or otherwise possesses sufficient and legally enforceable rights to use all Intellectual Property which is owned by or necessary to the operation of the business of NYSE as currently conducted (the "NYSE Intellectual Property") and (B) the consummation of the transactions contemplated by this Agreement will not alter or impair such rights. Except as has not had or is not reasonably expected to have a NYSE Material Adverse Effect: (A) the NYSE Intellectual Property owned by NYSE is valid, subsisting and enforceable, (B) NYSE's and/or its Subsidiaries' ownership of and right to use the NYSE Intellectual Property is free and clear of any lien, pledge, security interest or other encumbrance and (C) no other Person has the right to use any of the owned NYSE Intellectual Property except pursuant to non-exclusive license grants made in writing by NYSE. All material Contracts under which NYSE or any of its Subsidiaries licenses or otherwise permits another Person, or is licensed or otherwise permitted by another Person, to use any NYSE Intellectual Property (the "NYSE Intellectual Property Contracts") are legal, valid, binding and enforceable against the other party, and is in full force and effect, subject to Bankruptcy and Equity Exceptions. Except as has not had or is not reasonably expected to have a NYSE Material Adverse Effect, no claim has been made that NYSE or any of its Subsidiaries, or to the knowledge of NYSE, another person, has breached any NYSE Intellectual Property Contract.

            (iii)  There are no pending or, to the knowledge of NYSE, threatened claims by any Person alleging infringement by NYSE or its Subsidiaries for their use of any NYSE Intellectual Property that are reasonably expected to have a NYSE Material Adverse Effect. Except as has not had or is not reasonably expected to have a NYSE Material Adverse Effect, to the knowledge of NYSE, the conduct of the business of NYSE as currently conducted does not infringe upon any Intellectual Property rights or any other proprietary right of any Person. To the knowledge of NYSE, there is no unauthorized use, infringement or misappropriation and other violation of NYSE Intellectual Property by any Person, including any Employee of NYSE or any of its Subsidiaries, except as would not reasonably be likely to have a NYSE Material Adverse Effect. NYSE and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of the trade secrets and other non-public information owned by NYSE or its Subsidiaries, or received from third Persons which NYSE or its Subsidiaries is obligated to treat as confidential, except for such steps the failure of which to have taken has not, individually or in the aggregate, had or reasonably be expected to have a NYSE Material Adverse Effect.

            (iv)  To the knowledge of NYSE and except as has not had or is not reasonably expected to have a NYSE Material Adverse Effect, the IT Assets of NYSE operate and perform in all material respects in accordance with their documentation and functional specifications, to the extent available, or as otherwise required by NYSE and its Subsidiaries in connection with business of NYSE as currently conducted. Each of NYSE and its Subsidiaries has implemented reasonable backup and disaster recovery measures consistent with industry standards.

          "IT Assets" means, with respect to Archipelago or NYSE, computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation, used in business of Archipelago or NYSE, as applicable, as currently conducted.

          (q)    Brokers and Finders.    None of NYSE, its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Mergers or the other transactions contemplated by this Agreement, except that NYSE has employed Goldman Sachs & Co. to facilitate the transactions contemplated hereby, and Lazard Frères & Co. LLC as its financial advisor, the arrangements with which have been disclosed in writing to Archipelago prior to the date hereof.

        6.2.    Representations and Warranties of Archipelago.    Except as set forth in the corresponding sections or subsections of the disclosure letter dated as of the date hereof, delivered to NYSE by Archipelago on or prior to entering into this Agreement (the "Archipelago Disclosure Letter"), or in such other section or subsection of the Archipelago Disclosure Letter where the applicability of such exception is reasonably apparent, Archipelago hereby represents and warrants to NYSE as set forth in this Section 6.2. The mere inclusion of any item in the Archipelago Disclosure Letter as an exception to a representation or warranty of Archipelago in this Agreement shall not be deemed to be an admission that such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has had or is reasonably expected to have, an Archipelago Material Adverse Effect or trigger any other materiality qualification.

          (a)    Organization, Good Standing and Qualification.    Archipelago is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Archipelago's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of Archipelago and its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing and in good standing or to have such power or authority when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have an Archipelago Material Adverse Effect. Archipelago has made available to NYSE a complete and correct copy of the Archipelago Organizational Documents and Archipelago Subsidiary Organizational Documents, in effect as of the date hereof. The Archipelago Organizational Documents and the Archipelago Subsidiary Organizational Documents so delivered are in full force and effect. Section 6.2(a) of the Archipelago Disclosure Letter contains a correct and complete list of all Subsidiaries of Archipelago, and each jurisdiction where Archipelago and each of its Subsidiaries is organized and qualified to do business.

          "Archipelago Organizational Documents" means the Certificate of Incorporation and By-Laws of Archipelago.

          "Archipelago Subsidiary Organizational Documents" means the certificates of incorporation, bylaws and similar organizational documents of all Subsidiaries of Archipelago.

          "Archipelago Material Adverse Effect" means a material adverse effect on (a) the business (including as a result of any disciplinary conduct involving Archipelago or any of its Subsidiaries that results in or is reasonably expected to result in a material adverse effect on market structure), continuing results of operations or financial condition of Archipelago and its Subsidiaries, taken as a whole, (b) following the direct or indirect acquisition of the PCX by Archipelago or any of its Subsidiaries, the authority of the PCX to continue as a national securities exchange and self-regulatory organization (as registered under Section 6 and as defined in Section 3(a)(26), respectively, of the Exchange Act), or (c) the ability of Archipelago to consummate the Archipelago Merger in accordance with the terms of this Agreement prior to the Termination Date; provided, however, that the following shall not be considered in determining whether an Archipelago Material Adverse Effect has occurred: (A) any change or development in economic, business or securities markets conditions generally (including any such change or development resulting from acts of war or terrorism) to the extent that such change or development does not affect Archipelago and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other United States securities markets; (B) any change or development to the extent resulting from the execution or announcement of this Agreement or the transactions contemplated hereby, or (C) any change or development to the extent resulting from any action or omission by Archipelago or any of its Subsidiaries that is required by this Agreement.

          (b)    Capital Structure of Archipelago.    The authorized capital stock of Archipelago consists of 165,000,000 Archipelago Shares, of which 47,148,531 shares are outstanding as of April 15, 2005, and 35,000,000 shares of Preferred Stock par value $0.01 per share (the "Archipelago Preferred Shares"), none of which are outstanding as of the date hereof. All of the outstanding Archipelago Shares have been duly authorized and are validly issued, fully paid and nonassessable. Archipelago has no Archipelago Shares or Archipelago Preferred Shares reserved for issuance, except that, as of April 15, 2005, there were 4,211,135 shares of Archipelago Shares reserved for issuance pursuant to the Archipelago Stock Plans. Each of the outstanding shares of capital stock or other equity interests of each of Archipelago's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Archipelago or by a direct or indirect wholly owned subsidiary of Archipelago, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Archipelago or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of Archipelago or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Archipelago Shares or other securities of Archipelago or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Archipelago does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Archipelago on any matter.

          (c)    Corporate Authority.

              (i)  Archipelago has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Archipelago Merger and the other transactions contemplated hereby (including all actions by the Board of Directors of Archipelago set forth in clause (ii)(A) and (B) below), subject only to the adoption and approval of this Agreement by the majority of holders of the outstanding Archipelago Shares entitled to vote thereon (the "Archipelago Requisite Vote") and, to the extent required under any Archipelago Organizational Document, approval of the SEC and the Board of Directors of the PCX. This Agreement is a valid and binding agreement of Archipelago, enforceable against Archipelago in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception.

             (ii)  The Board of Directors of Archipelago: (A) has approved, adopted and declared advisable this Agreement and the Archipelago Merger and the other transactions contemplated hereby; (B) has, subject to any required approval of the SEC and the Board of Directors of the PCX, approved the New Archipelago Charter; and (C) has received the opinion of its financial advisor, Greenhill & Co., LLC, to the effect that the consideration to be received by the holders of the Archipelago Shares in the Archipelago Merger is fair from a financial point of view, as of the date of such opinion, to such holders (other than Archipelago and its affiliates), a copy of which opinion has been delivered to Archipelago. It is agreed and understood that such opinion is for the benefit of Archipelago's Board of Directors and may not be relied on by NYSE.

          (d)    No Conflicts.

              (i)  (A) Neither the execution and delivery by Archipelago of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation of the Archipelago Merger and the other transactions herein contemplated will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract in effect as of the date hereof, or result in any change in the rights or obligations of any party under any Contract in effect as of the date hereof, to which Archipelago or any of its Subsidiaries is a party or by which Archipelago or any of its Subsidiaries or any of their respective assets is bound, (B) nor, subject to any required approval of the New Archipelago Charter by the SEC and the Board of Directors of the PCX, will such execution and delivery, compliance, performance or consummation (x) result in any breach or violation of, or a default under, the provisions of the Archipelago Organizational Documents or the Archipelago Subsidiary Organizational Documents, or any Law applicable to it, or (y) to the knowledge of Archipelago, subject Holdco or any Subsidiaries of Holdco, Archipelago or any Subsidiaries of Archipelago, NYSE or any Subsidiaries of NYSE, or any of their respective affiliates, to any claim of, or any liability or obligation with respect to, any holder of any trading permit issued by the Pacific Exchange, Inc. or PCX Equities, Inc., other than as set forth in this Agreement, or to any penalty or sanction, in the case of clauses (A) and (B) above, except for such conflicts, breaches, violations, defaults, payments, accelerations, creations or changes that (other than with respect to clause (B)(x) above), individually or in the aggregate, have not had and are not reasonably expected to have, an Archipelago Material Adverse Effect.

             (ii)  Neither Archipelago nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which Archipelago or its Subsidiaries (or, after giving effect to the Mergers, Holdco or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

          (e)    Governmental Approvals and Consents.    Other than (i) the approvals and consents to be obtained from the SEC and the Board of Directors of the PCX, (ii) the filings and/or notices under the HSR Act, the Exchange Act and the Securities Act, (iii) the filings, notices, approvals and/or consents to be obtained from any Self-Regulatory Organization and (iv) other foreign approvals, state securities, takeover and "blue sky" laws, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by Archipelago or any of its Subsidiaries with, or obtained by Archipelago or any of its Subsidiaries from, any Governmental Entity or Self-Regulatory Organization in connection with the execution and delivery by Archipelago of this Agreement, the performance by Archipelago of its obligations hereunder, and the consummation of the transactions contemplated hereby.

          For purposes of this Agreement, "Self-Regulatory Organization" shall mean any U.S. or foreign commission, board, agency or body that is not a Governmental Entity but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, ECNs, insurance companies or agents, investment companies or investment advisers; provided, however, that, in the case of Archipelago, PCX shall not be a "Self-Regulatory Organization".

          (f)    Archipelago Reports; Financial Statements.

              (i)  Archipelago has delivered to NYSE the final amendment of each registration statement, and each report, proxy statement or information statement prepared by it since December 31, 2003, including Archipelago's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, the "Archipelago Reports"). Each of the Archipelago

    Reports is true and complete, was timely made and is in material compliance with all applicable Laws and other requirements applicable to such Archipelago Reports. Neither Archipelago nor any of its Subsidiaries has received, or knows of, any comments or inquiries from the SEC relating to any Archipelago Report that, individually or in the aggregate, have had or are reasonably expected to have an Archipelago Material Adverse Effect. As of their respective dates (or if amended, as of the date of such amendment), the Archipelago Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Archipelago Reports (including the related notes and schedules) fairly presents the consolidated financial position of Archipelago and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Archipelago Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings, stockholders' equity, cash flows and changes in financial position, as the case may be, of Archipelago and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with GAAP consistently applied during the periods involved, except as may be noted therein.

             (ii)  Archipelago is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and (B) the applicable listing and corporate governance rules and regulations of PCX and PCX Equities. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Archipelago nor any of its affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of Archipelago.

            (iii)  Archipelago (A) has designed reasonable disclosure controls and procedures to ensure that material information relating to Archipelago, including its consolidated Subsidiaries, is made known to the management of Archipelago by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Archipelago's auditors and the audit committee of Archipelago's Board of Directors (x) any significant deficiencies known to Archipelago's management or internal auditors (in-sourced or outsourced) in the design or operation of internal controls which could adversely affect in any material respect Archipelago's ability to record, process, summarize and report financial data and has identified for Archipelago's auditors any material weaknesses known to Archipelago's management or internal auditors (in-sourced or outsourced) in internal controls and (y) any fraud known to Archipelago's management or internal auditors (in-sourced or outsourced), whether or not material, that involves management or other employees who have a significant role in Archipelago's internal controls.

          (g)    Absence of Certain Changes.    Except as disclosed in Archipelago Reports, since the December 31, 2004, Archipelago and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change or development that, individually or in the aggregate, has had or is reasonably expected to have, an Archipelago Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Archipelago or any of its Subsidiaries, whether or not covered by insurance; or (iii) any change by Archipelago in financial accounting principles, practices or methods that is not required by GAAP. Since December 31, 2004, except as provided for herein or as disclosed in Archipelago Reports, there has not been any increase in the compensation payable or that could become payable by Archipelago or any of its

  Subsidiaries to officers or key employees or any amendment of or other modification to any of the Archipelago Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practice.

          (h)    Compliance.    Neither Archipelago nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Law of any Governmental Entity or Self-Regulatory Organization or (ii) any Contract to which Archipelago or any of its Subsidiaries is a party or by which Archipelago or any of its Subsidiaries or its or any of their respective properties is bound or affected, except in each of cases (i) and (ii), for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and are not reasonably expected to have an Archipelago Material Adverse Effect. Except as expressly set forth in the Archipelago Reports, no investigation or review by any Governmental Entity or any Self-Regulatory Organization with respect to Archipelago or any of its Subsidiaries is pending or, to the knowledge of Archipelago, threatened, nor has any Governmental Entity or any Self-Regulatory Organization indicated an intention to conduct the same, except, in each case, for those the outcome of which, individually or in the aggregate, have not had and are not reasonably expected to have an Archipelago Material Adverse Effect. Except as set forth in the Archipelago Reports or as, individually or in the aggregate, is not reasonably expected to have an Archipelago Material Adverse Effect, (x) no material change is required in Archipelago's or any of its Subsidiaries' processes, properties or procedures to comply with any Laws in effect on the date hereof or enacted as of the date hereof and scheduled to be effective after the date hereof, and (y) Archipelago has not received any written notice or written communication of any noncompliance with any Law. Each of Archipelago and its Subsidiaries has all Permits of all Governmental Entities and Self-Regulatory Organizations necessary to conduct its business as presently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and is not reasonably expected to have an Archipelago Material Adverse Effect.

          (i)    Litigation and Liabilities.    Except as disclosed in the Archipelago Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Archipelago, threatened against Archipelago, any of its Subsidiaries or any of their respective directors or officers, or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to, or any other facts or circumstances of which, to the knowledge of Archipelago, could result in any claims against, or obligations or liabilities of, Archipelago or any of its affiliates, except, in both cases, for those that, individually or in the aggregate, have not had and are not reasonably expected to have an Archipelago Material Adverse Effect.

          (j)    Employee Benefits.

              (i)  All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Archipelago and its Subsidiaries (the "Archipelago Employees") and current or former directors of Archipelago, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Archipelago Benefit Plans") are listed in Section 6.2(j) of the Archipelago Disclosure Letter. True and complete copies of all Archipelago Benefit Plans listed in Section 6.2(j) of the Archipelago Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Archipelago Benefit Plans, and all amendments thereto, have been provided or made available to NYSE.

             (ii)  All Archipelago Benefit Plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA (each, an "Archipelago Multiemployer Plan") are in substantial compliance with ERISA and the Code, to the extent applicable, and other applicable Laws. Each Archipelago Benefit Plan which is subject to ERISA (an "Archipelago ERISA Plan") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (an "Archipelago Pension Plan") intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all Tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and Archipelago is not aware of any circumstances likely to result in the loss of the qualification of any such plan under Section 401(a) of the Code. Neither Archipelago nor any of its Subsidiaries has engaged in a transaction with respect to any Archipelago ERISA Plan that, assuming the Taxable period of such transaction expired as of the date hereof, could subject Archipelago or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which, individually or in the aggregate, has had, or is reasonable expected to have, an Archipelago Material Adverse Effect. Neither Archipelago nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA, any of which, individually or in the aggregate, has had, or is reasonably expected to have, an Archipelago Material Adverse Effect.

            (iii)  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Archipelago or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Archipelago under Section 4001 of ERISA or Section 414 of the Code (an "Archipelago ERISA Affiliate"). Archipelago and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to an Archipelago Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an Archipelago ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.33 or 4043.66, has been required to be filed for any Archipelago Pension Plan or by any Archipelago ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

            (iv)  All contributions required to be made under each Archipelago Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Archipelago Benefit Plan have been properly accrued and reflected in Archipelago Financial Statements. Neither any Archipelago Pension Plan nor any single-employer plan of an Archipelago ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Archipelago ERISA Affiliate has an outstanding funding waiver. Neither any Archipelago Pension Plan nor any single-employer plan of an Archipelago ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Archipelago Pension Plan under Section 412 of the Code will be increased by application of Section 412(l) of the Code. Neither Archipelago nor any of its Subsidiaries has provided, or is required to provide, security to any Archipelago Pension Plan or to any single-employer plan of an Archipelago ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

             (v)  Under each Archipelago Pension Plan which is a single-employer plan, as of the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Archipelago Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Archipelago Pension Plan.

            (vi)  As of the date hereof, there is no pending or, to the knowledge of Archipelago, threatened, litigation relating to the Archipelago Benefit Plans that, individually or in the aggregate, has had, or is reasonably expected to have, an Archipelago Material Adverse Effect. Neither Archipelago nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Archipelago ERISA Plan or collective bargaining agreement. Archipelago or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

           (vii)  There has been no amendment to, announcement by Archipelago or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Archipelago Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any Archipelago Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Archipelago Benefit Plans, or (C) limit or restrict the right of Archipelago or, after the consummation of the Mergers or any other transactions contemplated hereby, Holdco to merge, amend or terminate any of the Archipelago Benefit Plans.

          (viii)  Neither Archipelago nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan or has made any payments or will make any payments that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code.

          (k)    Tax Matters.    Neither Archipelago nor any of its affiliates has taken or agreed to take any action, nor, to the knowledge of Archipelago, there exists any fact or circumstance, that would prevent or impede, or would be reasonably likely to prevent or impede, the NYSE Mergers from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or the NYSE LLC Merger and the Archipelago Merger, taken together, from qualifying as a transaction described in Section 351 of the Code.

          (l)    Taxes.

              (i)  Except as would not, individually or in the aggregate, reasonably be expected to have an Archipelago Material Adverse Effect: (A) all Tax Returns that are required to be filed by Archipelago or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete; (B) all Taxes that are shown as due on such filed Tax Returns or that Archipelago or any of its Subsidiaries are obligated to withhold from amounts owing to any Archipelago Employee, creditor or third party have been timely paid, except with respect to matters for which adequate reserves have been established; (C) neither Archipelago nor any of its Subsidiaries have waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (D) all Taxes due and payable by Archipelago or any of its Subsidiaries have been adequately provided for in the financial statements of Archipelago and its Subsidiaries for all periods ending through the date hereof (including the

    Archipelago Financial Statements) and, as of the date hereof, no material deficiency with respect to any Tax has been proposed, asserted or assessed against Archipelago or any of its Subsidiaries; (E) neither Archipelago nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the three years prior to the date of this Agreement; and (F) none of Archipelago or any of its Subsidiaries has any liability for Taxes of any Person (other than Archipelago or any of its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

             (ii)  No claim has been made by a Taxing Authority in a jurisdiction where Archipelago or any of its Subsidiaries does not file Tax Returns that Archipelago or any of its Subsidiaries is or may be subject to Taxation in that jurisdiction.

            (iii)  No private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Taxing Authority with respect to Archipelago or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

            (iv)  None of Archipelago or any of its Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing, to include any material adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in Taxable income for any Tax period beginning on or after the Closing Date, or (B) any "closing agreement" as described in Section 7121 of the Code (or similar provision of state, local or foreign Law), to include any material item of income in or exclude any material item of deduction from any Tax period beginning on or after the Closing Date;

             (v)  None of Archipelago or any Subsidiary has engaged in any transactions that is a "reportable transaction" for purposes of § 1.6011-4(b).

            (vi)  Neither the execution of this Agreement nor the consummation of the Merger or any other transactions contemplated by this Agreement, either alone or in conjunction with any other event, will result in any payment under any compensation plans or otherwise which alone or together with all other payments would constitute a "parachute payment" to any "disqualified individual" as those terms are defined in Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

          (m)    Labor Matters.    Neither Archipelago nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is Archipelago or any of its Subsidiaries the subject of any material proceeding asserting that Archipelago or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of Archipelago, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Archipelago or any of its Subsidiaries.

          (n)    Insurance.    All insurance policies maintained by Archipelago and its Subsidiaries provide coverage for those risks reasonably foreseeable with respect to the business of Archipelago and its Subsidiaries, and their respective properties and assets as is customary for companies conducting the business conducted by Archipelago and its Subsidiaries during such time period, are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, and are sufficient for compliance with all Laws currently applicable to Archipelago and its Subsidiaries. None of Archipelago or any of its Subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of Archipelago or its Subsidiaries. The insurance policies of Archipelago and its Subsidiaries are valid and enforceable policies in all respects. No claims have been made under Archipelago's directors' and officers' liability insurance policies since December 31, 2001, and, as of the date of this Agreement, no such claims are pending.

          (o)    Intellectual Property.

              (i)  Except as has not had or is not reasonably expected to have an Archipelago Material Adverse Effect, (A) Archipelago and/or at least one of its Subsidiaries exclusively owns, is licensed to use or otherwise possesses sufficient and legally enforceable rights to use all Intellectual Property which is owned by or necessary to the operation of the business of Archipelago as currently conducted (the "Archipelago Intellectual Property"), and (B) the consummation of the transactions contemplated by this Agreement will not alter or impair such rights. Except as has not had or is not reasonably expected to have an Archipelago Material Adverse Effect: (A) the Archipelago Intellectual Property owned by Archipelago is valid, subsisting and enforceable, (B) Archipelago's and/or its Subsidiaries' ownership of and right to use the Archipelago Intellectual Property is free and clear of any lien, pledge, security interest or other encumbrance and (C) no other Person has the right to use any of the owned Archipelago Intellectual Property, except pursuant to non-exclusive license grants made in writing by Archipelago. All material Contracts under which Archipelago or any of its Subsidiaries licenses or otherwise permits another Person, or is licensed or otherwise permitted by another Person, to use any Archipelago Intellectual Property (the "Archipelago Intellectual Property Contracts") are legal, valid, binding and enforceable against the other party, and is in full force and effect, subject to Bankruptcy and Equity Exceptions. Except as has not had or is not reasonably expected to have an Archipelago Material Adverse Effect, no claim has been made that Archipelago or any of its Subsidiaries, or to the knowledge of Archipelago, another person, has breached any Archipelago Intellectual Property Contract.

             (ii)  There are no pending or, to the knowledge of Archipelago, threatened claims by any Person alleging infringement by Archipelago or its Subsidiaries for their use of any Archipelago Intellectual Property that are reasonably expected to have an Archipelago Material Adverse Effect. Except as has not had or is not reasonably expected to have an Archipelago Material Adverse Effect, to the knowledge of Archipelago, the conduct of the business of Archipelago as currently conducted does not infringe upon any Intellectual Property rights or any other proprietary right of any Person. To the knowledge of Archipelago, there is no unauthorized use, infringement or misappropriation and other violation of Archipelago Intellectual Property by any Person, including any Employee of Archipelago or any of its Subsidiaries, except as would not reasonably be likely to have an Archipelago Material Adverse Effect. Archipelago and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of the trade secrets and other non-public information owned by Archipelago or its Subsidiaries, or received from third Persons which Archipelago or its Subsidiaries is obligated to treat as confidential, except for such steps the failure of which to have taken has not, individually or in the aggregate, had or reasonably be expected to have an Archipelago Material Adverse Effect.

            (iii)  To the knowledge of Archipelago and except as has not had or is not reasonably expected to have an Archipelago Material Adverse Effect, the IT Assets of Archipelago operate and perform in all material respects in accordance with their documentation and functional specifications, to the extent available, or as otherwise required by Archipelago and its Subsidiaries in connection with the business of Archipelago as currently conducted. Each of Archipelago and its Subsidiaries has implemented reasonable backup and disaster recovery measures consistent with industry standards.

          (p)    Brokers and Finders.    None of Archipelago, its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Mergers or the other transactions contemplated by this Agreement, except that Archipelago has employed Goldman Sachs & Co. to facilitate the transactions contemplated hereby, and Greenhill & Co., LLC as its financial advisor, the arrangements with which have been disclosed in writing to NYSE prior to the date hereof.

          (q)    PCX Transaction.    Archipelago has made available to NYSE a true and complete copy of the PCX Merger Agreement, all amendments thereto and all other agreements containing any material term or condition regarding the PCX Transaction and any waivers relating to any of the foregoing.

ARTICLE VII

Covenants

        7.1.    Interim Operations.    NYSE and Archipelago each covenants and agrees as to itself and its Subsidiaries (including, in the case of Archipelago, PCX Holdings and its Subsidiaries after the acquisition of PCX Holdings is consummated) that, after the date hereof and until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms (unless NYSE (in the case of Archipelago) or Archipelago (in the case of NYSE) shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement or, in the case of Archipelago, except as otherwise set forth in Schedule 7.1 of the Archipelago Disclosure Letter or, in the case of NYSE, except as otherwise set forth in Schedule 7.1 of the NYSE Disclosure Letter):

          (a)   in the case of NYSE and Archipelago, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with all Governmental Entities (including the SEC), providers of order flow, customers, suppliers, distributors, creditors, lessors, Employees, business associates, Members and shareholders, as appropriate;

          (b)   (i) in the case of NYSE and Archipelago, it shall not issue, sell, pledge, dispose of or encumber any membership interests or capital stock, as appropriate, owned by it in any of its Subsidiaries; (ii) in the case of Archipelago, except as set forth in Article III of this Agreement, it shall not amend its certificate of incorporation, constitution or bylaws, as applicable; (iii) in the case of NYSE and Archipelago, it shall not split, combine or reclassify its outstanding membership interests or shares of capital stock, as appropriate; (iv) in the case of NYSE and Archipelago, it shall not declare, set aside or pay any type of dividend, whether payable in cash, stock or property, in respect of any membership interests or capital stock, as appropriate, other than (A) any cash dividend permitted under Section 7.16, (B) in the case of NYSE, dividends payable by direct or indirect wholly owned Subsidiaries of NYSE to NYSE or other direct or indirect wholly owned Subsidiaries of NYSE and (C) in the case of Archipelago, dividends payable by direct or indirect wholly owned Subsidiaries of Archipelago to Archipelago or other direct or indirect wholly owned Subsidiaries of Archipelago; or (v) in the case of NYSE and Archipelago, it shall not repurchase, redeem or otherwise acquire (except, in the case of Archipelago, in connection with the Archipelago Stock Plans and the acquisition of PCX Holdings on the terms set forth on Section 7.1 of the Archipelago Disclosure Letter), or permit any of its Subsidiaries to purchase or otherwise acquire, any membership interests or shares of its capital stock, as applicable, or any securities convertible into or exchangeable or exercisable for any membership interests or shares of its capital stock, as applicable;

          (c)   neither it nor any of its Subsidiaries shall (i) in the case of NYSE and Archipelago, issue, sell, pledge, dispose of or encumber any membership interests or shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock of any class, as appropriate, or any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with Members of NYSE or stockholders of Archipelago, as the case may be, on any matter, or, in the case of Archipelago, any other property or assets other than Archipelago Shares issuable pursuant to stock-based awards outstanding on or awarded prior to the date hereof under the Archipelago Stock Plans (other than the issuance of any Archipelago Shares pursuant to the acquisition of PCX Holdings on the terms set forth in the PCX Merger Agreement and otherwise on Section 7.1 of the Archipelago Disclosure Letter and pursuant to Section 7.1(d)(ii)(B)); (ii) in the case of Archipelago, other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other material property or assets (including membership interests or capital stock of any of its Subsidiaries); (iii) in the case of NYSE (unless NYSE shall have consulted with Archipelago prior to taking such action) and in the case of Archipelago, incur or modify any indebtedness or other liability (including any guarantee of such material indebtedness or other liability) in an amount in excess of $20,000,000 individually or $40,000,000 in the aggregate; (iv) in the case of NYSE (unless NYSE shall have consulted with Archipelago prior to taking such action) and in the case of Archipelago, make or authorize or commit for any capital expenditures, except (A) in cases of clause (iv), as provided in the Business Plan for each of NYSE and Archipelago, respectively, that has been provided to the other prior to the date of this Agreement (provided that each of NYSE and Archipelago shall be permitted to make or authorize or commit for any capital expenditures in an amount that is between 90% and 110% of the amounts set forth in such Party's respective Business Plan) or (B) in the case of clause (i), for such amounts in cash or Archipelago Shares, securities convertible into or exchangeable or exercisable for, or option, warrants, calls, commitments or rights of any kind to acquire Archipelago Shares, or Archipelago shall issue pursuant to the PCX Transaction on the terms set forth in the PCX Merger Agreement and otherwise on Section 7.1 of the Archipelago Disclosure Letter; or (v) other than the acquisition of PCX Holdings on the terms set forth in the PCX Merger Agreement and otherwise on Section 7.1 of the Archipelago Disclosure Letter, in the case of Archipelago, enter into or consummate any acquisitions or other types of non-ordinary-course transactions;

          (d)   in the case of Archipelago, neither it nor any of its Subsidiaries shall (i) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Archipelago Benefit Plan, as the case may be, or any other arrangement that would be an Archipelago Benefit Plan if in effect on the date hereof other than offer letters provided to newly-hired employees (other than offer letters to executive officers of Archipelago and its Subsidiaries or to employees whose base salary is in excess of $300,000); provided that such offer letters do not include any compensation or benefits that vest, accelerate or otherwise are affected by or result in any payment or funding upon the occurrence of any of the transactions contemplated by this Agreement, or (ii) increase the salary, wage, bonus or other compensation of any employees or fringe benefits of any director, officer or employee or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except (A) increases occurring in the ordinary and usual course of business consistent with past practice (which shall include normal periodic performance reviews and related increases of annual base salaries not to exceed 4% in the aggregate or 6% for any individual officer or employee) and (B) new grants of up to 1,000,000 restricted stock units which shall be granted in amounts and on terms and conditions in the ordinary course of business consistent with past practice prior to the Determination Date or (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or (iv) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award (or with respect to any outstanding equity-related award) that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award or any Archipelago Benefit Plan shall accelerate or otherwise be affected by or result in any payment or funding upon the occurrence of any of the transactions contemplated by this Agreement (except the restricted stock units granted pursuant to clause (ii)(B) of this Section 7.1(d) may include a double trigger vesting provision which are the same as previously granted awards);

          (e)   except in the ordinary and usual course of business consistent with past practice, in the case of NYSE (unless NYSE shall have consulted with Archipelago prior to taking such action) and in the case of Archipelago, neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation and, in the case of Archipelago, neither it nor any of its Subsidiaries shall modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

          (f)    in the case of Archipelago, neither it nor any of its Subsidiaries shall make or change any material Tax election (other than (i) routine elections made on the first corporate income tax return of Archipelago or (ii) elections consistent with elections in effect for Archipelago immediately prior to its conversion from a limited liability company to a corporation), change any material method of Tax accounting, file any materially amended Tax Return, or settle or compromise any material audit or proceeding relating to Taxes (provided, however, that NYSE shall be deemed to have consented to any such Tax election if NYSE has not indicated an objection to making such Tax election within five business days after NYSE's receipt of written notice stating Archipelago's intent to make such election); or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

          (g)   in the case of NYSE (unless NYSE shall have consulted with Archipelago prior to taking such action) and in the case of Archipelago, neither it nor any of its Subsidiaries shall permit any change in its credit practices or accounting principles, policies or practice (including any of its practices with respect to accounts receivable or accounts payable), except to the extent that any such changes in accounting principles, policies or practices shall be required by changes in GAAP;

          (h)   in case of Archipelago, it shall not make any amendment, waiver or modification to the Agreement and Plan of Merger, dated January 3, 2005 (the "PCX Merger Agreement"), among PCX Holdings, Inc. ("PCX Holdings"), Archipelago and New Apple Acquisitions Corporation, or any transactions contemplated thereby (the "PCX Transaction"), or any other agreement relating to or in connection with the PCX Transaction;

          (i)    in the case of NYSE and Archipelago, neither it nor any of its Subsidiaries shall enter into any "non-compete" or similar Contract that would materially restrict the business of Holdco or any of its Subsidiaries following the Effective Time;

          (j)    except as permitted pursuant to Section 7.1(d), in the case of Archipelago, neither it nor any of its Subsidiaries shall enter into any Contract between itself, on the one hand, or any of its affiliates, employees, officers or directors, on the other hand;

          (k)   in the case of Archipelago, neither it nor any of its Subsidiaries will file with the SEC any application to change any of its rules or regulations unless it shall simultaneously provide a written copy of such application to NYSE; and

          (l)    in the case of NYSE and Archipelago, neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing set forth in Sections 7.1(a) - (k) if NYSE or Archipelago, as applicable, would be prohibited by the terms of Sections 7.1(a) - (k) from doing the foregoing. Notwithstanding anything to the contrary in this Agreement, NYSE shall have the right to agree to and to consummate any acquisitions of another Person, including by agreeing to issue equity interests in Holdco to such Person; provided that such issuance shall not exceed a number of Holdco Common Stock equal to 25% of the outstanding NYSE Membership Interests, on an as-converted basis using the NYSE Exchange Ratio. Any issuance of NYSE Membership Interests in connection with the foregoing shall cause a pro rata adjustment to each of the NYSE Exchange Ratio and the Archipelago Exchange Ratio.

        7.2.    Acquisition Proposals.

          (a)   Without limitation on any of such party's other obligations under this Agreement (including under Article VII hereof), each of NYSE and Archipelago agrees that, from and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by way of furnishing information), facilitate, or induce any inquiries or the making, submission or announcement of, any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

          An "Acquisition Proposal" for Archipelago or NYSE means any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of Archipelago or NYSE, as applicable, or any of its Subsidiaries that constitutes 10% or more of the consolidated gross revenue or consolidated gross assets of Archipelago or NYSE, as applicable, and its Subsidiaries, taken as a whole (such Subsidiary, a "Major Subsidiary"); (ii) any direct or indirect acquisition or purchase of (A) 10% or more of any class of equity securities or voting power or 10% or more of the consolidated gross assets of Archipelago or NYSE, as applicable, or (B) 50% or more of any class of equity securities or voting power of any of its Major Subsidiaries; (iii) any tender offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity securities or voting power of Archipelago or NYSE, as applicable; (iv) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Archipelago or NYSE, as applicable, or any Major Subsidiary of Archipelago or NYSE, as applicable, in each case other than the transactions contemplated by this Agreement and other than any transaction set forth in Section 7.2 of the Archipelago Disclosure Letter.

          (b)   Within two business days after receipt of an Acquisition Proposal or any request for nonpublic information or inquiry that Archipelago reasonably believes could lead to an Acquisition Proposal for Archipelago or that NYSE reasonably believes could lead to an Acquisition Proposal for NYSE, Archipelago or NYSE, as applicable, shall provide the other party hereto with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person making any such Acquisition Proposal, request or inquiry. Thereafter, Archipelago or NYSE, as applicable, shall provide the other party hereto, as promptly as practicable, with oral and written notice setting forth all such information as is reasonably necessary to keep such other party informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

          (c)   Notwithstanding anything in this Agreement to the contrary, each of NYSE and Archipelago or its respective Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in NYSE Recommendation prior to the receipt of the NYSE Requisite Vote or Change in Archipelago Recommendation prior to the receipt of the Archipelago Requisite Vote, as the case may be, or (C) prior to the receipt of the NYSE Requisite Vote in the case of NYSE and prior to the receipt of the Archipelago Requisite Vote in the case of Archipelago, engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, (i) in the case of clause (B) above, it has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors concludes in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (ii) in the case of clause (C) above, its Board of Directors concludes in good faith (after consultation with its outside legal counsel and financial advisors) that there is a reasonable likelihood that such Acquisition Proposal could constitute a Superior Proposal, (iii) in the case of clause (B) or (C) above, its Board of Directors, after consultation with its outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (iv) in the case of clause (C) above, prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement with terms no less restrictive, in the aggregate, than those contained in the Confidentiality Agreement, and (v) in the case of clause (C) above, NYSE or Archipelago, as the case may be, is not then in material breach of its obligations under this Section 7.2. Each of NYSE and Archipelago agrees that it will, and will cause its senior officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Each of NYSE and Archipelago agrees that it will use reasonable best efforts to promptly inform its directors, officers, agents and representatives of the obligations undertaken in this Section 7.2. Nothing in this Section 7.2 shall (x) permit Archipelago or NYSE to terminate this Agreement (except as specifically provided in Article IX hereof) or (y) affect any other obligation of Archipelago or NYSE under this Agreement, except as otherwise expressly set forth in this Agreement. Neither Archipelago nor NYSE shall submit to the vote of its stockholders or Members, as the case may be, any Acquisition Proposal other than the Archipelago Merger or NYSE Mergers, respectively.

          "Superior Proposal" means, with respect to Archipelago or NYSE, as the case may be, a bona fide written Acquisition Proposal obtained not in breach of this Section 7.2 for or in respect of: (a) in the case of Archipelago, all of the outstanding voting power of and economic interest in the capital stock of Archipelago or all of the assets of Archipelago and its Subsidiaries, on a consolidated basis, or (b) in the case of NYSE, 50% or more of the NYSE Membership Interests or assets of NYSE and its Subsidiaries, on a consolidated basis, in each case, on terms that the Board of Directors of Archipelago or NYSE, as applicable, in good faith concludes (following receipt of the advice of its financial advisors and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the Acquisition Proposal and this Agreement, and taking into account any improved terms that Archipelago or NYSE, as the case may be, have offered pursuant to Section 9.3(a) or 9.4(a), as the case may be, deemed relevant by such Board of Directors, including conditions to and expected timing and risks of consummation and the ability of the party making such proposal to obtain financing for such Acquisition Proposal) are more favorable from a financial point of view to the stockholders of Archipelago or members of NYSE, as applicable, than the Mergers (after taking into account any such improved terms).

        7.3.    Preparation of Proxy Statements; Information Supplied.

          (a)   As promptly as reasonably practicable following the date hereof, NYSE and Archipelago shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the NYSE members at the NYSE Members Meeting and the matters to be submitted to the Archipelago stockholders at the Archipelago Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus"), and Holdco shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Holdco Common Stock in the Mergers (such Form S-4, and any amendments or supplements thereto, the "S-4 Registration Statement"). The Joint Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the S-4 Registration Statement as Holdco's prospectus.

          (b)   Each of NYSE and Archipelago shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the S-4 Registration Statement declared effective by the SEC and to keep the S-4 Registration Statement effective as long as is necessary to consummate the Mergers and the transactions contemplated thereby. NYSE and Archipelago shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus or the S-4 Registration Statement received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the S-4 Registration Statement prior to filing such with the SEC and will provide each other with a copy of all such filings made with the SEC.

          (c)   Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the S-4 Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that NYSE, in connection with a Change in NYSE Recommendation, and Archipelago, in connection with a Change in the Archipelago Recommendation, may amend or supplement the Joint Proxy Statement/Prospectus or the S-4 Registration Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors' deliberations and conclusions to be accurately described. A "Qualifying Amendment" means an amendment or supplement to the Joint Proxy Statement/Prospectus or S-4 Registration Statement (including by incorporation by reference) to the extent that it contains (i) a Change in the NYSE Recommendation or a Change in the Archipelago Recommendation (as the case may be), (ii) a statement of the reasons of the Board of Directors of NYSE or Archipelago (as the case may be) for making such Change in the NYSE Recommendation or Change in the Archipelago Recommendation (as the case may be) and (iii) additional information reasonably related to the foregoing.

          (d)   NYSE will use reasonable best efforts to cause the Joint Proxy Statements/Prospectus to be mailed to NYSE Members, and Archipelago will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Archipelago's stockholders, in each case as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act.

          (e)   Holdco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the Mergers, and each of NYSE and Archipelago shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

          (f)    Each party will advise the other party, promptly after it receives notice thereof, of the time when the S-4 Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Holdco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the S-4 Registration Statement.

          (g)   NYSE and Archipelago each agrees, as to itself and its Subsidiaries, that none of the information, supplied or to be supplied by it or its Subsidiaries and solely to the extent that such information pertains to it, its Subsidiaries, affiliates, directors, officers or stockholders, for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing and at the time of the NYSE Members Meeting and Archipelago Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Holdco will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time any information relating to NYSE or Archipelago, or any of their respective affiliates, officers or directors, should be discovered by NYSE or Archipelago which should be set forth in an amendment or supplement to any of the S-4 Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of NYSE and Archipelago.

          (h)   NYSE and Archipelago each shall use its reasonable best efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

        7.4.    Members Meeting; Stockholders Meeting.

          (a)   NYSE will take, in accordance with applicable Law and its certificate of incorporation and constitution, all action necessary to convene a meeting of its Members (the "NYSE Members Meeting") on a date determined in accordance with the mutual agreement of NYSE and

  Archipelago (the "Meeting Date"), which date shall be as promptly as practicable (but in no event more than 35 calendar days or such longer period as may be required under NYSE's Constitution) after the S-4 Registration Statement is declared effective and, to the extent permissible, the SEC shall have granted any necessary approvals for the consummation of the transactions contemplated by this Agreement (including any approvals of any application under Rule 19b-4 of the Exchange Act submitted in connection with the transactions contemplated by this Agreement). Subject to fiduciary obligations under applicable Law, the Board of Directors of NYSE shall recommend such adoption or approval, as the case may be, and shall take all lawful action to solicit such adoption and approval. In the event that subsequent to the date hereof, the Board of Directors of NYSE determines that this Agreement is no longer advisable and either makes no recommendation or recommends that its stockholders reject this Agreement (a "Change in NYSE Recommendation"), NYSE shall nevertheless submit this Agreement to its Members for adoption at the NYSE Members Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the NYSE Members Meeting.

          (b)   Archipelago will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of its stockholders (the "Archipelago Stockholders Meeting") on the Meeting Date to consider and vote upon the adoption and approval of this Agreement. Subject to fiduciary obligations under applicable Law, the Board of Directors of Archipelago shall recommend such adoption or approval, as the case may be, and shall take all lawful action to solicit such adoption and approval. In the event that subsequent to the date hereof, the Board of Directors of Archipelago determines that this Agreement is no longer advisable and either makes no recommendation or recommends that its stockholders reject this Agreement (a "Change in Archipelago Recommendation"), Archipelago shall nevertheless submit this Agreement to its stockholders for adoption at the Archipelago Stockholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Archipelago Stockholders Meeting.

        7.5.    Reasonable Best Efforts; Regulatory Filings and Other Actions.

          (a)   Reasonable Best Efforts; Regulatory Filings. NYSE and Archipelago shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement (including the New NYSE Operating Agreement, New Archipelago Charter, or such alternative amendments to the certificates of incorporation, certificate of formation, limited liability company agreement, constitution or bylaws, as applicable, of NYSE, NYSE Merger Corporation Sub, NYSE Merger LLC Sub, Archipelago, Holdco, Archipelago Merger Sub and/or any of their respective Subsidiaries, as the case may be, or alternative changes to market or regulatory structure as may be required to consummate and make effective the Mergers) as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, authorizations and other Permits (including all approvals and consents to be obtained from the SEC) (collectively, "Consents") necessary or advisable to be obtained from any third party and/or any Governmental Entity or Self-Regulatory Organization (if any) in order to consummate the transactions contemplated by this Agreement; provided, however, that nothing in this Section 7.5 shall require, or be construed to require, NYSE or Archipelago to (A) proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interests in any assets or businesses of Holdco, NYSE, Archipelago or any of their respective Subsidiaries or affiliates (or to consent to any sale, or agreement to sell, by Holdco, NYSE or Archipelago or any of their respective Subsidiaries or affiliates, as the case may be, of any of its assets or businesses), if such action would, individually or in the aggregate, reasonably be expected to result in an NYSE Substantial Detriment or (B) agree to any changes or restriction in the market or regulatory structure of Holdco, NYSE or Archipelago or any of their respective Subsidiaries or affiliates or in any of their respective operations of any such assets or businesses (including any requirement to effect the NYSE Regulation Transfer), if such changes or restrictions would, individually or in the aggregate, reasonably be expected to result in an Archipelago Substantial Detriment. Subject to applicable Law and the instructions of any Governmental Entity, NYSE and Archipelago shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by NYSE or Archipelago, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions.

          "Archipelago Substantial Detriment" means (i) when used with respect to Archipelago and its Subsidiaries, a material adverse effect on (A) the business, continuing results of operations or financial condition of Archipelago and its Subsidiaries, taken as a whole or (B) following the direct or indirect acquisition of the PCX by Archipelago or any of its Subsidiaries, the authority or ability of the PCX to continue as a national securities exchange and self-regulatory organization (as registered under Section 6 and as defined in Section 3(a)(26), respectively, of the Exchange Act); and (ii) when used with respect to NYSE and its Subsidiaries, any effect on the business, continuing results of operations or financial condition of NYSE and its Subsidiaries, taken as a whole, that would have been an Archipelago Substantial Detriment if it had occurred with respect to Archipelago and its Subsidiaries.

          "NYSE Substantial Detriment" means (i) when used with respect to NYSE and its Subsidiaries, a material adverse effect on (A) the business, continuing results of operations or financial condition of NYSE and its Subsidiaries, taken as a whole or (B) the authority or ability of NYSE to continue as a national securities exchange and self-regulatory organization (as registered under Section 6 and as defined in Section 3(a)(26), respectively, of the Exchange Act); and (ii) when used with respect to Archipelago and its Subsidiaries, any effect on the business, continuing results of operations or financial condition of Archipelago and its Subsidiaries, taken as a whole, that would have been an NYSE Substantial Detriment if it had occurred with respect to NYSE and its Subsidiaries.

          (b)   Market and Regulatory Structure Matters. Unless otherwise required by fiduciary obligations under applicable Law, the respective Boards of Directors of NYSE and Archipelago shall each consider and make such determination with respect to the other party, its Related Persons (as defined in the certificate of incorporation of Archipelago) and the Persons of which Archipelago and its Related Persons are Related Persons, as required by any Governmental Entity and, in the case of Archipelago or Self-Regulatory Organization whose consent is required for the consummation of the Merger. NYSE and its Board of Directors and Archipelago and its Board of Directors shall use their respective reasonable best efforts to provide such information to the SEC as is required with respect to the consideration by the SEC of the amendments to the certificates of incorporation or bylaws of NYSE and/or Archipelago or alternative changes to market or regulatory structure as may be required to consummate and make effective the Mergers.

          (c)   Prior Review of Certain Information. Subject to applicable Laws relating to the sharing of information, NYSE and Archipelago shall have the right to review in advance, and to the extent practicable, each will consult the other on any filing made with, or written materials submitted to, any third party and/or any Governmental Entity and, in the case of Archipelago, Self-Regulatory Organization (if applicable), in connection with the Mergers and the other transactions contemplated by this Agreement (including the Joint Proxy Statement/Prospectus). NYSE and Archipelago shall provide the other party with the opportunity to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated hereby.

          (d)   Furnishing of Information. NYSE and Archipelago each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Holdco, NYSE, Archipelago or any of their respective Subsidiaries to any third party and/or any Governmental Entity and, in the case of Archipelago, Self-Regulatory Organization (if applicable), in connection with the Mergers and the other transactions contemplated by this Agreement.

          (e)   Status Updates and Notice. Subject to applicable Law and the instructions of any Governmental Entity and, in the case of Archipelago, Self-Regulatory Organization (if applicable), NYSE and Archipelago each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by NYSE or Archipelago, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity and, in the case of Archipelago, Self-Regulatory Organization (if applicable), with respect to such transactions. NYSE and Archipelago each shall give prompt notice to the other of any change that is reasonably expected to have a NYSE Material Adverse Effect or an Archipelago Material Adverse Effect, respectively.

        7.6.    Access.    Subject to applicable Law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, NYSE and Archipelago each shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants, consultants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 7.6 shall affect or be deemed to modify any representation or warranty made by NYSE or Archipelago; provided, further, that the foregoing shall not require NYSE or Archipelago (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of NYSE or Archipelago, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if NYSE or Archipelago, as the case may be, shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any privileged information of NYSE or Archipelago, as the case may be, or any of its Subsidiaries, (iii) in the case of NYSE, to permit any inspection, or to disclose any information relating to any regulatory enforcement, investigations or inquiries conducted by NYSE or any other regulatory activities that the Chief Regulatory Officer of NYSE determines, in his or her sole discretion, is confidential and inappropriate to disclose to Archipelago, or (iv) in the case of Archipelago if Archipelago directly or indirectly acquires the PCX, to permit any inspection, or to disclose any information relating to any regulatory enforcement, investigations or inquiries conducted by the PCX or any other regulatory activities that the Chief Regulatory Officer of the PCX determines, in his or her sole discretion, is confidential and inappropriate to disclose to NYSE. All requests for information made pursuant to this Section 7.6 shall be directed to an executive officer of NYSE or Archipelago, as the case may be, or such Person as may be designated by either of their executive officers, as the case may be, with a copy to the General Counsel of such party. All such information shall be governed by the terms of the Confidentiality Agreement.

        7.7.    Affiliates.

          (a)   Section 7.7 of the NYSE Disclosure Letter contains a list of those Persons who, as of the date of this Agreement, may be deemed to be "affiliates" of NYSE for purposes of Rule 145 under the Securities Act. Not less than 45 days prior to the Meeting Date, NYSE shall update Section 7.7 of the NYSE Disclosure Letter to add to such list the names of any other Person subsequently identified by NYSE as a Person who may be deemed to be such an affiliate of NYSE. NYSE shall keep such list updated as necessary to reflect changes from the Meeting Date and shall use reasonable best efforts to cause each person identified on such list to deliver to Holdco not less than 30 days prior to the Effective Time, a customary "affiliates" letter, dated as of the Closing Date, in form and substance satisfactory to NYSE and Archipelago (the "Affiliates Letter").

          (b)   Section 7.7 of the Archipelago Disclosure Letter contains a list of those Persons who, as of the date of this Agreement, may be deemed to be "affiliates" of Archipelago for purposes of Rule 145 under the Securities Act. Not less than 45 days prior to the Meeting Date, Archipelago shall update Section 7.7 of the Archipelago Disclosure Letter to add to such list the names of any other Person subsequently identified by Archipelago as a Person who may be deemed to be such an affiliate of Archipelago. Archipelago shall keep such list updated as necessary to reflect changes from the Meeting Date and shall use reasonable best efforts to cause each person identified on such list to deliver an Affiliates Letter to Holdco not less than 30 days prior to the Effective Time.

        7.8.    Exchange Listing and De-listing.    NYSE and Archipelago shall use their reasonable best efforts to cause the shares of Holdco Common Stock to be issued in the Mergers pursuant to Article V of this Agreement and the shares of Holdco Common Stock to be reserved for issuance upon exercise of the Archipelago Options to be approved for listing on NYSE, subject to official notice of issuance, prior to the Closing Date (or if such listing is not approved or permitted, another national securities exchange). Archipelago shall cause the suspension of trading of shares of Archipelago from any registered national securities exchange, effective as of the Closing, and shall have filed prior to the Closing an application to delist the shares of Archipelago from any registered securities exchange.

        7.9.    Publicity.    The initial press release regarding the Mergers shall be a joint press release and thereafter NYSE and Archipelago shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 7.3, neither NYSE nor Archipelago shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

        7.10.    Employment and Benefit Levels.

          (a)   After the Effective Date and until the later of (i) December 31, 2006 and (ii) the first anniversary of the Effective Date, Holdco shall provide or cause to be provided, to Archipelago Employees compensation (including base salary and annual cash bonus opportunities, but excluding equity compensation, which shall be discretionary) and pension and welfare benefits that are no less favorable in value in the aggregate than those provided to Archipelago Employees immediately before the Effective Time. Holdco shall provide that any Archipelago Employees who become participants in Holdco employee benefit plans or programs will be given credit under such plans and programs, for purposes of eligibility, vesting and benefit accrual thereunder, for all service recognized by Archipelago or any of its Subsidiaries as if such service were with Holdco and its Subsidiaries, to the same extent such service was credited under a comparable plan of Archipelago (for this purposes, all employee pension benefit plans shall be treated as comparable), except (x) as such service credit would result in a duplication of benefits, (y) to the extent that any new plan is established by Holdco that does not recognize service of similarly-situated employees of NYSE and its Subsidiaries and (z) benefit accrual will not be provided under defined benefit pension benefit plans. Holdco shall honor all Archipelago Benefit Plans in accordance with their terms as in effect immediately before the Effective Time, provided, however, that nothing herein shall prohibit Holdco or Archipelago or any of their respective subsidiaries from amending or terminating any such plan in accordance with its terms. Subject to the terms thereof, Holdco shall assume and honor the employment agreements and change-in-control severance agreements set forth in Section 7.10 of the Archipelago Disclosure Letter.

          (b)   At the Effective Time, Holdco will pay each participant in the Archipelago Management Annual Bonus Plan (the "Bonus Plan") who remains employed through the Effective Time for the year in which the Effective Time occurs, an annual bonus in an amount equal to the product of (x) the annual bonus earned by participants for the year in which the Effective Time occurs under the Bonus Plan (assuming a full year of performance) as reasonably determined in good faith and consistent with past practice by the Archipelago Compensation Committee and (y) a fraction, the numerator of which is the number of days elapsed in the plan year from the commencement of the plan year until the date on which the Effective Time occurs and the denominator of which is 365. If the Effective Time occurs in 2006, Archipelago shall be permitted, prior to the Effective Time, (i) to pay annual bonuses for 2005 in an amount equal to the annual bonus earned by participants for the 2005 year and (ii) to establish bonus targets, maximums and performance goals for 2006 in the ordinary course of business consistent with past practice.

          (c)   NYSE hereby acknowledges that a "change in control" within the meaning of each Archipelago Benefit Plan will occur upon the Effective Time.

        7.11.    Taxation.    Subject to Section 7.2, neither Archipelago nor NYSE shall take or cause to be taken any action, whether before or after the Effective Time, that would prevent or impede, or would be reasonably likely to prevent or impede, the NYSE Mergers from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or the NYSE LLC Merger and the Archipelago Merger, taken together, from qualifying as a transaction described in Section 351 of the Code.

        7.12.    Expenses.    Subject to Sections 7.2 and 9.5, whether or not the Mergers are consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Mergers are consummated, the surviving entity of each Merger shall pay, or cause to be paid, any and all property or transfer taxes imposed in connection with such Merger and (b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and the S-4 Registration Statement, which shall be shared equally by NYSE and Archipelago. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transaction contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the S-4 Registration Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby.

        7.13.    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time, Holdco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of

  NYSE and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by NYSE pursuant to NYSE's certificate of incorporation, constitution and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of NYSE and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Holdco's (or any successor's) certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and constitution of NYSE and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by NYSE (provided that Holdco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Holdco be required to expend in any one year an amount in excess of 175% of the annual premiums (such 175% amount, the "Maximum NYSE Insurance Amount") currently paid by NYSE for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Holdco may, in lieu of maintaining the insurance described in clause (iii) of Section 7.13(a), purchase a six-year "tail" prepaid policy on terms and conditions no less advantageous to the insured than the current directors' and officers' liability insurance and fiduciary liability insurance maintained by NYSE; provided that the amount paid by Holdco shall not exceed six times the Maximum NYSE Insurance Amount. The obligations of Holdco under this Section 7.13(a) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.13(a) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 7.13(a) applies shall be third party beneficiaries of this Section 7.13(a)).

          (b)   From and after the Effective Time, Holdco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Archipelago and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Archipelago pursuant to Archipelago's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Archipelago and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Holdco's (or any successor's) certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of Archipelago and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Archipelago (provided that Holdco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Holdco be required to expend in any one year an amount in excess of 175% of the annual premiums (such 175% amount, the "Maximum Archipelago Insurance Amount") currently paid by Archipelago for such insurance (which annual premiums are set forth in Section 7.13(b) of the Archipelago Disclosure Letter); and, provided further that if the annual premiums of such insurance coverage exceed such amount, Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Holdco may, in lieu of maintaining the insurance described in clause (iii) of Section 7.13(b), purchase a six-year "tail" prepaid policy on terms and conditions no less advantageous to the insured than the current directors' and officers' liability insurance and fiduciary liability insurance maintained by Archipelago; provided that the amount paid by Holdco shall not exceed six times the Maximum Archipelago Insurance Amount. The obligations of Holdco under this Section 7.13(b) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.13(b) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.13(b) applies shall be third party beneficiaries of this Section 7.13(b)).

        7.14.    Other Actions by NYSE and Archipelago.

          (a)    Takeover Statute.    If any takeover statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of NYSE and Archipelago and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger, and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

          (b)    Section 16 Matters.    Prior to the Effective Time, NYSE and Archipelago shall take all such steps as may be required to cause any dispositions of NYSE Membership Interests, Archipelago Shares, Archipelago Options or Archipelago Awards (including derivative securities with respect to NYSE Membership Interests or Archipelago Shares) or acquisitions of Holdco Common Stock (including derivative securities with respect to Holdco Common Stock) resulting from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to NYSE and Archipelago, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

          (c)    Advice of Changes.    Until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, (i) NYSE shall promptly advise Archipelago of any change or event that it believes would or would reasonably be likely to cause or constitute a NYSE Material Adverse Effect or a material breach of any of its representations, warranties or covenants contained herein such that the condition contained in Section 8.2(a) or 8.2(b) shall no longer be capable of satisfaction; and (ii) Archipelago shall promptly advise NYSE of any change or event that it believes would or would reasonably be likely to cause or constitute an Archipelago Material Adverse Effect or a material breach of any of its representations, warranties or covenants contained herein such that the condition contained in Section 8.3(a) or 8.3(b) shall no longer be capable of satisfaction.

        7.15.    Termination of Membership Leases and NYSE Trading Rights.

          (a)   After the date hereof, NYSE shall use reasonable best efforts to take all such steps as may be required to cause all Membership Leases to be cancelled and retired, without payment of any consideration therefor, effective as of the NYSE Corporation Merger Effective Time, including by proposing an amendment to NYSE's rules and regulations and the NYSE Organizational Documents that would effect such cancellation and retirement.

          (b)   After the date hereof, NYSE shall use reasonable best efforts to take all such steps as may be required to cause all physical membership interests, electronic membership interests and option trading right interests, to the extent any such interests are outstanding, shall be cancelled and retired, without payment of any consideration therefor, effective as of the NYSE Corporation Merger Effective Time, including, if required, by proposing a rule to the NYSE rules and regulations and NYSE's Constitution that would effect such cancellation and retirement.

        7.16.    NYSE Employee Pool of Holdco Shares.    Prior to the Determination Date, NYSE shall be entitled to grant, or reserve for future grant, a number of shares of Holdco Common Stock (including shares of Holdco Common Stock that are reserved for restricted stock units or similar equity-based awards) (such number of shares, the "Grant Number") to individuals who are employees of NYSE or any Subsidiary of NYSE as of immediately prior to the Effective Time, on terms and conditions determined by NYSE, in its sole discretion; provided, however, that the Grant Number shall not be in excess of 5% of the Total NYSE Share Count.

        7.17.    Cash Dividends Prior to the Effective Time.

          (a)   As soon as reasonably practicable, but in no event later than 15 business days prior to the Closing Date mutually and reasonably expected by NYSE and Archipelago, (i) Archipelago shall deliver a calculation (the "Archipelago Cash Calculation") of the amount of Free Cash of Archipelago and its Subsidiaries, on a consolidated basis, as of the Cash Test Date (the "Archipelago Measured Cash"), and (ii) NYSE shall deliver a calculation (the "NYSE Cash Calculation" and together with the Archipelago Cash Calculation, the "Calculations") of the amount of Free Cash of NYSE and its Subsidiaries, on a consolidated basis, as of the close of business on the Cash Test Date (the "NYSE Measured Cash"). The Calculations shall be prepared in accordance with GAAP and on the same basis and applying the same accounting principles, policies and practices that were used in calculating the NYSE Financial Statements and the Archipelago Financial Statements, as applicable.

          "Free Cash" means, with respect to any Person as of any particular date, the difference obtained by subtracting the Aggregate Cash Liabilities of such Person as of such date from the Aggregate Cash Assets of such Person as of such date; provided, however, that "Free Cash" shall be adjusted as provided in Section 7.18.

          "Aggregate Cash Assets" means, with respect to any Person as of any particular date, the sum of (without duplication): (i) cash, (ii) cash equivalents and market securities, (iii) short-term investments at cost (less in the case of the NYSE, the SIAC short-term investment, at cost, related to retirement plans), (iv) repurchase agreements, (v) net receivables and (vi) prepaid expenses in the current year, in each case of such Person as of such date.

          "Aggregate Cash Liabilities" means, with respect to any Person, the sum of (without duplication): (i) accounts payable (less, in the case of the NYSE, any deferred income), (ii) accrued expenses (less, in the case of NYSE, any expenses in respect of the indemnification agreement related to the Special Fund or the Gratuity Fund), (iii) capital lease obligations, (iv) any indebtedness for borrowed money, (v) any other obligation to pay cash (whether accrued or otherwise) other than obligations incurred in the ordinary course of business of such Person, consistent with past practice, in each case of such Person as of such date (including, in the case of Archipelago, any expected restructuring charges expected to be incurred in connection with the acquisition set forth on Section 7.18(d) of the Archipelago Disclosure Letter).

          "Cash Test Date" means the last day of the month immediately preceding the Closing Date mutually and reasonably expected by NYSE and Archipelago; provided that, if such date is not at least 15 business days prior to the Closing Date, then on the last day of the second month immediately preceding the Closing Date.

          (b)   Each of NYSE and Archipelago shall have two business days from the receipt of the other Party's Calculation (the "Resolution Period") to accept or object such Calculation. In the event that either Party disagrees in good faith with the other Party's Calculation, then NYSE and Archipelago shall work together in good faith during the Resolution Period to resolve any disagreements. If NYSE and Archipelago resolve all differences in each other's Calculation, then such agreement shall be used for the Archipelago Measured Cash and NYSE Measured Cash, as applicable.

          (c)   If NYSE and Archipelago are unable to resolve any dispute with respect to either the NYSE Cash Calculation or the Archipelago Cash Calculation by the end of the Resolution Period, then NYSE and Archipelago shall submit all matters in dispute to Deloitte & Touche or KPMG, as agreed by NYSE and Archipelago (the "Arbiter"), in writing by no later than two business days after the Resolution Period.

          (d)   NYSE and Archipelago shall use reasonable best efforts to cause the Arbiter to issue a report providing for the calculation of NYSE Measured Cash and Archipelago Measured Cash. The Arbiter's determination of NYSE Measured Cash and Archipelago Measured Cash shall be final and binding on each of NYSE and Archipelago.

          (e)   If the NYSE Measured Cash (as mutually agreed or finally determined pursuant to this Section 7.17) is greater than $350,000,000, then if and to the extent that the NYSE Measured Cash exceeds an amount equal to 233 1/3% of the Archipelago Measured Cash (as mutually agreed or finally determined pursuant to this Section 7.17) (such excess, the "Excess NYSE Cash"), (i) NYSE shall have the right, in its sole discretion, to declare and pay a cash dividend or distribution on the NYSE Membership Interests prior to the NYSE Corporation Merger Effective Time such that the aggregate amount of such cash dividend is equal to or less than the Excess NYSE Cash or (ii) in lieu thereof, NYSE Merger Corporation Sub shall have the right, in its sole discretion, to declare and pay a cash dividend or distribution on the NYSE Merger Corporation Sub Shares outstanding after the NYSE Corporation Merger Effective Time and prior to the Effective Time such that the aggregate amount of such cash dividend is equal to or less than the Excess NYSE Cash. If the Archipelago Measured Cash (as mutually agreed or finally determined pursuant to this Section 7.17) is greater than $150,000,000, then if and to the extent that the Archipelago Measured Cash exceeds an amount equal to three-sevenths of the NYSE Measured Cash (as mutually agreed or finally determined pursuant to this Section 7.17) (such excess, the "Excess Archipelago Cash"), Archipelago shall have the right, in its sole discretion, to declare and pay a cash dividend or distribution on the Archipelago Shares such that the aggregate amount of such cash dividend is equal to or less than the Excess Archipelago Cash.

          (f)    From the date that is one day prior to the Cash Test Date until immediately prior to the Corporation Merger Effective Time (in the case of NYSE) and immediately prior to the Effective Time (in the case of Archipelago), NYSE and Archipelago shall not, and shall cause their respective Subsidiaries not to, make any payment of cash that is outside of the ordinary course consistent with past practice as to timing or amount.

        7.18.    Adjustments to Measured Cash.

          (a)   If any of the Archipelago executives with change-of-control severance or employment agreements with Archipelago or the Chief Executive Officer of Archipelago waives prior to the Cash Test Date the "double trigger" vesting provisions set forth in their applicable equity compensation award agreements (the "Double Trigger Provisions"), and any severance amounts (and any gross-up payments due to such executives under Section 4999 of the Code ("Gross Up")) pursuant to the change-of-control severance or employment agreement to which such executive is a party, (i) such executive shall be paid, as soon as practicable after the Effective Time, all such cash severance amounts and Gross Up that would be payable under the provisions of such agreement if the executive were to be terminated without cause immediately after the Effective Time (but assuming no accelerated equity vesting), and (ii) the amount of such cash severance amounts and Gross-Up will be deemed to have been paid prior to the Cash Test Date so that it reduces the amount of Archipelago Measured Cash. In the event any of such individuals do not waive the Double Trigger Provisions in their severance or employment agreements, such agreement will remain in effect following the Effective Time in accordance with its terms, and an amount equal to the full amount of severance or change-of-control payment and Gross-Up in respect of the cash severance (but assuming no accelerated equity vesting) that could become due under such agreement will be deemed to have been paid prior to the Cash Test Date so that it reduces the amount of Archipelago Measured Cash.

          (b)   If NYSE or any of its Subsidiaries agrees to acquire any of the interests or properties set forth in Section 7.18(b) of the NYSE Disclosure Letter, then, to the extent that the obligations of NYSE or any of its Subsidiaries relating thereto (including any payment with respect thereto) would otherwise have caused a reduction in the amount of NYSE Measured Cash, an amount equal to such reduction shall be added to the amount of NYSE Measured Cash; provided, that, without the prior written consent of Archipelago, the amount of such addition with respect to any such acquisition shall in no event exceed the cap amount set forth on Section 7.18(b) of the NYSE Disclosure Letter with respect to such acquisition.

          (c)   If Archipelago agrees to acquire any of the interests set forth in Section 7.18(c) of the Archipelago Disclosure Letter, then, to the extent that the obligations of Archipelago or any of its Subsidiaries relating thereto (including any payment with respect thereto) would otherwise have caused a reduction in the amount of Archipelago Measured Cash, an amount equal to such reduction shall be added to the amount of Archipelago Measured Cash; provided, that, without the prior written consent of NYSE, the amount of such addition with respect to any such acquisition shall in no event exceed the cap amount set forth on Section 7.18(c) of the Archipelago Disclosure Letter with respect to such acquisition, and any such acquisition shall comply with the terms set forth in Section 7.18(c) of the Archipelago Disclosure Letter.

          (d)   If Archipelago fails to acquire the interests set forth in Section 7.18(d) of the Archipelago Disclosure Letter on or prior to the Cash Test Date, then the amount of Archipelago Measured Cash shall be decreased by an amount equal to that set forth on Section 7.18(d) of the Archipelago Disclosure Letter.

          (e)   If (i) Archipelago enters into a definitive and binding agreement with a Person (other than NYSE or any of its Subsidiaries) on or prior to the Cash Test Date to sell the interests set forth in Section 7.18(e) of the Archipelago Disclosure Letter to such Person; (ii) such agreement is not terminated on or prior to the Cash Test Date; and (iii) such sale to such Person is not consummated on or prior to the Cash Test Date, then the Archipelago Measured Cash shall be increased by an amount equal to the proceeds of such sale provided for in such agreement, net of the expected Tax liability resulting from such sale (which Tax liability shall be calculated as set forth in Section 7.18(e) of the Archipelago Disclosure Letter); provided that any such acquisition shall comply with the terms set forth in Section 7.18(e) of the Archipelago Disclosure Letter.

        7.19.    Certain Tax Matters.

          (a)    IRS Ruling Process.    NYSE, Archipelago and their respective counsel shall cooperate in seeking the IRS rulings specified in Section 8.2(c) and Section 8.3(c) hereof. The requests for such rulings (including any requests for pre-submission conferences or other preliminary proceedings prior to the submission of the ruling requests) shall either be (i) submitted as a joint ruling request by NYSE and Archipelago or (ii) if submitted separately, each party shall permit the other party's counsel to review and comment on all substantive submissions to the IRS relating to such ruling requests and, to the extent practicable, to attend all meetings and participate in all substantive discussions with the IRS relating to such submissions.

          (b)    Transfer Tax Returns.    NYSE and Archipelago shall cooperate in the preparation and filing of all transfer Tax Returns as a result of any of the transactions contemplated by this Agreement.

ARTICLE VIII

Conditions

        8.1.    Conditions to Each Party's Obligation to Effect the Mergers.

        The respective obligation of each party to effect the Mergers is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a)    Member and Stockholder Approval.    This Agreement shall have been duly adopted and approved by (A) Members constituting the NYSE Requisite Vote in accordance with applicable Law and the NYSE Organizational Documents, and (B) holders of Archipelago Shares constituting the Archipelago Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of Archipelago.

          (b)    Exchange Listing.    The shares of Holdco Common Stock to be issued in the Mergers and such other shares of Holdco Common Stock to be reserved for issuance in connection with the Mergers pursuant to this Agreement shall have been authorized for listing on NYSE (or if such listing is not approved or permitted, another national securities exchange), upon official notice of issuance.

          (c)    HSR Waiting Period.    The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

          (d)    Requisite Regulatory Approvals.    Subject to the proviso set forth in Section 7.5(a), all Consents required to be obtained prior to the Effective Time by Holdco, NYSE, Archipelago or any of their respective Subsidiaries from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by NYSE and Archipelago shall have been obtained (as the case may be) (including the approval of the application under Rule 19b-4 of the Exchange Act submitted by NYSE in connection with the transactions contemplated by this Agreement), unless the failure to receive any such Consent would not be reasonably expected to result in a Substantial Detriment and all such Consents that have been obtained shall be on terms that, individually or in the aggregate, would not be reasonably likely to result in, a Substantial Detriment (all such required Consents being referred herein as the "Requisite Regulatory Approvals").

          (e)    Litigation.    No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Mergers or the other transactions contemplated by this Agreement (collectively, an "Order"), and no Governmental Entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order, in each case if such Order would result in, or would be reasonably likely to result in, a Substantial Detriment.

          (f)    S-4.    The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

          (g)    Blue Sky Approvals.    Holdco shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby.

        8.2.    Conditions to Obligations of Archipelago.    The obligation of Archipelago to effect the Archipelago Merger is also subject to the satisfaction or waiver by Archipelago at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of NYSE set forth in this Agreement that is qualified as to NYSE Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) each of the representations and warranties of NYSE set forth in this Agreement that is not qualified as to NYSE Material Adverse Effect (reading such representations and warranties without regard to any materiality qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a NYSE Material Adverse Effect, (iii) each of the representations and warranties of NYSE set forth in Sections 6.1(b) and 6.1(c) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of a specified date, in which case such representation and warranty shall be true and correct as of such specified date) and (iv) Archipelago shall have received at the Closing a certificate signed on behalf of NYSE by the Chief Executive Officer of NYSE certifying the matters set forth in clauses (i), (ii) and (iii) of this Section 8.2(a).

          (b)    Performance of Obligations of NYSE.    NYSE shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Archipelago shall have received a certificate signed on behalf of NYSE by the Chief Executive Officer of NYSE to such effect.

          (c)    IRS Ruling or Tax Opinion.    Archipelago shall have received a private letter ruling from the IRS or the opinion of Sullivan & Cromwell LLP, counsel to Archipelago, dated the Closing Date, in either case to the effect that the Archipelago Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, or that the NYSE LLC Merger and the Archipelago Merger, taken together, will qualify as a transaction described in Section 351 of the Code.

          (d)    NYSE Cash Condition.    NYSE shall have, as of the Closing Date, an amount of Free Cash of not less than $350,000,000, calculated in accordance with GAAP on the same basis and applying the same accounting principles, policies and practices used in preparing the NYSE Financial Statements, and Archipelago shall have received a certificate, signed on behalf of NYSE by the Chief Financial Officer of NYSE, to such effect.

        8.3.    Conditions to Obligation of NYSE.    The obligation of NYSE to effect the NYSE Mergers is also subject to the satisfaction or waiver by NYSE at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of Archipelago set forth in this Agreement that is qualified as to Archipelago Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) each of the representations and warranties of Archipelago set forth in this Agreement that is not qualified as to Archipelago Material Adverse Effect (reading such representations and warranties without regard to any materiality qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an Archipelago Material Adverse Effect, (iii) each of the representations and warranties of Archipelago set forth in Sections 6.2(b), 6.2(c), 6.2(j) and 6.2(q) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), and (iv) NYSE shall have received at the Closing a certificate signed on behalf of Archipelago by the Chief Executive Officer of Archipelago certifying the matters set forth in clauses (i), (ii) and (iii) of this Section 8.3(a).

          (b)    Performance of Obligations of Archipelago.    Archipelago shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NYSE shall have received a certificate signed on behalf of Archipelago by the Chief Executive Officer of Archipelago to such effect.

          (c)    IRS Ruling or Tax Opinion.    NYSE shall have received a private letter ruling from the IRS or the opinion of Wachtell, Lipton, Rosen & Katz, counsel to NYSE, dated the Closing Date, in either case to the effect that (i) the NYSE Corporation Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the NYSE LLC Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

          (d)    Archipelago Cash Condition.    Archipelago shall have, as of the Closing Date, an amount of Free Cash of not less than $150,000,000, calculated in accordance with GAAP on the same basis and applying the same accounting principles, policies and practices used in preparing the Archipelago Reports, and NYSE shall have received a certificate, signed on behalf of Archipelago by the Chief Financial Officer of Archipelago, to such effect.

          (e)    PCX Acquisition.    Archipelago shall have, as of the Determination Date, completed the acquisition of PCX Holdings and its Subsidiaries (including the PCX) or the agreement providing for such acquisition shall have been terminated. If the acquisition of PCX Holdings or the PCX shall have been consummated, the PCX shall be a registered as of the Closing Date as a national securities exchange and as a self-regulatory organization (as registered under Section 6 and as defined in Section 3(a)(26), respectively, of the Exchange Act) and shall have in effect rules (i) in accordance with the provisions of the Exchange Act for the trading of securities listed or accepted for trading on the PCX and (ii) with respect to all other matters for which rules are required under the Exchange Act. If the acquisition of PCX Holdings or the PCX shall not have been consummated, the Amended and Restated Facilities Agreement, dated as of March 22, 2002, by and among Archipelago, PCX and PCX Equities, Inc. shall be in full force and effect, and binding and enforceable on each of the parties thereto, on the terms set forth in such agreement as of the date hereof. NYSE shall have received at the Closing a certificate signed on behalf of Archipelago by the Chief Executive Officer of Archipelago certifying the matters set forth in this Section 8.3(e).

ARTICLE IX

Termination

        9.1.    Termination by Mutual Consent.    This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after the approval by

Members of NYSE and stockholders of Archipelago, referred to in Section 8.1(a), by mutual written consent of NYSE and Archipelago by action of their respective Boards of Directors.

        9.2.    Termination by Either Archipelago or NYSE.    This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Archipelago or NYSE if:

          (a)   the Mergers shall not have been consummated by February 1, 2006 (such date, as it may be extended under the proviso below, the "Termination Date"), whether such date is before or after the date of the receipt of the Archipelago Requisite Vote or the NYSE Requisite Vote; provided, however, that each of NYSE and Archipelago shall have the right, in its sole discretion, to extend the Termination Date to May 1, 2006 and, thereafter, to further extend such Termination Date for an additional period of time not to exceed three months (or not to exceed August 1, 2006), if, in either case, the only conditions set forth in Article VIII that have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) are the conditions set forth in Sections 8.1; provided, further, that no such right to extend the Termination Date may be exercised by any party to this Agreement whose failure or whose Subsidiary's failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of such condition to be satisfied;

          (b)   the NYSE Requisite Vote required by Section 8.1(a) shall not have been obtained after a vote of the NYSE Members has been taken and completed at the NYSE Members Meeting or at any adjournment or postponement thereof;

          (c)   the Archipelago Requisite Vote required by Section 8.1(a) shall not have been obtained after a vote of the Archipelago stockholders has been taken and completed at the Archipelago Stockholders Meeting or at any adjournment or postponement thereof; or

          (d)   any Governmental Entity and, in the case of Archipelago, Self-Regulatory Organization (if applicable), which must grant a Requisite Regulatory Approval has denied such grant, whether orally or in writing, and such denial has become final, binding and non-appealable or any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers shall become final and non-appealable (whether before or after the approval by NYSE Members or Archipelago stockholders);

provided that (i) the right to terminate this Agreement pursuant to clause (a) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Mergers to be consummated; and (ii) the right to terminate this Agreement pursuant to clause (b) above shall not be available to (A) NYSE, if NYSE has breached in any material respect its obligations under Section 7.4(a) of this Agreement in any manner that shall have proximately contributed to the NYSE Members Meeting not having been held, or the vote of NYSE Members contemplated by Section 7.4(a) not having been taken, by the Termination Date, or (B) Archipelago, if Archipelago has breached in any material respect its obligations under Section 7.4(b) of this Agreement in any manner that shall have proximately contributed to the Archipelago Stockholders Meeting not having been held, or the vote of Archipelago stockholders contemplated by Section 7.4(b) not having been taken, by the Termination Date.

        9.3.    Termination by NYSE.    This Agreement may be terminated and the Mergers may be abandoned at any time prior to (x) in the case of clauses (a) or (b) below, the approval by NYSE Members referred to in Section 8.1(a), and (y) in the case of clauses (c) and (d) below, the Effective Time, whether, in the case of such clauses (c) and (d), before or after the approval by NYSE Members referred to in Section 8.1(a), and, in either case, by action of the Board of Directors of NYSE:

          (a)   if (i) NYSE is not in material breach of Section 7.2 or in breach in any material respect of any other terms of this Agreement, (ii) the Board of Directors of NYSE authorizes NYSE,

  subject to complying with the terms of this Agreement, to enter into a binding written agreement providing for a transaction that constitutes a Superior Proposal and NYSE notifies Archipelago in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, which agreement shall include all of the material terms and conditions of such Superior Proposal, (iii) Archipelago does not make, within seven business days of receipt of NYSE's written notification pursuant to clause (ii) above, an offer that the Board of Directors of NYSE determines, in good faith after consultation with its financial advisors and outside legal counsel, would cause the transaction that is the subject of NYSE's written notification pursuant to clause (ii) above, in light of such offer, to no longer be a Superior Proposal, and (iv) NYSE shall have paid to Archipelago, in immediately available funds any fees required to be paid pursuant to Section 9.5; provided, however, that NYSE agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the eighth business day after it has provided the notice to Archipelago required under clause (ii) above and (y) to notify Archipelago promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

          (b)   if the Board of Directors of Archipelago shall have effected a Change in Archipelago Recommendation or failed to reconfirm its recommendation of this Agreement within seven business days after a written request by NYSE to do so.

          (c)   if Archipelago shall have breached in any material respect any of its representations or warranties contained in this Agreement or failed to perform in any material respect any of its covenants or agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition in Section 8.3(a) or 8.3(b) and (i) is not curable or (ii) if curable, is not cured prior to the earlier of (A) the business day prior to the Termination Date or (B) the date that is 30 days after the date that written notice thereof is given by NYSE to Archipelago.

          (d)   if Archipelago or any of the other Persons described in Section 7.2 as affiliates, agents or Representatives of Archipelago shall breach Section 7.2 in any material respect.

        9.4.    Termination by Archipelago.    This Agreement may be terminated and the Mergers may be abandoned at any time prior to (x) in the case of clause (a) below, the approval by Archipelago stockholders referred to in Section 8.1(a), and (y) in the case of clauses (b), (c) and (d) below, the Effective Time, whether, in the case of such clauses (b), (c) and (d), before or after the approval by Archipelago Stockholders referred to in Section 8.1(a), and, in either case, by action of the Board of Directors of Archipelago:

          (a)   if (i) Archipelago is not in breach in any material respect of Section 7.2 or in breach in any material respect of any other terms of this Agreement, (ii) the Board of Directors of Archipelago authorizes Archipelago, subject to complying with the terms of this Agreement, to enter into a binding written agreement providing for a transaction that constitutes a Superior Proposal and Archipelago notifies NYSE in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, which agreement shall include all of the material terms and conditions of such Superior Proposal, (iii) NYSE does not make, within seven business days of receipt of Archipelago's written notification pursuant to clause (ii), an offer that the Board of Directors of Archipelago determines, in good faith after consultation with its financial advisors and outside legal counsel, would cause the transaction that is the subject of Archipelago's written notification pursuant to clause (ii) above, in light of such offer, to no longer be a Superior Proposal and (iv) Archipelago shall have paid to NYSE, in immediately available funds any fees required to be paid pursuant to Section 9.5; provided, however, that Archipelago agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the eighth business day after it has provided the notice to NYSE required under clause (ii) above and (y) to notify NYSE promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

          (b)   if the Board of Directors of NYSE shall have effected a Change in NYSE Recommendation or failed to reconfirm its recommendation of this Agreement within seven business days after a written request by Archipelago to do so.

          (c)   if NYSE shall have breached in any material respect any of its representations or warranties contained in this Agreement or failed to perform in any material respect any of its covenants or agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition in Section 8.2(a) or 8.2(b) and (i) is not curable or (ii) if curable, is not cured prior to the earlier of (A) the business day prior to the Termination Date or (B) the date that is 30 days after written notice thereof is given by Archipelago to NYSE.

          (d)   if NYSE or any of the other Persons described in Section 7.2 as affiliates, agents or Representatives of NYSE shall breach Section 7.2 in any material respect.

        9.5.    Effect of Termination and Abandonment; Termination Fee and Expense Reimbursement.

          (a)   Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

          (b)   Termination Fee and Expense Reimbursement by NYSE.

              (i)  In the event that this Agreement is terminated by NYSE, pursuant to (A) Section 9.2(a) and, at such time, Archipelago would have been permitted to terminate this Agreement pursuant to Section 9.4(b), or (B) Section 9.3(a), then NYSE shall, prior to such termination, pay Archipelago a termination fee of $30,000,000 (the "Termination Fee") and shall also reimburse Archipelago for its out-of-pocket expenses up to $10,000,000 in the aggregate (the "Expense Reimbursement" and together with the Expense Reimbursement, the "Aggregate Break-Up Amount"), in each case by wire transfer of same day funds.

             (ii)  In the event that this Agreement is terminated by Archipelago pursuant to Section 9.4(b), then NYSE shall promptly, but in no event later than two days after the date of such termination, pay Archipelago the Aggregate Break-Up Amount by wire transfer of same day funds.

            (iii)  In the event that an Acquisition Proposal shall have been made (and not subsequently withdrawn) to NYSE or any of its Subsidiaries or any Person shall have publicly announced (and not subsequently withdrawn) a bona fide intention (whether or not conditional) to make an Acquisition Proposal with respect to NYSE or any of its Subsidiaries and thereafter this Agreement is terminated:

      (A)
      by either Archipelago or NYSE pursuant to (x) Section 9.2(b) or (y) Section 9.2(a) and, at such time, the only condition set forth in Article VIII that has not been satisfied (other than those conditions by their nature are to be satisfied at Closing) is the failure to have received the NYSE Requisite Vote (provided, however, that this subclause (y) shall not apply if, at such time, NYSE would have been permitted to terminate this Agreement pursuant to Section 9.3(b)); or

      (B)
      by Archipelago pursuant to Section 9.4(d);

  then, in each of cases (A) and (B), NYSE shall promptly, but in no event later than two days after the date of such termination, pay the Expense Reimbursement to Archipelago and, if within 15 months of such termination (x) any Person (other than Archipelago) has acquired (or has entered into any Contract with NYSE or any of its Subsidiaries providing for such acquisition), by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions, a majority of the voting power of or economic interest in the outstanding securities of NYSE or a majority of the consolidated assets of NYSE and its Subsidiaries, taken as a whole, or (y) there has been consummated a merger, consolidation or similar business combination between NYSE and any Person (other than Archipelago) after which the NYSE Members do not hold a majority of the voting power or economic interest in the surviving or successor company, then NYSE shall, prior to the completion of such acquisition or transaction (or, if earlier, the entry into such Contract), pay the Termination Fee to Archipelago, by wire transfer of same day funds.

          (c)    Termination Fee and Expense Reimbursement by Archipelago.

              (i)  In the event that this Agreement is terminated by Archipelago, pursuant to (A) Section 9.2(a) and, at such time, NYSE would have been permitted to terminate this Agreement pursuant to Section 9.3(b), or (B) Section 9.4(a), then Archipelago shall, prior to such termination, pay NYSE the Aggregate Break-Up Amount, in each case by wire transfer of same day funds.

             (ii)  In the event that this Agreement is terminated by NYSE pursuant to Section 9.3(b), then Archipelago shall promptly, but in no event later than two days after the date of such termination, pay NYSE the Aggregate Break-Up Amount by wire transfer of same day funds.

            (iii)  In the event that an Acquisition Proposal shall have been made (and not subsequently withdrawn) to Archipelago or any of its Subsidiaries or any Person shall have publicly announced (and not subsequently withdrawn) a bona fide intention (whether or not conditional) to make an Acquisition Proposal with respect to Archipelago or any of its Subsidiaries and thereafter this Agreement is terminated:

      (A)
      by either NYSE or Archipelago pursuant to (x) Section 9.2(c) or (y) Section 9.2(a) and, at such time, the vote of the Archipelago Members to approve this Agreement has not been taken the only condition set forth in Article VIII that has not been satisfied (other than those conditions by their nature are to be satisfied at Closing) is the failure to have received the Archipelago Requisite Vote (provided, however, that this subclause (y) shall not apply if, at such time, Archipelago would have been permitted to terminate this Agreement pursuant to Section 9.4(b)); or

      (B)
      by NYSE pursuant to Section 9.3(d);

  then, in each of cases (A) and (B), Archipelago shall promptly, but in no event later than two days after the date of such termination, pay the Expense Reimbursement to NYSE and, if within 15 months of such termination (x) any Person (other than NYSE) has acquired (or has entered into any Contract with Archipelago or any of its Subsidiaries providing for such acquisition), by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions, a majority of the voting power of or economic interest in the outstanding securities of Archipelago or a majority of the consolidated assets of Archipelago and its Subsidiaries, taken as a whole, or (y) there has been consummated a merger, consolidation or similar business combination between Archipelago and any Person (other than NYSE) after which the Archipelago stockholders do not hold a majority of the voting power or economic interest in the surviving or successor company, then Archipelago shall, prior to the completion of such acquisition or transaction (or, if earlier, the entry into such Contract), pay the Termination Fee to NYSE, by wire transfer of same day funds.

          (d)    Interest.    Each of NYSE and Archipelago acknowledges that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails to promptly pay the amount due pursuant to this Section 9.5, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the fee set forth in this Section 9.5 or any portion of such fee, such party shall pay the other party its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be paid, from the date such payment was required through the date of payment.

ARTICLE X

Miscellaneous and General

        10.1.    Survival.    This Article X and the agreements of NYSE and Archipelago contained in Section 7.8 (Exchange Listing and De-listing) and Section 7.13 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Mergers. This Article X, the agreements of NYSE and Archipelago contained in Section 7.12 (Expenses), Section 9.5 (Effect of Termination and Abandonment; Termination Fee and Expense Reimbursement) and the Confidentiality Agreement shall survive the termination of this Agreement. No other representations, warranties, covenants and agreements in this Agreement shall survive the consummation of the Mergers or the termination of this Agreement.

        10.2.    Modification or Amendment.    Subject to the provisions of applicable Law, and except as otherwise provided in Sections 2.4, 2.5 and 2.6, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented (a) only by a written instrument executed and delivered by all of the parties hereto, (b) by action taken or authorized by their respective Boards of Directors, and (c) before or after approval of the matters presented in connection with the Mergers by NYSE Members and Archipelago stockholders, but, after any such approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such Members or stockholders without such further approval.

        10.3.    Waiver of Conditions.    The conditions to each of the parties' obligations to consummate the Mergers are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

        10.4.    Counterparts.    This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        10.5.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

          (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF, THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal Courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal Court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

          (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

        10.6.    Notices.    Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

          (a)   If to NYSE, to:

        New York Stock Exchange, Inc.
        11 Wall Street
        6th Floor
        New York, NY 10005
        Attention: Richard P. Bernard, Esq.

        with a copy to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, NY 10019
        Tel: (212) 403-1000
        Fax: (212) 403-2000
        Attention: David C. Karp, Esq.

          (b)   If to Archipelago, to:

        Archipelago Holdings, Inc.
        100 South Wacker Drive
        Suite 1800
        Chicago, Illinois 60606
        Attention: Kevin J.P. O'Hara, Esq.

        with a copy to:

        Sullivan & Cromwell LLP
        125 Broad Street
        New York, NY 10004
        Tel: (212) 558-4260

        Fax: (212) 558-3588
        Attention: John Evangelakos, Esq.

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

        10.7.    Entire Agreement.    This Agreement (including any exhibits hereto), the NYSE Disclosure Letter, the Archipelago Disclosure Letter, the Support and Lock-Up Agreements and the Confidentiality Agreement, dated February 10, 2005, between NYSE and Archipelago (the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

        10.8.    No Third-Party Beneficiaries.    Except as provided in Section 7.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. The parties hereto further agree that the rights of third party beneficiaries under Section 7.14 shall not arise unless and until the Effective Time occurs.

        10.9.    Obligations of Archipelago and of NYSE.    Whenever this Agreement requires a Subsidiary of Holdco, NYSE or Archipelago to take any action, such requirement shall be deemed to include an undertaking on the part of Holdco, NYSE or Archipelago, as appropriate, to cause such Subsidiary to take such action.

        10.10.    Transfer Taxes.    Except as otherwise provided in Section 7.12, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Mergers shall be paid by the party upon which such Taxes are imposed.

        10.11.    Definitions.    Each of the terms set forth in Annex A is defined on the page of this Agreement set forth opposite such term.

        10.12.    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        10.13.    Interpretation; Construction.

          (a)   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The term "knowledge of NYSE" shall be deemed to mean the actual knowledge of the individuals set forth on Exhibit D. The term "knowledge of Archipelago" shall be deemed to mean the actual knowledge of the individuals set forth on Exhibit E. The term "Archipelago" includes any entity that is treated as a predecessor of Archipelago or any of its Subsidiaries.

          (b)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        10.14.    Assignment.    This Agreement shall not be assignable by operation of Law or otherwise. Any purported assignment in violation of this Agreement shall be void.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

NEW YORK STOCK EXCHANGE, INC.
By	/s/ JOHN A. THAIN Name: John A. Thain Title: Chief Executive Officer
ARCHIPELAGO HOLDINGS, INC.
By	/s/ GERALD D. PUTMAN Name: Gerald D. Putnam Title: Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX A

DEFINED TERMS

Page
Acquisition Proposal	38
Affiliates Letter	45
Aggregate Break-Up Amount	57
Aggregate Cash Assets	49
Aggregate Cash Liabilities	49
Agreement	1
Arbiter	50
Archipelago	1
Archipelago Awards	12
Archipelago Benefit Plans	30
Archipelago Cash Calculation	49
Archipelago Certificate	11
Archipelago Certificate of Merger	4
Archipelago Disclosure Letter	26
Archipelago Employees	30
Archipelago ERISA Affiliate	31
Archipelago ERISA Plan	31
Archipelago Exchange Ratio	11
Archipelago Fully-Diluted Share Amount	9
Archipelago Intellectual Property	34
Archipelago Intellectual Property Contracts	34
Archipelago Material Adverse Effect	26
Archipelago Measured Cash	49
Archipelago Merger	4
Archipelago Merger Consideration	11
Archipelago Merger Sub	2
Archipelago Merger Sub Shares	2
Archipelago Multiemployer Plan	30
Archipelago Option	12
Archipelago Organizational Documents	26
Archipelago Pension Plan	31
Archipelago Post-Announcement Price	10
Archipelago Preferred Shares	27
Archipelago Reports	28
Archipelago Requisite Vote	27
Archipelago Share	11
Archipelago Stock Plans	12
Archipelago Stockholders Meeting	42
Archipelago Subsidiary Organizational Documents	26
Archipelago Substantial Detriment	43
Bankruptcy and Equity Exception	18

Bonus Plan	46
Book Entry Archipelago Shares	11
Book Entry Interests	11
Book Entry NYSE Corporation Sub Membership Interests	10
Calculations	49
Cash Consideration	9
Cash Test Date	49
Certificates	11
Certificates of Merger	4
Change in Archipelago Recommendation	42
Change in NYSE Recommendation	42
Closing	4
Closing Date	4
Code	1
Confidentiality Agreement	61
Consents	42
Contract	19
Daily Value of Trades	10
Determination Date	10
DGCL	4
Double-Trigger Provisions	50
Effective Time	4
Electronic Access Members	18
ERISA	21
Excess Archipelago Cash	50
Excess NYSE Cash	50
Exchange Act	17
Exchange Agent	13
Exchange Fund	13
Excluded Archipelago Shares	11
Expense Reimbursement	57
Expenses	46
Free Cash	49
GAAP	20
Governmental Entity	19
Grant Number	49
Gross Up	50
Holdco	2
Holdco Common Stock	2
HSR Act	19
Intellectual Property	24
IRS	21
IT Assets	25
Joint Proxy Statement/Prospectus	40
Law	20
Lessee Member	17
Lessor Member	17
Lock-Up Period	11

Major Subsidiary	38
Maximum Archipelago Insurance Amount	48
Maximum NYSE Insurance Amount	47
Meeting Date	42
Member	17
Membership Lease	17
Merger Consideration	11
Merger Subsidiaries	2
Mergers	4
New Archipelago Charter	7
New NYSE Operating Agreement	8
N-PCL	4
NYLLCA	4
NYSE	1
NYSE Benefit Plans	21
NYSE Cash Calculation	49
NYSE Corporation Certificate of Merger	4
NYSE Corporation Merger	3
NYSE Corporation Merger Effective Time	4
NYSE Disclosure Letter	16
NYSE Employees	21
NYSE ERISA Affiliate	21
NYSE ERISA Plan	21
NYSE Exchange Ratio	9
NYSE Financial Statements	19
NYSE Intellectual Property	24
NYSE Intellectual Property Contracts	25
NYSE LLC Certificate of Merger	4
NYSE LLC Merger	3
NYSE Market	2
NYSE Market Assets	6
NYSE Market Contribution	6
NYSE Market Contribution Effective Time	6
NYSE Market Liabilities	6
NYSE Material Adverse Effect	17
NYSE Measured Cash	49
NYSE Members Meeting	41
NYSE Membership Interest	9
NYSE Merger Consideration	9
NYSE Merger Corporation Sub	1
NYSE Merger Corporation Sub Shares	1
NYSE Merger LLC Sub	2
NYSE Merger LLC Sub Shares	2
NYSE Mergers	3
NYSE Multiemployer Plan	21
NYSE Organizational Documents	16
NYSE Pension Plan	21
NYSE Regulation	5
NYSE Regulation Activities	5

NYSE Regulation Assets	5
NYSE Regulation Liabilities	5
NYSE Regulation Transfer	5
NYSE Regulation Transfer Effective Time	5
NYSE Reports	19
NYSE Requisite Vote	18
NYSE Subsidiary Organizational Documents	17
NYSE Substantial Detriment	43
Order	52
PBGC	21
PCX	10
PCX Holdings	37
PCX Merger Agreement	37
PCX Transaction	37
Permits	20
Person	14
Physical Access Members	18
Qualifying Amendment	40
Reference Source	10
Representatives	44
Requisite Regulatory Approvals	52
Resolution Period	49
S-4 Registration Statement	40
Sarbanes-Oxley Act	29
SEC	7
Securities Act	13
Self-Regulatory Organization	28
SIAC	7
SIAC Distribution	7
Subsidiary	17
Superior Proposal	39
Support and Lock-Up Agreements	1
Surviving Archipelago Entity	4
Surviving NYSE Entity	3
Tax Authority	24
Tax Return	24
Taxes	24
Termination Date	55
Termination Fee	57
Total Member Share Count	9
Total NYSE Share Count	9
Trading Right Holders	18
Transfer	11

Exhibit A

Form of Support and Lock-Up Agreement
for
Goldman Sachs

FORM OF SUPPORT AND LOCK-UP AGREEMENT

        This SUPPORT AND LOCK-UP AGREEMENT (this "Agreement"), dated as of April 20, 2005, is by and among GS Archipelago Investment, L.L.C., SLK-Hull Derivatives LLC and Goldman Sachs Execution and Clearing, L.P. (jointly and severally, the "Stockholder"), each in its capacity as a stockholder of Archipelago Holdings, Inc., a Delaware corporation ("Archipelago"), and New York Stock Exchange, Inc., a New York Type A not-for-profit corporation ("NYSE"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Merger Agreement.

        WHEREAS, concurrently with the execution and delivery of this Agreement, Archipelago and NYSE are entering into an Agreement and Plan of Merger (the "Merger Agreement"), providing for the Mergers, pursuant to which former holders of equity interests in each of NYSE and Archipelago shall become holders of equity interests in Holdco, upon the terms and subject to the conditions set forth in the Merger Agreement; and

        WHEREAS, in order to induce the NYSE to enter into the Merger Agreement, the Stockholder desires to enter into this Agreement, to take the applicable actions set forth in this Agreement, and to be bound by the obligations and restrictions contained herein.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, each of the parties hereto agree as follows:

        Section 1.    Representations and Warranties of the Stockholder.    The entities constituting the Stockholder, jointly and severally, hereby represent and warrant to NYSE as follows:

          (a)    Title.    As of the date hereof, the Stockholder "beneficially owns" (as such term is defined in Rules 13d-3 and 16a-1 promulgated under the Securities Exchange Act of 1934, as amended) or owns of record, and is entitled to dispose of (or direct the disposition of), the number of shares of common stock, par value $0.01 per share, of Archipelago (the "Common Stock") set forth on Exhibit A hereto (such shares, including any Additional Shares (as hereinafter defined), the "Shares" of such Stockholder); provided, however, that notwithstanding anything to the contrary in this Section 1(a), for purposes of this Agreement, the Shares of the Stockholder shall be those shares of Common Stock which the Stockholder received or had a right to receive in the conversion of Archipelago Holdings, LLC into Archipelago in August 2004 and continues to own beneficially or of record as of the date hereof, plus any Additional Shares.

          (b)    Right to Vote.    As of the date hereof and for so long as this Agreement shall remain in effect with respect to this Section 1 (including on the date of the Archipelago Stockholders Meeting, which, for purposes of this Agreement, shall be deemed to include any adjournment or postponement thereof), except to the extent modified by this Agreement and, if applicable, Section C of Article IV of the Certificate of Incorporation of Archipelago, the Stockholder has and at all times shall have full legal power, authority and right to vote all of the Stockholder's Shares, without the consent or approval of, or any other action on the part of, any other person or entity, in favor of the approval and authorization of the Mergers, the Merger Agreement and the other transactions contemplated thereby (collectively, the "Proposed Transaction"). Without limiting the generality of the foregoing, the Stockholder has not entered into any voting agreement (other than this Agreement) with any person or entity with respect to any of the Stockholder's Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Stockholder's Shares, deposited any of the Stockholder's Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting his legal power, authority or right to vote the Shares on any matter, in each case inconsistent with the Stockholder's obligations under this Agreement.

          (c)    Authority.    The Stockholder has all requisite legal power, authority and right to execute and deliver, and to perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable). This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. If the Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (d)    Conflicting Instruments.    The execution and delivery of this Agreement and the performance by the Stockholder of the Stockholder's agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which the Stockholder is a party or by which the Stockholder (or any of the Stockholder's assets or properties) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not reasonably be expected to impair or adversely affect the Stockholder's ability to perform the Stockholder's obligations under this Agreement or render inaccurate in any material respect any of the representations made herein by the Stockholder; and no authorization, consent or approval of any governmental body or authority or other person is necessary for the execution of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder. Without limiting the generality of the foregoing, none of (i) the execution and delivery of this Agreement by the Stockholder, (ii) the consummation by the Stockholder of the transactions contemplated hereby and (iii) compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Stockholder, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any material contract, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which any Stockholder or any of the Stockholder's Shares or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing which, individually or in the aggregate, would not reasonably be expected to impair or adversely affect in any way the Stockholder's ability to perform its obligations under this Agreement or render inaccurate in any material respect any of the representations made herein by the Stockholder.

          (e)    Shares.    Except as set forth on such Exhibit A, neither the Stockholder nor any Subsidiary of the Stockholder owns or holds any right to acquire any additional shares of any class of capital stock of Archipelago or other securities of Archipelago or any interest therein or any voting rights with respect to any securities of Archipelago. The Stockholder has good and valid title to the Shares denoted as being owned by the Stockholder on Exhibit A, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, (ii) as set forth on Exhibit A and (iii) those which would not reasonably be expected to impair or adversely affect the Stockholder's ability to perform its obligations under this Agreement.

          (f)    Reliance By NYSE.    The Stockholder understands and acknowledges that NYSE is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement, the Stockholder's performance of the Stockholder's obligations under this Agreement, and the accuracy of the Stockholder's representations and warranties set forth in this Agreement.

          (g)    Litigation.    As of the date hereof, there is no action, proceeding or investigation pending or, to the Stockholder's knowledge, threatened, against the Stockholder that calls into question the validity of this Agreement or any action taken or to be taken by the Stockholder in connection with this Agreement.

        Section 2.    Covenants of the Stockholder.    The entities constituting the Stockholder, jointly and severally, hereby agree as follows:

          (a)    Restrictions on Transfer.

              (i)  Until the termination of this Agreement as to this Section 2(a)(i) in accordance with the provisions of Section 13, the Stockholder shall not Transfer or agree to Transfer any or all such Stockholder's Shares to any Person. As used in this agreement, the term "Transfer" means (with its cognates having corresponding meanings), with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, conversion or the grant, creation or sufferage of a lien or encumbrance in or upon, or the gift, placement in trust, or the constructive sale or other disposition of such security or any right, title or interest therein (including but not limited to any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or the record or beneficial ownership thereof, any offer to make such a sale, transfer, constructive sale or other disposition, and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term "constructive sale" means a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership; provided, however, that nothing in this Agreement shall restrict the ability of the Stockholder to engage in any hedging, derivative or other transactions relating to, or to otherwise Transfer, any securities of any person other than Archipelago or Holdco, including any person comparable to Archipelago or Holdco.

             (ii)  From and after the Effective Time until the Lock-Up Expiration Date (as defined below), the Stockholder shall not Transfer or agree to Transfer (as such term is defined above) any shares of Holdco common stock (the "Holdco Common Stock") which such Stockholder has received or has a right to receive in the Archipelago Merger in respect of the Stockholder's Shares (such shares of Holdco Common Stock being referred to hereinafter as the Stockholder's "Holdco Shares," and any shares of Holdco Common Stock which any other stockholder of Holdco has received or has a right to receive in the Archipelago Merger in respect of any shares of Common Stock held by such other stockholder prior to the Archipelago Merger that are subject to any transfer restrictions, as "Other Holdco Shares"). For purposes of this Agreement, the "Lock-Up Expiration Date" means: (A) with respect to one-third of the Stockholder's Holdco Shares received in the Archipelago Merger (to the extent that such number of such Stockholder's Holdco Shares have not been previously Released by the Board or pursuant to the exercise of a Demand Right), the third anniversary of the Closing Date; (B) with respect to another one-third of the Stockholder's Holdco Shares received in the Archipelago Merger (to the extent that such number of such Stockholder's Holdco Shares have not been previously Released by the Board or pursuant to the exercise of a Demand Right), the fourth anniversary of the Closing Date; and (C) with respect to the remaining one-third of the Stockholder's Holdco Shares received in the Archipelago Merger (to the extent that such number of such Stockholder's Holdco Shares have not been previously Released by the Board), the fifth anniversary of the Closing Date (so that all of the Stockholder's Holdco Shares shall be released from the restrictions set forth in this Section 2(a)(ii) of this Agreement as of such fifth anniversary of the Closing Date). The transfer restrictions set forth in this Section 2(a)(ii) shall hereinafter be referred to as the "Lock-Up." A legend shall be placed on each certificate representing any Holdco Shares to the effect that such Holdco Shares are subject to the Lock-Up, which legend shall be removed from a certificate upon the occurrence of the Lock-Up Expiration Date with respect to all of the Holdco Shares represented by such certificate.

            (iii)  Notwithstanding anything to the contrary set forth in Section 2(a)(ii) hereof, if the Board of Directors of Holdco shall, in its sole discretion, Release (as hereinafter defined) (A) any shares of Holdco Common Stock issued in the NYSE LLC Merger that were subject to transfer restrictions immediately prior to such Release (such shares being referred to hereinafter as the "NYSE Shares") or (B) any Other Holdco Shares of any stockholder of Holdco other than Mr. Gerald D. Putnam, then a proportionate number of the Holdco Shares of the Stockholder which have not been so Released and are subject to the Lock-Up shall simultaneously be Released, the number of the Stockholder's Holdco Shares being so Released being equal to the aggregate number of such Stockholder's Holdco Shares subject to the Lock-Up, multiplied by a fraction, the numerator of which shall be (1) in the case of (A) above, the number of NYSE Shares that were Released or (2) in the case of (B) above, the number of Other Holdco Shares of such other stockholder of Holdco (other than Mr. Gerald D. Putnam) that were Released, and the denominator of which shall be (1) in the case of (A) above, the aggregate number of NYSE Shares that were subject to transfer restrictions immediately prior to such Release or (2) in the case of (B) above, the aggregate number of Other Holdco Shares held by such other stockholder (other than Mr. Gerald D. Putnam) immediately prior to such Release. If, on or prior to the first anniversary of the Closing Date, the Board of Directors of Holdco has not authorized and effected at least one Release (other than a Release of Other Holdco Shares held by or on behalf of Mr. Gerald D. Putnam) since the Closing Date, the Stockholder shall have a demand right (a "Demand Right"), exercisable once during any time between the first and second anniversaries of the Closing Date, to require Holdco to remove the Transfer restrictions under this Agreement from up to one-third of the Holdco Shares held subject to the Lock-Up by such Stockholder. If, on or prior to the second anniversary of the Closing Date, the Board of Directors of Holdco has not authorized or effected at least two Releases (other than a Release of Other Holdco Shares held by or on behalf of Mr. Gerald D. Putnam) since the Closing Date, the Stockholder shall have a Demand Right, exercisable once during any time between the second and third anniversaries of the Closing Date, to require Holdco to remove the Transfer restrictions under this Agreement from up to a number of Holdco Shares held subject to the Lock-Up by such Stockholder, such that at least one-third of such Stockholder's Holdco Shares issued in the Archipelago Merger shall remain subject to the Transfer restrictions under this Agreement. To effect a Demand Right, the Stockholder shall provide written notice (the "Demand Notice") to Holdco indicating the number of Holdco Shares held by the Stockholder to be included in the Demand Right. Holdco shall remove the Transfer restrictions under this Agreement on such Holdco Shares held by such Stockholder as indicated in its Demand Notice, on a date no later than five (5) business days after the date of receipt of such Demand Notice. For purposes hereof, "Release" means (with its cognates having corresponding meanings) any action or circumstance as a result of which the Transfer restrictions imposed on any shares of Holdco Common Stock issued in the NYSE LLC Merger or the Archipelago Merger that are subject to the Lock-Up are removed so that such shares become Transferable.

            (iv)  Notwithstanding anything to the contrary set forth in Section 2(a)(ii), if at any time from and after the Effective Time and until the Stockholder shall no longer hold any Holdco Shares that are subject to the Transfer restrictions of this Agreement, Holdco proposes to file a Registration Statement under the Securities Act with respect to an offering by Holdco for its own account (other than a Registration Statement on Form S-4 or S-8 or any successor thereto) and decides to permit certain of its stockholders to participate in such registered offering, then Holdco shall give written notice of such proposed filing to the Stockholder at least fifteen (15) days prior to the anticipated filing date of the registration statement describing the proposed registration, and shall permit the Stockholder to participate in such registered offering pro rata with the other Holdco stockholders participating in such registered offering. If at any time from and after the Effective Time and until such time as the Stockholder shall no longer hold any Holdco Shares that are subject to the Transfer restrictions of this Agreement, Holdco agrees to file a Registration Statement under the Securities Act for the account of any or all of the stockholders whose names are set forth in Exhibit B or any stockholder who was a NYSE Member immediately prior to the Mergers in respect of such stockholder's NYSE Shares, then the Stockholder shall have the right to participate in such offering, pari passu with all of the other stockholders participating in such offering; provided, however, that in connection with any such registration involving an underwritten offering, Holdco shall not be required to include any shares of Holdco Common Stock in such underwritten offering unless the Stockholder accepts the terms of the underwritten offering as agreed upon by Holdco, such other stockholders participating in such offering, and the underwriter for such offering; and then only in such quantity as is equal to the pro rata share of the maximum number of Holdco Shares and NYSE Shares to be included in such offering as reasonably determined by the underwriter for such offering.

             (v)  It is hereby agreed and acknowledged by the parties that, upon the release of any of the Stockholder's Holdco Shares from the Lock-Up pursuant to Section 2(a)(iii) hereof, if the Board of Directors of Holdco shall have designated prior to such release a broker and/or the manner of the Transfer of such Holdco Shares to be released, the Stockholder shall Transfer such shares in connection with such release only through such broker (or through Goldman, Sachs & Co. or its affiliates) and in such manner as designated by the Board of Directors of Holdco.

          (b)    Agreement to Vote.

              (i)  At the Archipelago Stockholders Meeting or at any adjournment, postponement or continuation thereof or in any other circumstances (including any other annual or special meeting of the stockholders of Archipelago or any action by prior written consent) occurring prior to the Archipelago Stockholders Meeting in which a vote, consent or other approval with respect to the Proposed Transaction or any other Acquisition Proposal (whether or not a Superior Proposal) with respect to Archipelago is sought (subject to the possible application of Section C of Article IV of the Certificate of Incorporation of Archipelago and, in the event of such application, to the fullest extent permitted thereby), the Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of such Stockholder's Shares (A) in favor of the Proposed Transaction and (B) against (i) any other Acquisition Proposal (whether or not a Superior Proposal) with respect to Archipelago, (ii) any proposal for any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of Archipelago or any of its subsidiaries that is in competition or inconsistent with the Proposed Transaction, or any proposal to effect the foregoing which is made in opposition to or in competition with the adoption or approval of the Proposed Transaction, (iii) any liquidation or winding up of Archipelago, (iv) any extraordinary dividend by Archipelago (other than the payment of any cash dividend that Archipelago is expressly permitted to make under the Merger Agreement), (v) any change in the capital structure of Archipelago (other than any change in capital structure resulting from the Mergers or expressly permitted under the Merger Agreement) and (vi) any other action that would reasonably be expected to (1) impede, delay, postpone or interfere with the Proposed

    Transaction or (2) result in a breach of any of the covenants, representations, warranties or other obligations or agreements of Archipelago under the Merger Agreement that would reasonably be expected to materially adversely affect Archipelago.

             (ii)  In the event that the Merger Agreement shall be terminated under circumstances in which the Termination Fee and Expense Reimbursement would be payable by Archipelago pursuant to Section 9.5(c) of the Merger Agreement, for fifteen (15) months following such termination, the Stockholder hereby irrevocably and unconditionally agrees that it shall (A) not Transfer (or agree to Transfer) any of such Stockholder's Shares; and (B) at any annual or special meeting of the stockholders of Archipelago or in any other circumstances in which a vote, consent or other approval (including by written consent) with respect to any Acquisition Proposal is sought, shall (x) subject to the possible application of Section C of Article IV of the Certificate of Incorporation of Archipelago and, in the event of such application, to the fullest extent permitted thereby, vote or cause to be voted all of such Stockholder's Shares against any such Acquisition Proposal and (y) refrain from encouraging, facilitating or supporting in any way any such Acquisition Proposal, any proposal that would reasonably be expected to lead to any such Acquisition Proposal, or any agreement to undertake any such Acquisition Proposal; provided, however, that notwithstanding any other provision of this Agreement, the obligation of the Stockholder to vote or to cause to be voted all of such Stockholder's Shares pursuant to this Section 2(ii) shall only apply to an aggregate number of Shares held by such Stockholder equal to 12.1% of the total number of shares of Common Stock issued and outstanding as of the date of any such vote by such Stockholder.

            (iii)  From and after the date hereof, except as otherwise permitted by this Agreement or the Merger Agreement or as required by order of a court of competent jurisdiction, the Stockholder shall not commit any act that could restrict or otherwise affect such Stockholder's legal power, authority and right to vote all of its Shares as required by this Agreement, including entering into any voting agreement with any person or entity with respect to any of its Shares, granting any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of its Shares, depositing any of its Shares in a voting trust or otherwise entering into any agreement or arrangement with any person or entity limiting or affecting the Stockholder's legal power, authority or right to vote its Shares in favor of the approval of the Proposed Transaction.

          (c)    No Solicitation.    The Stockholder shall not, and shall not permit any of its controlled affiliates (other than any funds or portfolio companies) to, and shall not act in concert with or permit any controlled affiliate to act in concert with any person to make, or in any manner participate in, directly or indirectly, a "solicitation" (as such term is defined in the rules of the United States Securities and Exchange Commission) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock intended to facilitate any Acquisition Proposal with respect to Archipelago or to cause the failure of the stockholders of Archipelago to approve and adopt the Proposed Transaction. In addition, the Stockholder agrees that it shall not, and shall direct any investment banker, attorney, agent or other adviser or representative of such Stockholder not to, directly or indirectly, through any officer, director, agent or otherwise, (i) enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, any person, other than NYSE, relating to any Acquisition Proposal with respect to Archipelago, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal with respect to Archipelago or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal with respect to Archipelago; provided, however, that the foregoing shall not prohibit any Stockholder who is a director or officer of the Company from taking any actions as a director or officer with respect to the foregoing which are expressly permitted by Section 7.2(c) of the Merger Agreement. The Stockholder hereby represents that, as of the date hereof, it is not aware of any discussions or negotiations relating to any Acquisition Proposal with respect to Archipelago with any party other than NYSE.

          (d)   The Stockholder hereby agrees not to commit or agree to take any of the foregoing actions or take any action (other than any actions that are expressly permitted by this Agreement) that would have the effect of preventing, impeding, interfering with or adversely affecting the Stockholder's ability to perform its obligations under this Agreement.

        Section 3.    Stockholder Capacity.    If and to the extent any director or executive officer of any of the entities constituting the Stockholder executing this Agreement is or becomes during the term of this Agreement a director or officer of Archipelago, such Stockholder shall not be deemed to make any agreement or understanding herein in his or her capacity as a director or officer of Archipelago. The Stockholder is entering into this Agreement solely in such Stockholder's capacity as the record holder or beneficial owner of such Stockholder's Shares and nothing herein shall limit or affect any actions taken by any director or executive officer of any of the entities constituting the Stockholder in his or her capacity as a director or officer of Archipelago to the extent such actions are permitted by the Merger Agreement.

        Section 4.    Publication.    The Stockholder hereby authorizes NYSE and Archipelago to publish and disclose in the Joint Proxy Statement/Prospectus (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

        Section 5.    Additional Shares.    If, after the date hereof, the Stockholder acquires beneficial or record ownership of any additional shares of capital stock of Archipelago (any such shares, "Additional Shares"), including upon exercise of any option, warrant or other right to acquire shares of capital stock of Archipelago or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof; provided, however, that, "Additional Shares" shall not include any shares of Common Stock acquired in the ordinary course of business by the Stockholder (including acquisitions on a principal basis or proprietary basis by and/or for the account of the Stockholder and/or its affiliates) relating to portfolio or assets management, securities trading or brokerage activities conducted for the benefit of third parties or in anticipation of, facilitation of or in connection with customer orders. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares, without action by any person or entity, immediately upon the acquisition by the Stockholder of beneficial ownership of such Additional Shares.

        Section 6.    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 7.    Executed in Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        Section 8.    Specific Performance.    The Stockholder acknowledges and agrees that (i) the covenants, obligations and agreements of such Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) NYSE is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause NYSE irreparable injury for which adequate remedies are not available at law. Therefore, the Stockholder agrees that NYSE shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Stockholder from committing any violation of such covenants, obligations or agreements.

        Section 9.    Governing Law; Submission to Jurisdiction.    This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by, and enforced in accordance with, the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns shall be brought and determined in the state and federal courts of the State of Delaware, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this agreement, any claim (a) that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of judgment, execution of judgment, or otherwise), or (c) to the fullest extent permitted by the applicable law, that (i) the suit, action or proceeding in such courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by the aforesaid courts.

        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

        Section 10.    Amendments; Waivers, etc.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all parties hereto. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought. NYSE agrees that, if the Support and Lock-Up Agreement, dated as of the date hereof, by and among NYSE and the stockholders set forth on Exhibit B, shall be amended in a manner that is favorable to such stockholders, NYSE shall provide the Stockholder with the right to make the same amendment to this Agreement.

        Section 11.    Successors and Assigns; No Third-Party Beneficiaries.    This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided, however, that NYSE may, in its sole discretion, assign or transfer all or any of its rights under this Agreement to any direct or indirect wholly owned subsidiary of NYSE; provided, further, that any such assignment shall not relieve NYSE of its obligations hereunder. This Agreement shall be binding upon the respective heirs, legal representatives and permitted transferees of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, legal representatives and permitted transferees, any right, remedy or claim under or in respect of this Agreement or any provision hereof. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law. Without limiting the scope or effect of the restrictions on Transfer set forth in Section 2(a), the Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

        Section 12.    Notices.    Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

          (a)   If to NYSE, to:

      New York Stock Exchange, Inc.
      11 Wall Street 6th Floor
      New York, NY 10005
      Attention: Richard P. Bernard, Esq.

      with a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, NY 10019
      Tel: (212) 403-1000
      Fax: (212) 403-2000
      Attention: David C. Karp, Esq.

          (b)   If to the Stockholder, at the address set forth under such Stockholder's name on Exhibit A hereto, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

        Section 13.    Termination.

          (a)   In the event that the Merger Agreement shall be terminated under circumstances in which the Termination Fee and Expense Reimbursement would be payable by Archipelago pursuant to Section 9.5(c) of the Merger Agreement, Sections 2(b)(ii) and 2(b)(iii) of this

  Agreement shall terminate on the 15-month anniversary of such termination of the Merger Agreement.

          (b)   Provided that the Mergers have been consummated, Sections 2(a)(ii) through 2(a)(v) of this Agreement shall terminate on the fifth anniversary of the Closing Date or such earlier time as all Holdco Shares owned beneficially or of record by any Stockholder have been Released from the Lock-Up.

          (c)   Sections 6 through 16, inclusive, of this Agreement shall survive the termination of this Agreement.

          (d)   Except as otherwise provided in Sections 13(a) through (c), inclusive, this Agreement shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement.

          (e)   No party hereto shall be relieved from any liability for intentional breach of this Agreement by reason of any such termination.

        Section 14.    Integration.    This Agreement (together with the Merger Agreement to the extent referenced herein), including Exhibit A hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof and thereof.

        Section 15.    Mutual Drafting.    Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

        Section 16.    Interpretation.    References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in this Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a governmental body or authority. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 17.    Joint and Several Nature of Obligations and Rights.    The obligations and rights of each entity constituting the Stockholder under this Agreement are joint and several with the obligations of each other such entity constituting the Stockholder.

SIGNATURE PAGE FOLLOWS

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEW YORK STOCK EXCHANGE, INC.
By:
Name: Title:
GS ARCHIPELAGO INVESTMENT, L.L.C.
By:
Name: Title:
SLK-HULL DERIVATIVES LLC
By:
Name: Title:
GOLDMAN SACHS EXECUTION & CLEARING, L.P.
By:
Name: Title:

Exhibit A
Ownership of Shares by the Stockholder

Name	Address	Number of Shares
GOLDMAN SACHS EXECUTION & CLEARING, L.P.	c/o The Goldman Sachs Group, Inc. 85 Broad Street New York, New York 10004	5,877,797
GS ARCHIPELAGO INVESTMENT, L.L.C.	c/o The Goldman Sachs Group, Inc. 85 Broad Street New York, New York 10004	1,264,877
SLK-HULL DERIVATIVES LLC	c/o The Goldman Sachs Group, Inc. 85 Broad Street New York, New York 10004	163,048
TOTAL		7,305,722

Exhibit B

General Atlantic Partners 77, L.P.

GAP-W Holdings, L.P.

Gapstar, LLC

GAP Coinvestment Partners II, L.P.

GAPCO GMBH & CO. KG

Exhibit B

Form of Support and Lock-Up Agreement
for
General Atlantic

FORM OF SUPPORT AND LOCK-UP AGREEMENT

        This SUPPORT AND LOCK-UP AGREEMENT (this "Agreement"), dated as of April 20, 2005, is by and among General Atlantic Partners 77, L.P., GAP-W Holdings, L.P., Gapstar, LLC, GAP Coinvestment Partners II, L.P., and GAPCO GMBH & CO. KG (jointly and severally, the "Stockholder"), each in its capacity as a stockholder of Archipelago Holdings, Inc., a Delaware corporation ("Archipelago"), and New York Stock Exchange, Inc., a New York Type A not-for-profit corporation ("NYSE"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Merger Agreement.

        WHEREAS, concurrently with the execution and delivery of this Agreement, Archipelago and NYSE are entering into an Agreement and Plan of Merger (the "Merger Agreement"), providing for the Mergers, pursuant to which former holders of equity interests in each of NYSE and Archipelago shall become holders of equity interests in Holdco, upon the terms and subject to the conditions set forth in the Merger Agreement; and

        WHEREAS, in order to induce the NYSE to enter into the Merger Agreement, the Stockholder desires to enter into this Agreement, to take the applicable actions set forth in this Agreement, and to be bound by the obligations and restrictions contained herein.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, each of the parties hereto agree as follows:

        Section 1.    Representations and Warranties of the Stockholder.    The entities constituting the Stockholder, jointly and severally, hereby represent and warrant to NYSE as follows:

          (a)    Title.    As of the date hereof, the Stockholder "beneficially owns" (as such term is defined in Rules 13d-3 and 16a-1 promulgated under the Securities Exchange Act of 1934, as amended) or owns of record, and is entitled to dispose of (or direct the disposition of), the number of shares of common stock, par value $0.01 per share, of Archipelago (the "Common Stock") set forth on Exhibit A hereto (such shares, including any Additional Shares (as hereinafter defined), the "Shares" of such Stockholder).

          (b)    Right to Vote.    As of the date hereof and for so long as this Agreement shall remain in effect with respect to this Section 1 (including on the date of the Archipelago Stockholders Meeting, which, for purposes of this Agreement, shall be deemed to include any adjournment or postponement thereof), except to the extent modified by this Agreement and, if applicable, Section C of Article IV of the Certificate of Incorporation of Archipelago, the Stockholder has and at all times shall have full legal power, authority and right to vote all of the Stockholder's Shares, without the consent or approval of, or any other action on the part of, any other person or entity, in favor of the approval and authorization of the Mergers, the Merger Agreement and the other transactions contemplated thereby (collectively, the "Proposed Transaction"). Without limiting the generality of the foregoing, the Stockholder has not entered into any voting agreement (other than this Agreement) with any person or entity with respect to any of the Stockholder's Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Stockholder's Shares, deposited any of the Stockholder's Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting his legal power, authority or right to vote the Shares on any matter, in each case inconsistent with the Stockholder's obligations under this Agreement.

          (c)    Authority.    The Stockholder has all requisite legal power, authority and right to execute and deliver, and to perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable). This

  Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. The Stockholder is not a trust requiring consent of any beneficiary for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (d)    Conflicting Instruments.    The execution and delivery of this Agreement and the performance by the Stockholder of the Stockholder's agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which the Stockholder is a party or by which the Stockholder (or any of the Stockholder's assets or properties) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not reasonably be expected to impair or adversely affect the Stockholder's ability to perform the Stockholder's obligations under this Agreement or render inaccurate in any material respect any of the representations made herein by the Stockholder; and no authorization, consent or approval of any governmental body or authority or other person is necessary for the execution of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder (except to the extent that approval under the HSR Act is necessary for the consummation of the transactions contemplated by the Merger Agreement). Without limiting the generality of the foregoing (except to the extent that approval under the HSR Act is necessary for the consummation of the transactions contemplated by the Merger Agreement), none of (i) the execution and delivery of this Agreement by the Stockholder, (ii) the consummation by the Stockholder of the transactions contemplated hereby and (iii) compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Stockholder, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any material contract, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which any Stockholder or any of the Stockholder's Shares or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing which, individually or in the aggregate, would not reasonably be expected to impair or adversely affect in any way the Stockholder's ability to perform its obligations under this Agreement or render inaccurate in any material respect any of the representations made herein by the Stockholder.

          (e)    Shares.    Except as set forth on such Exhibit A, neither the Stockholder nor any Subsidiary of the Stockholder owns or holds any right to acquire any additional shares of any class of capital stock of Archipelago or other securities of Archipelago or any interest therein or any voting rights with respect to any securities of Archipelago. The Stockholder has good and valid title to the Shares denoted as being owned by the Stockholder on Exhibit A, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, (ii) as set forth on Exhibit A and (iii) those which would not reasonably be expected to impair or adversely affect the Stockholder's ability to perform its obligations under this Agreement.

          (f)    Reliance By NYSE.    The Stockholder understands and acknowledges that NYSE is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement, the Stockholder's performance of the Stockholder's obligations under this Agreement, and the accuracy of the Stockholder's representations and warranties set forth in this Agreement.

          (g)    Litigation.    As of the date hereof, there is no action, proceeding or investigation pending or, to the Stockholder's knowledge, threatened, against the Stockholder that calls into question the validity of this Agreement or any action taken or to be taken by the Stockholder in connection with this Agreement.

        Section 2.    Covenants of the Stockholder.    The entities constituting the Stockholder, jointly and severally, hereby agree as follows:

          (a)    Restrictions on Transfer.

              (i)  Until the termination of this Agreement as to this Section 2(a)(i) in accordance with the provisions of Section 13, the Stockholder shall not Transfer or agree to Transfer any or all such Stockholder's Shares to any Person. As used in this agreement, the term "Transfer" means (with its cognates having corresponding meanings), with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, conversion or the grant, creation or sufferage of a lien or encumbrance in or upon, or the gift, placement in trust, or the constructive sale or other disposition of such security or any right, title or interest therein (including but not limited to any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or the record or beneficial ownership thereof, any offer to make such a sale, transfer, constructive sale or other disposition, and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing; provided, however, that the term "Transfer" shall not include the pledge by Gapstar, LLC described on Exhibit A. The term "constructive sale" means a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

             (ii)  From and after the Effective Time until the Lock-Up Expiration Date (as defined below), the Stockholder shall not Transfer or agree to Transfer (as such term is defined above) any shares of Holdco common stock (the "Holdco Common Stock") which such Stockholder has received or has a right to receive in the Archipelago Merger in respect of the Stockholder's Shares (such shares of Holdco Common Stock being referred to hereinafter as the Stockholder's "Holdco Shares," and any shares of Holdco Common Stock which any other stockholder of Holdco has received or has a right to receive in the Archipelago Merger in respect of any shares of Common Stock held by such other stockholder prior to the Archipelago Merger that are subject to any transfer restrictions, as "Other Holdco Shares"). For purposes of this Agreement, the "Lock-Up Expiration Date" means: (A) with respect to one-third of the Stockholder's Holdco Shares received in the Archipelago Merger (to the extent that such number of such Stockholder's Holdco Shares have not been previously Released by the Board or pursuant to the exercise of a Demand Right), the third anniversary of the Closing Date; (B) with respect to another one-third of the Stockholder's Holdco Shares received in the Archipelago Merger (to the extent that such number of such Stockholder's Holdco Shares have not been previously Released by the Board or pursuant to the exercise of a Demand Right), the fourth anniversary of the Closing Date; and (C) with respect to the remaining one-third of the Stockholder's Holdco Shares received in the Archipelago Merger (to the extent that such number of such Stockholder's Holdco Shares have not been previously Released by the Board), the fifth anniversary of the Closing Date (so that all of the Stockholder's Holdco Shares shall be released from the restrictions set forth in this Section 2(a)(ii) of this Agreement as of such fifth anniversary of the Closing Date). The transfer restrictions set forth in this Section 2(a)(ii) shall hereinafter be referred to as the "Lock-Up." A legend shall be placed on each certificate representing any Holdco Shares to the effect that such Holdco Shares are subject to the Lock-Up, which legend shall be removed from a certificate upon the occurrence of the Lock-Up Expiration Date with respect to all of the Holdco Shares represented by such certificate.

            (iii)  Notwithstanding anything to the contrary set forth in Section 2(a)(ii) hereof, if the Board of Directors of Holdco shall, in its sole discretion, Release (as hereinafter defined) (A) any shares of Holdco Common Stock issued in the NYSE LLC Merger that were subject to contractual transfer restrictions immediately prior to such Release (such shares being referred to hereinafter as the "NYSE Shares") or (B) any Other Holdco Shares of any stockholder of Holdco other than Mr. Gerald D. Putnam, then a proportionate number of the Holdco Shares of the Stockholder which have not been so Released and are subject to the Lock-Up shall simultaneously be Released, the number of the Stockholder's Holdco Shares being so Released being equal to the aggregate number of such Stockholder's Holdco Shares subject to the Lock-Up, multiplied by a fraction, the numerator of which shall be (1) in the case of (A) above, the number of NYSE Shares that were Released or (2) in the case of (B) above, the number of Other Holdco Shares of such other stockholder of Holdco (other than Mr. Gerald D. Putnam) that were Released, and the denominator of which shall be (1) in the case of (A) above, the aggregate number of NYSE Shares that were subject to contractual transfer restrictions immediately prior to such Release or (2) in the case of (B) above, the aggregate number of Other Holdco Shares held by such other stockholder (other than Mr. Gerald D. Putnam) immediately prior to such Release. If, on or prior to the first anniversary of the Closing Date, the Board of Directors of Holdco has not authorized and effected at least one Release (other than a Release of Other Holdco Shares held by or on behalf of Mr. Gerald D. Putnam) since the Closing Date, the Stockholder shall have a demand right (a "Demand Right"), exercisable once during any time between the first and second anniversaries of the Closing Date, to require Holdco to remove the Transfer restrictions under this Agreement from up to one-third of the Holdco Shares held subject to the Lock-Up by such Stockholder. If, on or prior to the second anniversary of the Closing Date, the Board of Directors of Holdco has not authorized or effected at least two Releases (other than a Release of Other Holdco Shares held by or on behalf of Mr. Gerald D. Putnam) since the Closing Date, the Stockholder shall have a Demand Right, exercisable once during any time between the second and third anniversaries of the Closing Date, to require Holdco to remove the Transfer restrictions under this Agreement from up to a number of Holdco Shares held subject to the Lock-Up by such Stockholder, such that at least one-third of such Stockholder's Holdco Shares issued in the Archipelago Merger shall remain subject to the Transfer restrictions under this Agreement. To effect a Demand Right, the Stockholder shall provide written notice (the "Demand Notice") to Holdco indicating the number of Holdco Shares held by the Stockholder to be included in the Demand Right. Holdco shall remove the Transfer restrictions under this Agreement on such Holdco Shares held by such Stockholder as indicated in its Demand Notice, on a date no later than five (5) business days after the date of receipt of such Demand Notice. For purposes hereof, "Release" means (with its cognates having corresponding meanings) any action or circumstance as a result of which the Transfer restrictions imposed on any shares of Holdco Common Stock issued in the NYSE LLC Merger or the Archipelago Merger that are subject to the Lock-Up are removed so that such shares become Transferable.

            (iv)  Whenever the Stockholder exercises a Demand Right, the Stockholder shall have the right (a "Registration Right") to simultaneously demand that Holdco effect the registration under the Securities Act of all or any portion of the Holdco Shares held by such Stockholder that are Released pursuant to such Stockholder's exercise of a Demand Right, to the extent that such Holdco Shares are "restricted securities" or "control securities" under the Securities Act or are otherwise not freely transferable in a single transaction in accordance with Rule 144(k), or any successor rule, promulgated under the Securities Act. To exercise a Registration

    Right, the Stockholder shall specify in the Demand Notice the number of Holdco Shares as to which it is requesting registration (which shall be equal to or less than the number of Holdco Shares specified by the Stockholder in its Demand Notice as being included in the Demand Right) and the intended method of disposition thereof. Holdco shall use its reasonable efforts to effect on customary terms the registration under the Securities Act of the Holdco Shares held by the Stockholder that are included in the Registration Right, to the extent necessary to permit the disposition (in accordance with the intended methods of disposition specified by the Stockholder in its Demand Notice) of the Holdco Shares held by the Stockholder that are included in the Registration Right; provided, however, that upon notice to the Stockholder, Holdco may postpone effecting a registration pursuant to this Section 2(a)(iv) for a reasonable period of time specified in the notice but not exceeding 90 days (which period may not be extended or renewed), if Holdco determines in good faith that (A) effecting the registration would materially and adversely affect an offering of securities of Holdco the preparation of which had been commenced prior to the date of the Demand Notice or (B) effecting the registration would require Holdco to disclose material non-public information the disclosure of which during the period specified in Holdco's notice would not be in the best interests of Holdco. As soon as practicable after the date hereof, the Stockholder and Holdco shall execute a registration rights agreement upon customary terms setting forth in greater detail the terms and conditions of the registration rights set forth in this Section 2(a)(iv), including terms and conditions as to registration procedures, underwriting arrangements, timing, expenses, blackout periods and indemnification, and shall prepare and execute such other documents as may be reasonably required to effectuate this Section 2(a)(iv).

             (v)  Notwithstanding anything to the contrary set forth in Section 2(a)(ii), if at any time from and after the Effective Time and until the Stockholder shall no longer hold any Holdco Shares that are subject to the Transfer restrictions of this Agreement, Holdco proposes to file a Registration Statement under the Securities Act with respect to an offering by Holdco for its own account (other than a Registration Statement on Form S-4 or S-8 or any successor thereto) and decides to permit certain of its stockholders to participate in such registered offering, then Holdco shall give written notice of such proposed filing to the Stockholder at least fifteen (15) days prior to the anticipated filing date of the registration statement describing the proposed registration, and shall permit the Stockholder to participate in such registered offering pro rata with the other Holdco stockholders participating in such registered offering. If at any time from and after the Effective Time and until such time as the Stockholder shall no longer hold any Holdco Shares that are subject to the Transfer restrictions of this Agreement, Holdco agrees to file a Registration Statement under the Securities Act for the account of any or all of the stockholders whose names are set forth in Exhibit B or any stockholder who was a NYSE Member immediately prior to the Mergers in respect of such stockholder's NYSE Shares, then the Stockholder shall have the right to participate in such offering, pari passu with all of the other stockholders participating in such offering; provided, however, that in connection with any such registration involving an underwritten offering, Holdco shall not be required to include any shares of Holdco Common Stock in such underwritten offering unless the Stockholder accepts the terms of the underwritten offering as agreed upon by Holdco, such other stockholders participating in such offering, and the underwriter for such offering; and then only in such quantity as is equal to the pro rata share of the maximum number of Holdco Shares and NYSE Shares to be included in such offering as reasonably determined by the underwriter for such offering.

            (vi)  It is hereby agreed and acknowledged by the parties that, upon the release of any of the Stockholder's Holdco Shares from the Lock-Up pursuant to Section 2(a)(iii) hereof, if the Board of Directors of Holdco shall have designated prior to such release a broker and/or the manner of the Transfer of such Holdco Shares to be released, the Stockholder shall Transfer such shares in connection with such release only through such broker (or through Goldman, Sachs & Co. or its affiliates) and in such manner as designated by the Board of Directors of Holdco.

          (b)    Agreement to Vote.

              (i)  At the Archipelago Stockholders Meeting or at any adjournment, postponement or continuation thereof or in any other circumstances (including any other annual or special meeting of the stockholders of Archipelago or any action by prior written consent) occurring prior to the Archipelago Stockholders Meeting in which a vote, consent or other approval with respect to the Proposed Transaction or any other Acquisition Proposal (whether or not a Superior Proposal) with respect to Archipelago is sought (subject to the possible application of Section C of Article IV of the Certificate of Incorporation of Archipelago and, in the event of such application, to the fullest extent permitted thereby), the Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of such Stockholder's Shares (A) in favor of the Proposed Transaction and (B) against (i) any other Acquisition Proposal (whether or not a Superior Proposal) with respect to Archipelago, (ii) any proposal for any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of Archipelago or any of its subsidiaries that is in competition or inconsistent with the Proposed Transaction, or any proposal to effect the foregoing which is made in opposition to or in competition with the adoption or approval of the Proposed Transaction, (iii) any liquidation or winding up of Archipelago, (iv) any extraordinary dividend by Archipelago (other than the payment of any cash dividend that Archipelago is expressly permitted to make under the Merger Agreement), (v) any change in the capital structure of Archipelago (other than any change in capital structure resulting from the Mergers or expressly permitted under the Merger Agreement) and (vi) any other action that would reasonably be expected to (1) impede, delay, postpone or interfere with the Proposed Transaction or (2) result in a breach of any of the covenants, representations, warranties or other obligations or agreements of Archipelago under the Merger Agreement that would reasonably be expected to materially adversely affect Archipelago.

             (ii)  In the event that the Merger Agreement shall be terminated under circumstances in which the Termination Fee and Expense Reimbursement would be payable by Archipelago pursuant to Section 9.5(c) of the Merger Agreement, for fifteen (15) months following such termination, the Stockholder hereby irrevocably and unconditionally agrees that it shall (A) not Transfer (or agree to Transfer) any of such Stockholder's Shares; and (B) at any annual or special meeting of the stockholders of Archipelago or in any other circumstances in which a vote, consent or other approval (including by written consent) with respect to any Acquisition Proposal is sought, shall (x) subject to the possible application of Section C of Article IV of the Certificate of Incorporation of Archipelago and, in the event of such application, to the fullest extent permitted thereby, vote or cause to be voted all of such Stockholder's Shares against any such Acquisition Proposal and (y) refrain from encouraging, facilitating or supporting in any way any such Acquisition Proposal, any proposal that would reasonably be expected to lead to any such Acquisition Proposal, or any agreement to undertake any such Acquisition Proposal; provided, however, that notwithstanding any other provision of this Agreement, the obligation of the Stockholder to vote or to cause to be voted all of such Stockholder's Shares pursuant to this Section 2(ii) shall only apply to an aggregate number of Shares held by such Stockholder equal to 15.8% of the total number of shares of Common Stock issued and outstanding as of the date of any such vote by such Stockholder.

            (iii)  From and after the date hereof, except as otherwise permitted by this Agreement or the Merger Agreement or as required by order of a court of competent jurisdiction, the Stockholder shall not commit any act that could restrict or otherwise affect such Stockholder's legal power, authority and right to vote all of its Shares as required by this Agreement, including entering into any voting agreement with any person or entity with respect to any of its Shares, granting any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of its Shares, depositing any of its Shares in a voting trust or otherwise entering into any agreement or arrangement with any person or entity limiting or affecting the Stockholder's legal power, authority or right to vote its Shares in favor of the approval of the Proposed Transaction.

          (c)    No Solicitation.    The Stockholder shall not, and shall not permit any of its controlled affiliates (other than any funds or portfolio companies) to, and shall not act in concert with or permit any controlled affiliate to act in concert with any person to make, or in any manner participate in, directly or indirectly, a "solicitation" (as such term is defined in the rules of the United States Securities and Exchange Commission) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock intended to facilitate any Acquisition Proposal with respect to Archipelago or to cause the failure of the stockholders of Archipelago to approve and adopt the Proposed Transaction. In addition, the Stockholder agrees that it shall not, and shall direct any investment banker, attorney, agent or other adviser or representative of such Stockholder not to, directly or indirectly, through any officer, director, agent or otherwise, (i) enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, any person, other than NYSE, relating to any Acquisition Proposal with respect to Archipelago, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal with respect to Archipelago or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal with respect to Archipelago; provided, however, that the foregoing shall not prohibit any Stockholder who is a director or officer of the Company from taking any actions as a director or officer with respect to the foregoing which are expressly permitted by Section 7.2(c) of the Merger Agreement. The Stockholder hereby represents that, as of the date hereof, it is not aware of any discussions or negotiations relating to any Acquisition Proposal with respect to Archipelago with any party other than NYSE.

          (d)   The Stockholder hereby agrees not to commit or agree to take any of the foregoing actions or take any action (other than any actions that are expressly permitted by this Agreement) that would have the effect of preventing, impeding, interfering with or adversely affecting the Stockholder's ability to perform its obligations under this Agreement.

        Section 3.    Stockholder Capacity.    If and to the extent any director or executive officer of any of the entities constituting the Stockholder executing this Agreement is or becomes during the term of this Agreement a director or officer of Archipelago, such Stockholder shall not be deemed to make any agreement or understanding herein in his or her capacity as a director or officer of Archipelago. The Stockholder is entering into this Agreement solely in such Stockholder's capacity as the record holder or beneficial owner of such Stockholder's Shares and nothing herein shall limit or affect any actions taken by any director or executive officer of any of the entities constituting the Stockholder in his or her capacity as a director or officer of Archipelago to the extent such actions are permitted by the Merger Agreement.

        Section 4.    Publication.    The Stockholder hereby authorizes NYSE and Archipelago to publish and disclose in the Joint Proxy Statement/Prospectus (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

        Section 5.    Additional Shares.    If, after the date hereof, the Stockholder acquires beneficial or record ownership of any additional shares of capital stock of Archipelago (any such shares, "Additional Shares"), including upon exercise of any option, warrant or other right to acquire shares of capital stock of Archipelago or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares, without action by any person or entity, immediately upon the acquisition by the Stockholder of beneficial ownership of such Additional Shares.

        Section 6.    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 7.    Executed in Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        Section 8.    Specific Performance.    The Stockholder acknowledges and agrees that (i) the covenants, obligations and agreements of such Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) NYSE is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause NYSE irreparable injury for which adequate remedies are not available at law. Therefore, the Stockholder agrees that NYSE shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Stockholder from committing any violation of such covenants, obligations or agreements.

        Section 9.    Governing Law; Submission to Jurisdiction.    This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by, and enforced in accordance with, the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns shall be brought and determined in the state and federal courts of the State of Delaware, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this agreement, any claim (a) that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of judgment, execution of judgment, or otherwise), or (c) to the fullest extent permitted by the applicable law, that (i) the suit, action or proceeding in such courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by the aforesaid courts.

        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

        Section 10.    Amendments; Waivers, etc.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all parties hereto. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought. NYSE agrees that, if the Support and Lock-Up Agreement, dated as of the date hereof, by and among NYSE and the stockholders set forth on Exhibit B, shall be amended in a manner that is favorable to such stockholders, NYSE shall provide the Stockholder with the right to make the same amendment to this Agreement.

        Section 11.    Successors and Assigns; No Third-Party Beneficiaries.    This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided, however, that NYSE may, in its sole discretion, assign or transfer all or any of its rights under this Agreement to any direct or indirect wholly owned subsidiary of NYSE; provided, further, that any such assignment shall not relieve NYSE of its obligations hereunder. This Agreement shall be binding upon the respective heirs, legal representatives and permitted transferees of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, legal representatives and permitted transferees, any right, remedy or claim under or in respect of this Agreement or any provision hereof. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law. Without limiting the scope or effect of the restrictions on Transfer set forth in Section 2(a), the Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

        Section 12.    Notices.    Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

          (a)   If to NYSE, to:

      New York Stock Exchange, Inc.
      11 Wall Street 6th Floor
      New York, NY 10005
      Attention: Richard P. Bernard, Esq.

      with a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, NY 10019
      Tel: (212) 403-1000
      Fax: (212) 403-2000
      Attention: David C. Karp, Esq.

          (b)   If to the Stockholder, at the address set forth under such Stockholder's name on Exhibit A hereto, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

        Section 13.    Termination.

          (a)   In the event that the Merger Agreement shall be terminated under circumstances in which the Termination Fee and Expense Reimbursement would be payable by Archipelago pursuant to Section 9.5(c) of the Merger Agreement, Sections 2(b)(ii) and 2(b)(iii) of this Agreement shall terminate on the 15-month anniversary of such termination of the Merger Agreement.

          (b)   Provided that the Mergers have been consummated, Sections 2(a)(ii) through 2(a)(vi) of this Agreement shall terminate on the fifth anniversary of the Closing Date or such earlier time as all Holdco Shares owned beneficially or of record by any Stockholder have been Released from the Lock-Up.

          (c)   Sections 6 through 16, inclusive, of this Agreement shall survive the termination of this Agreement.

          (d)   Except as otherwise provided in Sections 13(a) through (c), inclusive, this Agreement shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement.

          (e)   No party hereto shall be relieved from any liability for intentional breach of this Agreement by reason of any such termination.

        Section 14.    Integration.    This Agreement (together with the Merger Agreement to the extent referenced herein), including Exhibit A and Exhibit B hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof and thereof.

        Section 15.    Mutual Drafting.    Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

        Section 16.    Interpretation.    References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in this Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a governmental body or authority. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 17.    Joint and Several Nature of Obligations and Rights.    The obligations and rights of each entity constituting the Stockholder under this Agreement are joint and several with the obligations of each other such entity constituting the Stockholder.

SIGNATURE PAGE FOLLOWS

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEW YORK STOCK EXCHANGE, INC.
By:
Name: Title:
GENERAL ATLANTIC PARTNERS 77, L.P. By: General Atlantic LLC, its general partner
By:
Name: Title:
GAP-W HOLDINGS, L.P. By: General Atlantic LLC, its general partner
By:
Name: Title:
GAPSTAR, LLC By: General Atlantic LLC, its sole member
By:
Name: Title:
GAP COINVESTMENT PARTNERS II, L.P.
By:
Name: Title:
GAPCO GMBH & CO. KG By: GAPCO Management GmbH, its general partner
By:
Name: Title:

Exhibit A
Ownership of Shares by the Stockholder

Name	Address	Number of Shares
GENERAL ATLANTIC PARTNERS 77, L.P.	c/o General Atlantic Service Corporation 3 Pickwick Plaza Greenwich, Connecticut 06830	7,193,963
GAP-W HOLDINGS, L.P.	c/o General Atlantic Service Corporation 3 Pickwick Plaza Greenwich, Connecticut 06830	2,437,604
GAPSTAR, LLC	c/o General Atlantic Service Corporation 3 Pickwick Plaza Greenwich, Connecticut 06830	129,835	*
GAP COINVESTMENT PARTNERS II, L.P.	c/o General Atlantic Service Corporation 3 Pickwick Plaza Greenwich, Connecticut 06830	605,064
GAPCO GMBH & CO. KG	c/o General Atlantic Service Corporation 3 Pickwick Plaza Greenwich, Connecticut 06830	14,039

*
Gapstar, LLC, a wholly owned subsidiary of General Atlantic, LLC, has pledged and granted a security interest in its shares to a financial institution to secure its obligations to such financial institution.

Exhibit B

        GS Archipelago Investment, L.L.C.

        SLK-Hull Derivatives LLC

        Goldman Sachs Execution and Clearing, L.P.

Exhibit C

Form of Support and Lock-Up Agreement
for
GSP, LLC

FORM OF SUPPORT AND LOCK-UP AGREEMENT

        This SUPPORT AND LOCK-UP AGREEMENT (this "Agreement"), dated as of April 20, 2005, is by and among GSP, LLC (the "Stockholder"), in its capacity as a stockholder of Archipelago Holdings, Inc., a Delaware corporation ("Archipelago"), and New York Stock Exchange, Inc., a New York Type A not-for-profit corporation ("NYSE"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Merger Agreement.

        WHEREAS, concurrently with the execution and delivery of this Agreement, Archipelago and NYSE are entering into an Agreement and Plan of Merger (the "Merger Agreement"), providing for the Mergers, pursuant to which former holders of equity interests in each of NYSE and Archipelago shall become holders of equity interests in Holdco, upon the terms and subject to the conditions set forth in the Merger Agreement; and

        WHEREAS, in order to induce the NYSE to enter into the Merger Agreement, the Stockholder desires to enter into this Agreement, to take the applicable actions set forth in this Agreement, and to be bound by the obligations and restrictions contained herein.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, each of the parties hereto agree as follows:

        Section 1.    Representations and Warranties of the Stockholder.    The Stockholder hereby represents and warrants to NYSE as follows:

          (a)    Title.    As of the date hereof, the Stockholder "beneficially owns" (as such term is defined in Rules 13d-3 and 16a-1 promulgated under the Securities Exchange Act of 1934, as amended) or owns of record, and is entitled to dispose of (or direct the disposition of), the number of shares of common stock, par value $0.01 per share, of Archipelago (the "Common Stock") set forth on Exhibit A hereto (such shares, including any Additional Shares (as hereinafter defined), the "Shares" of such Stockholder). For the avoidance of doubt, any shares of Common Stock issuable to Mr. Gerald D. Putnam upon the exercise of employee stock options held by Mr. Gerald D. Putnam shall only be counted among the Stockholder's Shares if and to the extent that such shares of Common Stock are actually issued to Mr. Gerald D. Putnam upon such exercise.

          (b)    Right to Vote.    As of the date hereof and for so long as this Agreement shall remain in effect with respect to this Section 1 (including on the date of the Archipelago Stockholders Meeting, which, for purposes of this Agreement, shall be deemed to include any adjournment or postponement thereof), except to the extent modified by this Agreement and, if applicable, Section C of Article IV of the Certificate of Incorporation of Archipelago, the Stockholder has and at all times shall have full legal power, authority and right to vote all of the Stockholder's Shares, without the consent or approval of, or any other action on the part of, any other person or entity, in favor of the approval and authorization of the Mergers, the Merger Agreement and the other transactions contemplated thereby (collectively, the "Proposed Transaction"). Without limiting the generality of the foregoing, the Stockholder has not entered into any voting agreement (other than this Agreement) with any person or entity with respect to any of the Stockholder's Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Stockholder's Shares, deposited any of the Stockholder's Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting his legal power, authority or right to vote the Shares on any matter, in each case inconsistent with the Stockholder's obligations under this Agreement.

          (c)    Authority.    The Stockholder has all requisite legal power, authority and right to execute and deliver, and to perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable). This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. If the Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (d)    Conflicting Instruments.    The execution and delivery of this Agreement and the performance by the Stockholder of the Stockholder's agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which the Stockholder is a party or by which the Stockholder (or any of the Stockholder's assets or properties) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not reasonably be expected to impair or adversely affect the Stockholder's ability to perform the Stockholder's obligations under this Agreement or render inaccurate in any material respect any of the representations made herein by the Stockholder; and no authorization, consent or approval of any governmental body or authority or other person is necessary for the execution of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder. Without limiting the generality of the foregoing, none of (i) the execution and delivery of this Agreement by the Stockholder, (ii) the consummation by the Stockholder of the transactions contemplated hereby and (iii) compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Stockholder, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any material contract, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which any Stockholder or any of the Stockholder's Shares or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing which, individually or in the aggregate, would not reasonably be expected to impair or adversely affect in any way the Stockholder's ability to perform its obligations under this Agreement or render inaccurate in any material respect any of the representations made herein by the Stockholder.

          (e)    Shares.    Except as set forth on such Exhibit A, neither the Stockholder nor any Subsidiary of the Stockholder owns or holds any right to acquire any additional shares of any class of capital stock of Archipelago or other securities of Archipelago or any interest therein or any voting rights with respect to any securities of Archipelago. The Stockholder has good and valid title to the Shares denoted as being owned by the Stockholder on Exhibit A, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, (ii) as set forth on Exhibit A and (iii) those which would not reasonably be expected to impair or adversely affect the Stockholder's ability to perform its obligations under this Agreement.

          (f)    Reliance By NYSE.    The Stockholder understands and acknowledges that NYSE is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement, the Stockholder's performance of the Stockholder's obligations under this Agreement, and the accuracy of the Stockholder's representations and warranties set forth in this Agreement.

          (g)    Litigation.    As of the date hereof, there is no action, proceeding or investigation pending or, to the Stockholder's knowledge, threatened, against the Stockholder that calls into question the validity of this Agreement or any action taken or to be taken by the Stockholder in connection with this Agreement.

        Section 2.    Covenants of the Stockholder.    The Stockholder hereby agrees as follows:

          (a)    Restrictions on Transfer.

              (i)  Until the termination of this Agreement as to this Section 2(a)(i) in accordance with the provisions of Section 13, the Stockholder shall not Transfer or agree to Transfer any or all such Stockholder's Shares to any Person. Notwithstanding the foregoing, the Stockholder shall be permitted to pledge or hypothecate, or gift to a charity, a portion of such Stockholder's Shares as follows: (A) the aggregate number of Shares that the Stockholder may pledge, hypothecate or gift to a charity shall not exceed 301,212 Shares, and (B) the aggregate value of all of the Shares that such Stockholder may gift pursuant to this sentence, whether on one or multiple occasions, shall not exceed $750,000, as calculated by multiplying the number of Shares gifted on any given date with the closing price per share of the Common Stock on the date on which such gift is made. As used in this agreement, the term "Transfer" means (with its cognates having corresponding meanings), with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, conversion or the grant, creation or sufferage of a lien or encumbrance in or upon, or the gift, placement in trust, or the constructive sale or other disposition of such security or any right, title or interest therein (including but not limited to any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or the record or beneficial ownership thereof, any offer to make such a sale, transfer, constructive sale or other disposition, and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term "constructive sale" means a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

             (ii)  From and after the Effective Time until the Lock-Up Expiration Date (as defined below), the Stockholder shall not Transfer or agree to Transfer (as such term is defined above) any shares of Holdco common stock (the "Holdco Common Stock") which such Stockholder has received or has a right to receive in the Archipelago Merger in respect of the Stockholder's Shares (such shares of Holdco Common Stock being referred to hereinafter as the Stockholder's "Holdco Shares," and any shares of Holdco Common Stock which any other stockholder of Holdco has received or has a right to receive in the Archipelago Merger in respect of any shares of Common Stock held by such other stockholder prior to the Archipelago Merger that are subject to any transfer restrictions, as "Other Holdco Shares"); provided, however, that notwithstanding the foregoing, the Stockholder shall be permitted to pledge, hypothecate or gift to a charity all or a portion of its Holdco Shares prior to the applicable Lock-Up Expiration Date. For purposes of this Agreement, the "Lock-Up Expiration Date" means the first anniversary of the Closing Date. The transfer restrictions set forth in this Section 2(a)(ii) shall hereinafter be referred to as the "Lock-Up." A legend shall be placed on each certificate representing any Holdco Shares to the effect that such Holdco Shares are subject to the Lock-Up, which legend shall be removed from a certificate upon the occurrence of the Lock-Up Expiration Date with respect to all of the Holdco Shares represented by such certificate.

            (iii)  Notwithstanding anything to the contrary set forth in Section 2(a)(ii) hereof, if the Board of Directors of Holdco shall, in its sole discretion, Release (as hereinafter defined) (A) any shares of Holdco Common Stock issued in the NYSE LLC Merger (such shares being referred to hereinafter as the "NYSE Shares") that were subject to transfer restrictions immediately prior to such Release or (B) any Other Holdco Shares, then a proportionate number of the Holdco Shares of the Stockholder which have not been so Released and are subject to the Lock-Up shall simultaneously be Released, the number of the Stockholder's Holdco Shares being so Released being equal to the aggregate number of such Stockholder's Holdco Shares subject to the Lock-Up, multiplied by a fraction, the numerator of which shall be (1) in the case of (A) above, the number of NYSE Shares that were Released or (2) in the case of (B) above, the number of Other Holdco Shares that were Released, and the denominator of which shall be (1) in the case of (A) above, the aggregate number of NYSE Shares that were subject to transfer restrictions immediately prior to such Release or (2) in the case of (B) above, the aggregate number of Other Holdco Shares held, immediately prior to such Release, by such other stockholder of Holdco all or a portion of whose Other Holdco Shares have been so Released. For purposes hereof, "Release" means (with its cognates having corresponding meanings) any action or circumstance as a result of which the Transfer restrictions imposed on any shares of Holdco Common Stock issued in the NYSE LLC Merger or the Archipelago Merger that are subject to the Lock-Up are removed so that such shares become Transferable.

          (b)    Agreement to Vote.

              (i)  At the Archipelago Stockholders Meeting or at any adjournment, postponement or continuation thereof or in any other circumstances (including any other annual or special meeting of the stockholders of Archipelago or any action by prior written consent) occurring prior to the Archipelago Stockholders Meeting in which a vote, consent or other approval with respect to the Proposed Transaction or any other Acquisition Proposal (whether or not a Superior Proposal) with respect to Archipelago is sought (subject to the possible application of Section C of Article IV of the Certificate of Incorporation of Archipelago and, in the event of such application, to the fullest extent permitted thereby), the Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of such Stockholder's Shares (A) in favor of the Proposed Transaction and (B) against (i) any other Acquisition Proposal (whether or not a Superior Proposal) with respect to Archipelago, (ii) any proposal for any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of Archipelago or any of its subsidiaries that is in competition or inconsistent with the Proposed Transaction, or any proposal to effect the foregoing which is made in opposition to or in competition with the adoption or approval of the Proposed Transaction, (iii) any liquidation or winding up of Archipelago, (iv) any extraordinary dividend by Archipelago (other than the payment of any cash dividend that Archipelago is expressly permitted to make under the Merger Agreement), (v) any change in the capital structure of Archipelago (other than any change in capital structure resulting from the Mergers or expressly permitted under the Merger Agreement) and (vi) any other action that would reasonably be expected to (1) impede, delay, postpone or interfere with the Proposed Transaction or (2) result in a breach of any of the covenants, representations, warranties or other obligations or agreements of Archipelago under the Merger Agreement that would reasonably be expected to materially adversely affect Archipelago.

             (ii)  In the event that the Merger Agreement shall be terminated under circumstances in which the Termination Fee and Expense Reimbursement would be payable by Archipelago pursuant to Section 9.5(c) of the Merger Agreement, for fifteen (15) months following such termination, the Stockholder hereby irrevocably and unconditionally agrees that it shall (A) not Transfer (or agree to Transfer) any of such Stockholder's Shares; provided, however, that the Stockholder shall be permitted to pledge, hypothecate or gift to a charity his Shares during such 15-month period; and (B) at any annual or special meeting of the stockholders of

    Archipelago or in any other circumstances in which a vote, consent or other approval (including by written consent) with respect to any Acquisition Proposal is sought, shall (x) subject to the possible application of Section C of Article IV of the Certificate of Incorporation of Archipelago and, in the event of such application, to the fullest extent permitted thereby, vote or cause to be voted all of such Stockholder's Shares against any such Acquisition Proposal and (y) refrain from encouraging, facilitating or supporting in any way any such Acquisition Proposal, any proposal that would reasonably be expected to lead to any such Acquisition Proposal, or any agreement to undertake any such Acquisition Proposal; provided, however, that notwithstanding any other provision of this Agreement, the obligation of the Stockholder to vote or to cause to be voted all of such Stockholder's Shares pursuant to this Section 2(ii) shall only apply to an aggregate number of Shares held by such Stockholder equal to 2.1% of the total number of shares of Common Stock issued and outstanding as of the date of any such vote by such Stockholder. Notwithstanding anything to the contrary in this Section 2(b)(ii), if the Stockholder votes for the Proposed Transaction at the Archipelago Stockholders Meeting or at any adjournment, postponement or continuation thereof or in any other circumstances (including any other annual or special meeting of the stockholders of Archipelago or any action by prior written consent) in which a vote, consent or other approval with respect to the Proposed Transaction is sought, but notwithstanding the Stockholder's vote in favor the Archipelago Requisite Vote is not obtained, then the Stockholder shall not be subject to the transfer restrictions and voting agreement set forth in this Section 2(b)(ii).

            (iii)  From and after the date hereof, except as otherwise permitted by this Agreement or the Merger Agreement or as required by order of a court of competent jurisdiction, the Stockholder shall not commit any act that could restrict or otherwise affect such Stockholder's legal power, authority and right to vote all of its Shares as required by this Agreement, including entering into any voting agreement with any person or entity with respect to any of its Shares, granting any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of its Shares, depositing any of its Shares in a voting trust or otherwise entering into any agreement or arrangement with any person or entity limiting or affecting the Stockholder's legal power, authority or right to vote its Shares in favor of the approval of the Proposed Transaction.

          (c)    No Solicitation.    The Stockholder shall not, and shall not permit any of its controlled affiliates (other than any funds or portfolio companies) to, and shall not act in concert with or permit any controlled affiliate to act in concert with any person to make, or in any manner participate in, directly or indirectly, a "solicitation" (as such term is defined in the rules of the United States Securities and Exchange Commission) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock intended to facilitate any Acquisition Proposal with respect to Archipelago or to cause the failure of the stockholders of Archipelago to approve and adopt the Proposed Transaction. In addition, the Stockholder agrees that it shall not, and shall direct any investment banker, attorney, agent or other adviser or representative of such Stockholder not to, directly or indirectly, through any officer, director, agent or otherwise, (i) enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, any person, other than NYSE, relating to any Acquisition Proposal with respect to Archipelago, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal with respect to Archipelago or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal with respect to Archipelago; provided, however, that the foregoing shall not prohibit any Stockholder who is a director or officer of the Company from taking any actions as a director or officer with respect to the foregoing which are expressly permitted by Section 7.2(c) of the Merger Agreement. The Stockholder hereby represents that, as of the date hereof, it is not aware of any discussions or negotiations relating to any Acquisition Proposal with respect to Archipelago with any party other than NYSE.

          (d)   The Stockholder hereby agrees not to commit or agree to take any of the foregoing actions or take any action (other than any actions that are expressly permitted by this Agreement) that would have the effect of preventing, impeding, interfering with or adversely affecting the Stockholder's ability to perform its obligations under this Agreement.

        Section 3.    Stockholder Capacity.    If and to the extent any director or executive officer of the Stockholder executing this Agreement is or becomes during the term of this Agreement a director or officer of Archipelago, such Stockholder shall not be deemed to make any agreement or understanding herein in his or her capacity as a director or officer of Archipelago. The Stockholder is entering into this Agreement solely in such Stockholder's capacity as the record holder or beneficial owner of such Stockholder's Shares and nothing herein shall limit or affect any actions taken by the any director or executive officer of the Stockholder in his or her capacity as a director or officer of Archipelago to the extent such actions are permitted by the Merger Agreement.

        Section 4.    Publication.    The Stockholder hereby authorizes NYSE and Archipelago to publish and disclose in the Joint Proxy Statement/Prospectus (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

        Section 5.    Additional Shares.    If, after the date hereof, the Stockholder acquires beneficial or record ownership of any additional shares of capital stock of Archipelago (any such shares, "Additional Shares"), including upon exercise of any option, warrant or other right to acquire shares of capital stock of Archipelago or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. In addition, the Stockholder agrees that any shares of capital stock of Archipelago acquired by Mr. Gerald D. Putnam after the date of this Agreement pursuant to the exercise by him of any employee stock options shall be regarded as Additional Shares beneficially owned by the Stockholder for all purposes of this Agreement. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares, without action by any person or entity, immediately upon the acquisition by the Stockholder of beneficial ownership of such Additional Shares. For the avoidance of doubt, any employee stock options acquired by Mr. Gerald D. Putnam after the date hereof shall only be counted among the Stockholder's Additional Shares if and to the extent that such options are exercised by Mr. Gerald D. Putnam.

        Section 6.    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 7.    Executed in Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        Section 8.    Specific Performance.    The Stockholder acknowledges and agrees that (i) the covenants, obligations and agreements of such Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) NYSE is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause NYSE irreparable injury for which adequate remedies are not available at law. Therefore, the Stockholder agrees that NYSE shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Stockholder from committing any violation of such covenants, obligations or agreements.

        Section 9.    Governing Law; Submission to Jurisdiction.    This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by, and enforced in accordance with, the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns shall be brought and determined in the state and federal courts of the State of Delaware, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this agreement, any claim (a) that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of judgment, execution of judgment, or otherwise), or (c) to the fullest extent permitted by the applicable law, that (i) the suit, action or proceeding in such courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by the aforesaid courts.

        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

        Section 10.    Amendments; Waivers, etc.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all parties hereto. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

        Section 11.    Successors and Assigns; No Third-Party Beneficiaries.    This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided, however, that NYSE may, in its sole discretion, assign or transfer all or any of its rights under this Agreement to any direct or indirect wholly owned subsidiary of NYSE; provided, further, that any such assignment shall not relieve NYSE of its obligations hereunder. This Agreement shall be binding upon the respective heirs, legal representatives and permitted transferees of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, legal representatives and permitted transferees, any right, remedy or claim under or in respect of this Agreement or any provision hereof. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law. Without limiting the scope or effect of the restrictions on Transfer set forth in Section 2(a), the Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

        Section 12.    Notices.    Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

  (a)
  If to NYSE, to:

      New York Stock Exchange, Inc.
      11 Wall Street 6th Floor
      New York, NY 10005
      Attention: Richard P. Bernard, Esq.

      with a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, NY 10019
      Tel: (212) 403-1000
      Fax: (212) 403-2000
      Attention: David C. Karp, Esq.

          (b)   If to the Stockholder, at the address set forth under such Stockholder's name on Exhibit A hereto, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

        Section 13.    Termination.

          (a)   In the event that the Merger Agreement shall be terminated under circumstances in which the Termination Fee and Expense Reimbursement would be payable by Archipelago pursuant to Section 9.5(c) of the Merger Agreement, Sections 2(b)(ii) and 2(b)(iii) of this Agreement shall terminate on the 15-month anniversary of such termination of the Merger Agreement.

          (b)   Provided that the Mergers have been consummated, Sections 2(a)(ii) and 2(a)(iii) of this Agreement shall terminate on the first anniversary of the Closing Date or such earlier time as all Holdco Shares owned beneficially or of record by any Stockholder have been Released from the Lock-Up.

          (c)   Sections 6 through 16, inclusive, of this Agreement shall survive the termination of this Agreement.

          (d)   Except as otherwise provided in Sections 13(a) through (c), inclusive, this Agreement shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement.

          (e)   No party hereto shall be relieved from any liability for intentional breach of this Agreement by reason of any such termination.

        Section 14.    Integration.    This Agreement (together with the Merger Agreement to the extent referenced herein), including Exhibit A hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof and thereof.

        Section 15.    Mutual Drafting.    Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

        Section 16.    Interpretation.    References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in this Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a governmental body or authority. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

SIGNATURE PAGE FOLLOWS

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEW YORK STOCK EXCHANGE, INC.
By:
Name: Title:
GSP, LLC
By: GDP Inc.
By:
By: Gerald D. Putnam Title: President

Exhibit A
Ownership of Shares by the Stockholder

Name	Address	Number of Shares
GSP, LLC.	GSP, LLC Archipelago Holdings, Inc. ATTN: Legal Department 100 South Wacker Drive, Suite 1800 Chicago, IL 60606	1,204,848

QuickLinks

AGREEMENT AND PLAN OF MERGER by and among NEW YORK STOCK EXCHANGE, INC., ARCHIPELAGO HOLDINGS, INC. and SUCH OTHER PERSONS THAT BECOME SIGNATORIES HERETO PURSUANT TO THE TERMS HEREOF Dated as of April 20, 2005
TABLE OF CONTENTS
ARTICLE I Formation of NYSE Merger Corporation Sub, Holdco, Holdco Subsidiaries and Trust
ARTICLE II The Mergers, NYSE Regulation Transfer, NYSE Market Contribution and SIAC Distribution
ARTICLE III Governing Documents at the Effective Time
ARTICLE IV Officers and Directors at the Effective Time
ARTICLE IV Effect of the Mergers on Membership Interests and Capital Stock
ARTICLE VI Representations and Warranties
ARTICLE VII Covenants
ARTICLE VIII Conditions
ARTICLE IX Termination
ARTICLE X Miscellaneous and General
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I Formation of NYSE Merger Corporation Sub, Holdco, Holdco Subsidiaries and Trust
ARTICLE II The Mergers, NYSE Regulation Transfer, NYSE Market Contribution and SIAC Distribution
ARTICLE III Governing Documents at the Effective Time
ARTICLE IV Officers and Directors at the Effective Time
ARTICLE V Effect of the Mergers on Membership Interests and Capital Stock
ARTICLE VI Representations and Warranties
ARTICLE VII Covenants
ARTICLE VIII Conditions
ARTICLE IX Termination
ARTICLE X Miscellaneous and General
DEFINED TERMS
Form of Support and Lock-Up Agreement for Goldman Sachs
Exhibit B
Form of Support and Lock-Up Agreement for General Atlantic
Form of Support and Lock-Up Agreement for GSP, LLC